   As filed with the Securities and Exchange Commission on September 12, 1994
                                              Registration No. 33-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------

                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ------------------------

                           BENSON EYECARE CORPORATION
             (Exact name of registrant as specified in its charter)
     Delaware                        5048                       13-3368387
  (State or other        (Primary Standard Industrial       (I.R.S. Employer
  jurisdiction of        Classification Code Number)        Identification No.)
  incorporation or
   organization)

                           ------------------------

  Suite B-302, 555 Theodore Fremd Avenue, Rye, New York 10580 (914) 967-9400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ------------------------

                              MARTIN E. FRANKLIN
                Chairman of the Board, Chief Executive Officer
                                 and President
                          Benson Eyecare Corporation
                                  Suite B-302
                           555 Theodore Fremd Avenue
                             Rye, New York  10580
                                (914) 967-9400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------

                                   Copy to:
                          WILLIAM J. GRANT, JR., ESQ.
                             BRUCE R. KRAUS, ESQ.
                           Willkie Farr & Gallagher
                              One Citicorp Center
                             153 East 53rd Street
                           New York, NY  10022-4669
                                (212) 821-8000

                           ------------------------

        Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of a wholly owned subsidiary of Benson Eyecare Corporation with and into Optical Radiation Corporation pursuant to the Merger Agreement described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                           ------------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================
                                          Proposed     Proposed
                                          maximum      maximum
  Title of each class of       Amount     offering     aggregate     Amount of
     securities to be           to be     price per    offering    registration
      registered (1)         registered     unit        price         fee (2)
- --------------------------------------------------------------------------------
Common Stock, $0.01 par
 value (3)..................  8,000,000   $7.125(4)   $57,000,000 $12,976.40
                               shares
- --------------------------------------------------------------------------------
Rights (5)..................  5,897,738    $2.00      $11,795,476      ---
================================================================================

     (1) This Registration Statement relates to securities issuable in connection with the merger (the "Merger") of Benson Acquisition Corporation, a wholly owned subsidiary of Benson Eyecare Corporation ("Benson"), with and into Optical Radiation Corporation ("ORC").

     (2) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the ORC common stock (including stock options) to be exchanged in the Merger (which value was calculated using the average of the high and low prices per share of ORC common stock, par value $0.50 per share ("ORC Common Stock"), on the Nasdaq National Market on September 8, 1994) and the amount of cash to be paid by Benson in connection with the Merger. Pursuant to Rule 457(b), the registration fee payable upon the filing of this Registration Statement may be reduced by the amount of the filing fee paid in connection with Benson's and ORC's preliminary Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus"). A fee of $29,856.84 was paid on July 22, 1994 upon the filing under the Securities Exchange Act of 1934 of the Joint Proxy Statement/Prospectus. Therefore, the registration fee payable upon the filing of this Registration Statement is $0.00.

     (3) The 8,000,000 shares of Benson common stock, par value $0.01 per share ("Benson Common Stock"), being registered represent an estimate of shares of Benson Common Stock issuable in connection with the Merger.

     (4) Represents the closing price of Benson Common Stock on the American Stock Exchange on September 8, 1994.

     (5) As part of the consideration being distributed in connection with the Merger, each share of ORC Common Stock will entitle the holder thereof to the right ("Right") to receive a pro rata share of the OSP Disposition Proceeds (as defined in the enclosed Joint Proxy Statement/Prospectus). To the extent the value of the OSP Disposition Proceeds is less than $2.00 per share of ORC Common Stock, each Right will entitle the holder thereof to a fraction of Benson Common Stock having a value equal to the amount of such difference. The Rights are new securities for which neither a trading market nor a book value currently exists. The fair value of each Right is estimated to be $2.00.

================================================================================

                          BENSON EYECARE CORPORATION

           Cross-Reference Sheet Showing Locations in the Prospectus of the Responses to the Items of Form S-4

                   (Pursuant to Item 501 of Regulation S-K)

               Form S-4
       Item Number and Caption                  Location in Prospectus
       -----------------------                  ----------------------

A.  Information About the Transaction

    1. Forepart of the Registration
       Statement and Outside Front Cover
       Page of Prospectus....................  Forepart of the Registration
                                               Statement; Outside Front Cover
                                               Page of Prospectus

    2. Inside Front and Outside Back Cover
       Pages of Prospectus...................  Inside Front and Outside Back
                                               Cover Pages of Prospectus

    3. Risk Factors, Ratio of Earnings
       to Fixed Charges and Other
       Information...........................  Outside and Inside Front Cover
                                               Page of Prospectus; Summary;
                                               Certain Investment
                                               Considerations; Selected
                                               Historical and Pro Forma
                                               Financial Information

    4. Terms of the Transaction..............  Summary; Certain Investment
                                               Considerations; The Merger and
                                               Special Factors; The Merger
                                               Agreement

    5. Pro Forma Financial Information.......  Summary; Selected Historical and
                                               Pro Forma Financial Data
                                               Information

    6. Material Contacts with the
       Company Being Acquired................  Summary; Certain Investment
                                               Considerations; The Merger and
                                               Special Factors

    7. Additional Information Required
       for Reoffering by Persons and Parties
       Deemed to be Underwriters.............  Not Applicable

    8. Interests of Named Experts and
       Counsel...............................  Legal Matters; Experts

    9. Disclosure of Commission
       Position on Indemnification
       for Securities Act Liabilities........  Not Applicable

             Form S-4
      Item Number and Caption                     Location in Prospectus
      -----------------------                     ----------------------
B.  Information About the Registrant

    10. Information with Respect to
        S-3 Registrants......................  Summary; Certain Investment
                                               Considerations; Selected
                                               Historical and Pro Forma
                                               Financial Information
    11. Incorporation of Certain
        Information by Reference.............  Incorporation of Documents By
                                               Reference

    12. Information with Respect to S-2
        or S-3 Registrants...................  Not Applicable

    13. Incorporation of Certain
        Information by Reference.............  Not Applicable

    14. Information with Respect to
        Registrants Other Than S-3 or
        S-2 Registrants......................  Not Applicable

C.  Information About the Company Being Acquired

    15. Information with Respect to S-3
        Companies............................  Summary; Certain Investment
                                               Considerations; Selected
                                               Historical and Pro Forma
                                               Financial Information

    16. Information with Respect to S-2
        or S-3 Companies.....................  Not Applicable

    17. Information with Respect to
        Companies Other Than
        S-3 or S-2 Companies.................  Not Applicable

D.  Voting and Management Information

    18. Information if Proxies, Consents
        or Authorizations are to
        be Solicited.........................  Summary; General Information; The
                                               Merger and Special Factors

    19. Information if Proxies, Consents
        or Authorizations are not to be
        Solicited or in an Exchange Offer....  Not Applicable

                         OPTICAL RADIATION CORPORATION
                              1300 OPTICAL DRIVE
                            AZUSA, CALIFORNIA 91702

Dear Shareholders:

  You are cordially invited to attend the Special Meeting of Shareholders of Optical Radiation Corporation, a California corporation ("ORC"), to be held at 10:00 A.M. on October 12, 1994, at the offices of ORC, 1300 Optical Drive, Azusa, California 91702.

  At this important meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, as amended (the "Merger Agreement"), pursuant to which a wholly owned subsidiary of Benson Eyecare Corporation ("Benson") will be merged with and into ORC (the "Merger"). The Merger terms provide that each outstanding share of ORC common stock will be converted into the right to receive (a) $17.00 in cash, (b) a fraction of a share of Benson common stock equal to an exchange ratio (discussed below), and (c) a right (a "Right") to receive certain proceeds from the sale of the OSP division of ORC plus, to the extent that the amount of such proceeds is less than $2.00, a fraction of a share of Benson common stock having a value equal to the amount of such difference ((a), (b) and (c) collectively, the "Merger Consideration"). The exchange ratio will be calculated as follows: (a) if the average closing price of Benson common stock during the 20 consecutive trading days ending on the fifth trading day prior to our Special Meeting (the "average closing price") exceeds $10.80, the exchange ratio will be equal to $8.10 divided by the average closing price; (b) if the average closing price is $10.80 or less, but greater than $7.20, the exchange ratio will be equal to 0.75; (c) if the average closing price is $7.20 or less, but greater than $6.00, the exchange ratio will be equal to one half of the sum of (i) 0.75 and (ii) the quotient obtained by dividing $5.40 by the average closing price; (d) if the average closing price is $6.00 or less, and ORC shall not have elected to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, the exchange ratio will be equal to 0.825; and (e) if the average closing price is $6.00 or less, and ORC shall have elected to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, but Benson shall have thereafter timely elected to rescind such termination pursuant to the terms of the Merger Agreement, the exchange ratio will be equal to $4.95 divided by the average closing price. Benson and ORC will issue a press release announcing the exchange ratio at the time it is established prior to our Special Meeting. Upon consummation of the Merger, the equity interest in ORC of its shareholders will cease and ORC will become a wholly owned subsidiary of Benson.

  The accompanying Notice and Joint Proxy Statement/Prospectus provide a detailed description of the proposed business combination and its effects on the shareholders of ORC, the matters to be considered at the Special Meeting and information concerning ORC and Benson. Please give this information your careful attention.

  The affirmative vote approving and adopting the Merger Agreement by the holders of a majority of the outstanding shares of ORC common stock, in conjunction with the affirmative vote approving and adopting the Merger Agreement by the holders of a majority of the outstanding shares of Benson common stock at a special meeting of Benson shareholders to be held simultaneously with our Special Meeting, is required to consummate the Merger.

  Donaldson, Lufkin & Jenrette Securities Corporation, ORC's financial advisor, has rendered its opinion that the Merger Consideration is fair, from a financial point of view, to ORC's shareholders (excluding Benson and its affiliates and Benson's direct and indirect subsidiaries).

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ORC AND ITS SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER PURSUANT TO THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend.

  If you have any questions regarding the Merger, including the value of the exchange ratio, or if you need assistance in voting your shares, please call MacKenzie Partners, Inc. at (800) 322-2885 (toll-free).

  As soon as practicable after the effectiveness of the Merger, we will send you instructions for surrendering ORC share certificates and a letter of transmittal to be used for this purpose. You should not submit your share certificates for exchange until you have received such instructions and the letter of transmittal.

                                          Sincerely,

                                          Richard D. Wood
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                          President

                           BENSON EYECARE CORPORATION
                                  SUITE B-302
                           555 THEODORE FREMD AVENUE
                              RYE, NEW YORK 10580

Dear Shareholders:

  You are cordially invited to attend the Special Meeting of Shareholders of Benson Eyecare Corporation ("Benson") to be held at 1:00 P.M. on October 12, 1994, at the Citibank Amphitheater, 399 Park Avenue, 12th Floor, New York, New York.

  At this important meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, as amended (the "Merger Agreement") pursuant to which a wholly owned subsidiary of Benson will be merged (the "Merger") with and into Optical Radiation Corporation ("ORC"). The Merger terms provide that each outstanding share of ORC common stock will be converted into the right to receive (a) $17.00 in cash, (b) a fraction of a share of Benson common stock equal to an exchange ratio (discussed below), and (c) a right (a "Right") to receive certain proceeds from the sale of the OSP division of ORC plus, to the extent that the amount of such proceeds is less than $2.00, a fraction of a share of Benson common stock having a value equal to the amount of such difference ((a), (b) and (c) collectively, the "Merger Consideration"). The exchange ratio will be calculated as follows: (a) if the average closing price of Benson common stock during the 20 consecutive trading days ending on the fifth trading day prior to the special meeting of ORC shareholders (the "average closing price") exceeds $10.80, the exchange ratio will be equal to $8.10 divided by the average closing price; (b) if the average closing price of Benson common stock is $10.80 or less, but greater than $7.20, the exchange ratio will be equal to 0.75; (c) if the average closing price of Benson common stock prior to the Special Meeting is $7.20 or less, but greater than $6.00, the exchange ratio will be equal to one half of the sum of (i) 0.75 and (ii) the quotient obtained by dividing $5.40 by the average closing price; (d) if the average closing price is $6.00 or less, and ORC shall not have elected to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, the exchange ratio will be equal to 0.825; and (e) if the average closing price of Benson common stock prior to the Special Meeting is $6.00 or less, and ORC shall have elected to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, but Benson shall have thereafter timely elected to rescind such termination pursuant to the terms of the Merger Agreement, the exchange ratio will be equal to $4.95 divided by the average closing price. Benson and ORC will issue a press release announcing the exchange ratio at the time it is established prior to the special meeting of ORC shareholders. Holders of ORC's outstanding stock options will be offered the opportunity to either (I) or (II): (I) Exchange each option for: (i) cash in an amount equal to the product of (A) the number of shares subject to such option and (B) the difference between $23.00 and the per share exercise price of such option (provided that the option exercise price is less than $23.00 per share); and
(ii) an amount (payable in shares of Benson common stock) equal to the product of (A) the number of shares subject to such option and (B) the excess, if any, of (x) the Merger Consideration per share (expressed in dollars, with Benson common stock valued at the average closing price) over (y) the greater of (1) the per share exercise price of such option and (2) $23.00 per share. (II) Convert such options into options ("Benson Stock Options") issued under the Benson Eyecare Corporation 1992 Stock Option Plan (the "Benson Stock Option Plan") to purchase a number of shares of Benson common stock equal to the product of (i) the number of shares subject to the options to be converted, and
(ii) the option exchange ratio. The option exchange ratio is determined as the quotient of (X) the Merger Consideration per share of ORC common stock (expressed in dollars, with Benson common stock valued at the average closing price) and (Y) the average closing price per share of Benson common stock. The price per share of such Benson Stock Options shall equal the quotient of (A) the original option price per share applicable to the holder's options, and (B) the option exchange ratio. Based on the price of Benson common stock as of September 8, 1994, an aggregate of 6,659,274 shares of Benson common stock will be issued in the Merger. Assuming an exchange ratio of 0.825, full exchange of all ORC outstanding stock options and the full distribution of Benson common stock pursuant to the Rights, an aggregate of 6,900,000 shares of Benson common stock would be issued in the Merger. Because the exchange ratio is subject to increase in the event that the average closing price of Benson common stock is less than $6.00 per share, Benson has registered a total of 8,000,000 shares of Benson common stock in connection with the Merger. Upon consummation of the Merger, the equity interest in ORC of its shareholders will cease and ORC will become a wholly owned subsidiary of Benson.

  In addition, at this meeting you will be asked to consider and vote upon an amendment to the Benson Stock Option Plan to permit additional grants and issuances pursuant to the plan in order to, among other things, effectuate the conversion of ORC stock options in the Merger.

  The accompanying Notice and Joint Proxy Statement/Prospectus provide a detailed description of the proposed business combination and its effects on the shareholders of Benson, the matters to be considered at the Special Meeting and information concerning Benson and ORC. Please give this information your careful attention.

  The affirmative vote approving and adopting the Merger Agreement by the holders of a majority of the outstanding shares of Benson common stock represented in person or by proxy at the Special Meeting, in conjunction with the affirmative vote approving and adopting the Merger Agreement by the holders of a majority of the outstanding shares of ORC common stock at a special meeting of ORC shareholders to be held simultaneously with our Special Meeting, is required to consummate the Merger.

  Salomon Brothers Inc, Benson's financial advisor, has rendered its opinion, dated June 30, 1994, that the Merger Consideration to be paid by Benson in the Merger is fair, from a financial point of view, to Benson.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BENSON AND ITS SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER PURSUANT TO THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend. This will not prevent you from voting your shares in person if you subsequently choose to attend.

  If you have any questions regarding the Merger, including the value of the exchange ratio, or if you need assistance in voting your shares, please call MacKenzie Partners, Inc. at (800) 322-2885 (toll-free).

                                          Sincerely,

                                          Martin E. Franklin
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                          President

                         OPTICAL RADIATION CORPORATION
                              1300 OPTICAL DRIVE
                            AZUSA, CALIFORNIA 91702

                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               ----------------

  A Special Meeting of Shareholders of Optical Radiation Corporation, a California corporation ("ORC"), will be held at the offices of ORC, 1300 Optical Drive, Azusa, California 91702, at 10:00 A.M. on October 12, 1994 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 30, 1994, as amended, among ORC, Benson Eyecare Corporation ("Benson") and Benson Acquisition Corporation ("Benson Sub"), a wholly owned subsidiary of Benson, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice, pursuant to which (i) Benson Sub will be merged into ORC, (ii) each outstanding share of ORC common stock, par value $0.50 per share, will be converted into the right to receive (a) $17.00 in cash, (b) a fraction of a share of Benson common stock equal to an exchange ratio (as described in the Joint Proxy Statement/Prospectus), and (c) a right to receive certain proceeds from the sale of the OSP division of ORC plus, to the extent that the amount of such proceeds is less than $2.00, a fraction of a share of Benson common stock having a value equal to the amount of such difference ((a), (b) and (c) collectively, the "Merger Consideration"), and
  (iii) each holder of ORC's outstanding stock options will be offered the opportunity to either (I) or (II): (I) Exchange each option for (a) cash in an amount equal to the product of (W) the number of shares subject to such option and (X) the difference between $23.00 and the per share exercise price of such option (provided that the option exercise price is less than $23.00 per share); and (b) an amount (payable in shares of Benson common stock) equal to the product of (Y) the number of shares subject to such option and (Z) the excess, if any, of (i) the Merger Consideration per share over (ii) the greater of (1) the per share exercise price of such option and (2) $23.00 per share. (II) Convert such options into options issued under the Benson Eyecare Corporation 1992 Stock Option Plan to purchase a number of shares of Benson common stock equal to the product of
  (i) the number of shares subject to the options to be converted and (ii) an option exchange ratio (as described in the Joint Proxy Statement/Prospectus).

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on September 6, 1994 as the record date for the determination of the holders of ORC's common stock entitled to notice of, and to vote at, the meeting. Your attention is directed to the accompanying Joint Proxy Statement/Prospectus.

  ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          Gary N. Patten
                                          Secretary

Dated: September 12, 1994

                           BENSON EYECARE CORPORATION
                                  SUITE B-302
                           555 THEODORE FREMD AVENUE
                              RYE, NEW YORK 10580

                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                               ----------------

  A Special Meeting of Shareholders of Benson Eyecare Corporation, a Delaware corporation ("Benson"), will be held at the Citibank Amphitheater, 399 Park Avenue, 12th Floor, New York, New York at 1:00 P.M. on October 12, 1994 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 30, 1994, as amended, among Benson, Benson Acquisition Corporation ("Benson Sub"), a wholly owned subsidiary of Benson, and Optical Radiation Corporation ("ORC"), a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice, pursuant to which (i) Benson Sub will be merged into ORC, (ii) each outstanding share of ORC common stock, par value $0.50 per share, will be converted into the right to receive (a) $17.00 in cash, (b) a fraction of a share of Benson common stock equal to an exchange ratio (as described in the Joint Proxy Statement/Prospectus), and (c) a right to receive certain proceeds from the sale of the OSP division of ORC plus, to the extent that the amount of such proceeds is less than $2.00, a fraction of a share of Benson common stock having a value equal to the amount of such difference ((a), (b) and (c) collectively, the "Merger Consideration"), and
  (iii) each holder of ORC's outstanding stock options will be offered the opportunity to either (I) or (II): (I) Exchange each option for (a) cash in an amount equal to the product of (W) the number of shares subject to such option and (X) the difference between $23.00 and the per share exercise price of such option (provided that the option exercise price is less than $23.00 per share); and (b) an amount (payable in shares of Benson common stock) equal to the product of (Y) the number of shares subject to such option and (Z) the excess, if any, of (i) the Merger Consideration per share over (ii) the greater of (1) the per share exercise price of such option and (2) $23.00 per share. (II) Convert such options into options issued under the Benson Eyecare Corporation 1992 Stock Option Plan (the "Benson Stock Option Plan") to purchase a number of shares of Benson common stock equal to the product of (i) the number of shares subject to the options to be converted, and (ii) an option exchange ratio (as described in the Joint Proxy Statement/Prospectus).

    2. To approve an amendment to the Benson Stock Option Plan to permit additional grants and issuances pursuant to the plan.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on September 9, 1994 as the record date for the determination of the holders of Benson's common stock entitled to notice of, and to vote at, the meeting. Your attention is directed to the accompanying Joint Proxy Statement/Prospectus.

  ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          Peter H. Trembath
                                          Secretary

Dated: September 12, 1994

                        JOINT PROXY STATEMENT/PROSPECTUS

                               ----------------

                           BENSON EYECARE CORPORATION
                                   PROSPECTUS

                               ----------------

                                PROXY STATEMENT

                                      FOR

      OPTICAL RADIATION CORPORATION            BENSON EYECARE CORPORATION
     SPECIAL MEETING OF SHAREHOLDERS         SPECIAL MEETING OF SHAREHOLDERS

                    EACH MEETING TO BE HELD OCTOBER 12, 1994

                               ----------------

  This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Boards of Directors of Optical Radiation Corporation, a California corporation ("ORC"), and Benson Eyecare Corporation, a Delaware corporation ("Benson"), for use at a Special Meeting of Shareholders of ORC (the "ORC Special Meeting") and a Special Meeting of Shareholders of Benson (the "Benson Special Meeting"), each of which will be held on October 12, 1994, and at any and all adjournments or postponements thereof. At the ORC Special Meeting, the shareholders of ORC will consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of June 30, 1994, as amended on July 6, 1994 and August 29, 1994 (the "Merger Agreement"), among ORC, Benson and Benson Acquisition Corporation, a wholly owned subsidiary of Benson and a California corporation ("Benson Sub"), and at the Benson Special Meeting, the shareholders of Benson will consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which Benson will issue ("Benson Share Issuance") Benson common stock, $0.01 par value ("Benson Common Stock"), and pursuant to which Benson Sub will be merged into ORC (the "Merger") such that ORC will be the surviving corporation (the "Surviving Corporation"). If the Merger Agreement is approved and the Merger is consummated, (i) each outstanding share of ORC common stock, par value $0.50 per share ("ORC Common Stock"), will be converted into the right to receive (a) $17.00 in cash, (b) a fraction of a share of Benson Common Stock equal to an exchange ratio, and (c) a right ("Right") to receive certain proceeds from the sale of the OSP Division (as defined below) of ORC plus, to the extent that the amount of such proceeds is less than $2.00, a fraction of a share of Benson Common Stock having a value equal to the amount of such difference ((a), (b) and (c) collectively, the "Merger Consideration"), and (ii) each holder of ORC's stock options ("ORC Stock Options") will be offered the opportunity to either (I) or (II): (I) Exchange each option for (a) cash in an amount equal to the product of (W) the number of shares subject to such option and (X) the difference between $23.00 and the per share exercise price of such option (provided that the option exercise price is less than $23.00 per share); and
(b) an amount (payable in shares of Benson Common Stock) equal to the product of (Y) the number of shares subject to such option and (Z) the excess, if any, of (i) the Merger Consideration per share (expressed in dollars) over (ii) the greater of (1) the per share exercise price of such option and (2) $23.00 per share. (II) Convert the ORC Stock Options into options ("Benson Stock Options") issued under the Benson Eyecare Corporation 1992 Stock Option Plan (the "Benson Stock Option Plan") to purchase a number of shares of Benson Common Stock equal to the product of (i) the number of shares subject to the ORC Stock Options and
(ii) an option exchange ratio. Upon consummation of the Merger, the equity interest in ORC of its shareholders will cease and ORC will become a wholly owned subsidiary of Benson.

  This Joint Proxy Statement/Prospectus constitutes the Prospectus of Benson with respect to shares of Benson Common Stock to be issued in connection with the Merger. An aggregate of 6,900,000 shares of Benson Common Stock would be issued in the Merger (assuming an exchange ratio of 0.825, full exchange of all outstanding ORC Stock Options and the full distribution of Benson Common Stock pursuant to the Rights). Because the exchange ratio is subject to increase in the event that the average closing price of Benson Common Stock is less than $6.00 per share, Benson has registered a total of 8,000,000 shares of Benson Common Stock in connection with the Merger. On September 8, 1994, the last reported sales price of ORC Common Stock on the Nasdaq National Market ("NNM") was $22.875, and the last reported sales price of Benson Common Stock on the American Stock Exchange ("Amex") was $7.125.

  Each share of ORC Common Stock and Benson Common Stock outstanding at the close of business on September 6, 1994 and September 9, 1994, respectively, entitles the record holder thereof to notice of, and to vote at, the ORC Special Meeting and the Benson Special Meeting, respectively, or any adjournments or postponements thereof, but shares can be voted at the meetings only if the record holder is present or represented by proxy.

  Approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of shares of Benson Common Stock represented in person or by proxy at the Benson Special Meeting and the affirmative vote of the holders of a majority of shares of ORC Common Stock. For purposes of determining whether the Merger Agreement has received the required number of votes for approval at the Benson Special Meeting and by the holders of shares of ORC Common Stock, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote.

  All proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. ANY PROXY NOT SPECIFYING THE CONTRARY WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT. Any proxy may be revoked at any time before it is voted by giving written notice of such revocation to, or by filing a later dated proxy with, the Secretary of ORC or Benson, as the case may be. In addition, any proxy may be voided by attending the ORC Special Meeting or the Benson Special Meeting, as the case may be, and voting in person.

  All information contained herein with respect to ORC has been provided by ORC. All information contained herein with respect to Benson and Benson Sub has been provided by Benson.

                               ----------------

  SEE "CERTAIN INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BEFORE VOTING.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. UNDER THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE PROPOSAL TO APPROVE THE MERGER AGREEMENT CONSTITUTES AN OFFER OF BENSON COMMON STOCK TO HOLDERS OF ORC COMMON STOCK. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION REGARDING ORC OR BENSON SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

  This Joint Proxy Statement/Prospectus and the related form of proxy for each of ORC and Benson are first being mailed to the respective shareholders on or about September 12, 1994.

THE  SECURITIES  TO  BE   ISSUED  PURSUANT  TO   THE  MERGER  AGREEMENT  AND
THE   TRANSACTIONS   CONTEMPLATED   THEREBY   HAVE   NOT   BEEN   APPROVED
OR DISAPPROVED BY THE COMMISSION  OR ANY STATE SECURITIES COMMISSION NOR
HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 12, 1994.

                             AVAILABLE INFORMATION

  Benson has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, under the Securities Act, with respect to the Benson Common Stock and the Rights. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For such information reference is made to the Registration Statement and the exhibits thereto. Each summary in this Joint Proxy Statement/Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit. ORC and Benson are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Commission. The Registration Statement, as well as reports, proxy statements and other information filed by ORC and Benson with the Commission pursuant to the informational requirements of the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 14th Floor, Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by Benson can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which the shares of Benson Common Stock are listed. Material filed by ORC can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  ORC and Benson hereby incorporate into this Joint Proxy Statement/Prospectus by reference the following documents previously filed with the Commission pursuant to the Exchange Act:

  1. Benson's Annual Report on Form 10-K, as amended by an amendment on Form
     10-K/A, for the fiscal year ended December 31, 1993
  2. Benson's Quarterly Report on Form 10-Q for the fiscal quarter ended March
     31, 1994
  3. Benson's Quarterly Report on Form 10-Q for the fiscal quarter ended June
     30, 1994
  4. Benson's Current Report on Form 8-K dated April 30, 1993, as amended by an amendment on Form 8-K/A dated April 22, 1994
  5. Benson's Current Report on Form 8-K dated June 30, 1993, as amended by an amendment on Form 8-K/A dated April 22, 1994
  6. Benson's Current Report on Form 8-K dated February 28, 1994, as amended by an amendment on Form 8-K/A dated April 14, 1994 and an amendment on Form
     8-K/A dated April 25, 1994
  7. Benson's Current Report on Form 8-K dated May 9, 1994
  8. Benson's Current Report on Form 8-K dated July 8, 1994
  9. Benson's description of Benson Common Stock contained in Benson's
     Registration Statement pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description
 10. ORC's Annual Report on Form 10-K for the fiscal year ended July 31, 1993
 11. ORC's Quarterly Report on Form 10-Q for the fiscal quarter ended October
     31, 1993
 12. ORC's Quarterly Report on Form 10-Q for the fiscal quarter ended January
     31, 1994
 13. ORC's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30,
     1994
 14. ORC's Current Report on Form 8-K dated October 15, 1993

 15. ORC's Current Report on Form 8-K dated December 2, 1993
 16. ORC's Current Report on Form 8-K dated June 30, 1994
 17. ORC's description of ORC Common Stock contained in ORC's Registration
     Statement pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description

  In addition, all reports and other documents filed by ORC and Benson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the ORC Special Meeting and the Benson Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO BENSON AND ORC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, TO, IN THE CASE OF DOCUMENTS RELATING TO ORC, OPTICAL RADIATION CORPORATION, 1300 OPTICAL DRIVE, AZUSA, CALIFORNIA 91702, ATTENTION: SECRETARY (TELEPHONE NO. (818) 969-3344), OR, IN THE CASE OF DOCUMENTS RELATING TO BENSON, BENSON EYECARE CORPORATION, SUITE B-302, 555 THEODORE FREMD AVENUE, RYE, NEW YORK 10580, ATTENTION: DESIREE DESTEFANO (TELEPHONE NO. (914) 967-9400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 4, 1994.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   3
INCORPORATION OF DOCUMENTS BY REFERENCE...................................   3
SUMMARY...................................................................   7
  Parties to the Merger...................................................   7
  Time, Place and Date of Special Meetings; Record Date...................   8
  Terms of Merger; Merger Consideration...................................   8
  Certain Investment Considerations.......................................  11
  Benson Stock Option Plan Amendment......................................  12
  Recommendations of the Boards of Directors of ORC and Benson............  12
  Opinions of Financial Advisors..........................................  12
  Required Vote...........................................................  13
  Interests of Certain Persons in the Merger; Relationship Between Benson
   and ORC................................................................  13
  Stock Exchange Listing..................................................  13
  Regulatory Approval.....................................................  14
  Certain Federal Income Tax Consequences.................................  14
  Accounting Treatment....................................................  14
  Dissenters' Rights......................................................  14
  Market Prices of Benson Common Stock....................................  15
  Market Prices of ORC Common Stock.......................................  15
  Selected Historical and Pro Forma Combined Financial Data...............  16
CERTAIN INVESTMENT CONSIDERATIONS.........................................  21
  Investment Considerations Relating to Benson and ORC....................  21
  Investment Considerations Relating to Benson............................  22
  Investment Considerations Relating to ORC...............................  24
GENERAL INFORMATION.......................................................  29
  Purpose of Special Meetings.............................................  29
  Record Date; Voting Rights; Proxies.....................................  29
  Solicitation of Proxies.................................................  29
  Quorum..................................................................  30
  Required Vote...........................................................  30
THE MERGER AND SPECIAL FACTORS............................................  31
  Background of the Merger................................................  31
  Recommendations of the Boards of Directors of ORC and Benson; Reasons
   for the Merger.........................................................  32
  Opinions of Financial Advisors..........................................  35
  Financing of Merger Consideration.......................................  44
  Federal Income Tax Consequences.........................................  44
  Federal Securities Law Consequences.....................................  45
  Accounting Treatment....................................................  45
  Stock Exchange Listing..................................................  45
  Dissenters' Rights......................................................  45
THE MERGER AGREEMENT......................................................  48
  General.................................................................  48
  The Merger..............................................................  48
  Effective Time..........................................................  48
  Terms of the Merger.....................................................  48
  Stock Options...........................................................  50
  Surrender and Payment...................................................  51

                                                                           PAGE
                                                                           ----
  Fractional Shares.......................................................  51
  Conditions to Consummation of the Merger................................  52
  Representations and Warranties..........................................  52
  Acquisition Proposals...................................................  53
  Conduct of Business by ORC Pending the Merger...........................  53
  Covenants...............................................................  54
  No Shopping.............................................................  56
  Indemnification.........................................................  56
  Termination; Fees and Expenses..........................................  56
  Amendment; Waiver.......................................................  57
MARKET PRICES OF AND DIVIDENDS ON CAPITAL STOCK OF ORC AND BENSON AND
 RELATED SHAREHOLDER MATTERS..............................................  58
  Benson..................................................................  58
  ORC.....................................................................  58
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION...................  60
  Benson Selected Financial Information...................................  60
  ORC Selected Financial Information......................................  62
  Pro Forma Combined Financial Statements.................................  63
DESCRIPTION OF CAPITAL STOCK OF BENSON....................................  70
  General.................................................................  70
  Benson Common Stock.....................................................  70
  Preferred Stock.........................................................  70
COMPARISON OF SHAREHOLDER RIGHTS..........................................  70
THE BENSON SHARE ISSUANCE.................................................  79
PROPOSED AMENDMENT TO BENSON STOCK OPTION PLAN............................  79
  Plan Amendment Proposal.................................................  79
  Description of Plan.....................................................  80
  New Plan Benefits Table.................................................  82
  Executive Compensation..................................................  83
OTHER MATTERS.............................................................  87
LEGAL MATTERS.............................................................  87
EXPERTS...................................................................  87
SHAREHOLDER PROPOSALS.....................................................  88
ANNEX A--Agreement and Plan of Merger
ANNEX B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
ANNEX C--Opinion of Salomon Brothers Inc
ANNEX D--California General Corporation Law, Chapter 13
ANNEX E--Amendment to Benson Stock Option Plan

                                    SUMMARY

  The following is a brief summary of the more detailed information contained in this Joint Proxy Statement/Prospectus ("Proxy Statement") with respect to the Merger Agreement attached hereto as Annex A, the transactions contemplated thereby and the Benson Stock Option Plan Amendment. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and other documents referred to in this Proxy Statement. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement. Cross references in this Summary are to the captions of sections of this Proxy Statement. As used in this Proxy Statement, "Benson" means Benson and its subsidiaries, unless the context requires otherwise.

  Shareholders of ORC and Benson should read carefully this Proxy Statement and the Annexes hereto in their entirety.

PARTIES TO THE MERGER

  ORC. ORC designs, manufactures and markets a wide range of products for the vision care market. ORC consists of two operating groups: the Consumer Optical Group ("Consumer Group") and the Ophthalmic Surgical Products Group ("Surgical Group"). The Consumer Group manufactures prescription eyewear and ophthalmic semi-finished and finished lenses in addition to precision electroformed optics. The Surgical Group manufactures intraocular lenses ("IOLs"), corneal topography systems, high-intensity lamps and photo exposure systems. In addition, through Corneal Contouring, Inc. ("CCI"), the Surgical Group is engaged in developing a non-laser, mechanical procedure to correct vision. ORC has announced that it intends to sell the OSP division of the Surgical Group (the "OSP Division"). The OSP Division includes the IOL business, corneal topography systems and CCI. For the nine months ended April 30, 1994, the OSP Division had total revenues of approximately $14.7 million which was comprised of IOL sales of approximately $13.6 million and corneal topography sales of approximately $1.1 million. As of April 30, 1994, the IOL business had total assets of approximately $13.6 million while the corneal topography business had total assets of $2.4 million. The remaining business in the OSP Division, CCI, had no revenues for that nine month period and total assets of approximately $8.3 million. On June 30, 1994, ORC entered into a letter of intent to sell the IOL business to Akorn, Inc. ("Akorn"). Akorn terminated the letter of intent on August 18, 1994. ORC is identifying and contacting prospective buyers regarding an acquisition of all of the components of its OSP Division--the IOL business, CCI business and the corneal topography business. However, in light of the status of current discussions, ORC believes that it is reasonably likely that it will not enter into any agreements on or prior to the effectiveness of the Merger relating to the sale of all or part of the OSP Division. ORC was incorporated in California on July 29, 1969. ORC's principal and executive offices are located at 1300 Optical Drive, Azusa, California 91702 and its telephone number is (818) 969-3344.

  Benson. Benson, a holding company, is one of the leading distributors of eyecare products and services in the United States and distributes both ready-to-wear and prescription eyewear products. Benson is the largest distributor in the United States of value-priced sunglasses and ready-to-wear reading glasses ("readers") and is the nation's largest operator of ophthalmologist-based dispensaries. Benson was incorporated in the State of Delaware on September 25, 1986 and entered the eyecare business in October 1992. Benson's principal and executive offices are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580 and its telephone number is (914) 967-9400.

  Benson Sub. Benson Sub, a wholly owned subsidiary of Benson, is a California corporation formed solely to effectuate the Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time (as defined below), Benson Sub will merge with and into ORC, and ORC will become a wholly owned subsidiary of Benson.

TIME, PLACE AND DATE OF SPECIAL MEETINGS; RECORD DATE

  The ORC Special Meeting. The ORC Special Meeting will be held at 10:00 a.m. on October 12, 1994 at the offices of ORC, 1300 Optical Drive, Azusa, California 91702. Only holders of ORC's common stock, $0.50 par value per share ("ORC Common Stock"), of record at the close of business on September 6, 1994 (the "ORC Record Date") are entitled to vote at the ORC Special Meeting or any adjournment or postponement thereof.

  The Benson Special Meeting. The Benson Special Meeting will be held at 1:00 p.m. on October 12, 1994 at the Citibank Amphitheater, 399 Park Avenue, 12th Floor, New York, New York. Only holders of Benson's common stock, $0.01 par value per share ("Benson Common Stock"), of record at the close of business on September 9 , 1994 (the "Benson Record Date") are entitled to vote at the Benson Special Meeting or any adjournment or postponement thereof.

TERMS OF MERGER; MERGER CONSIDERATION

  The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Shareholders of ORC and Benson are urged to read the Merger Agreement in its entirety.

  Merger Consideration. Upon the effectiveness of the Merger, each outstanding share of ORC Common Stock, with the exception of shares held in the treasury of ORC, shares owned by subsidiaries of ORC and shares held by shareholders who properly exercise dissenters' rights under California General Corporation Law ("CGCL"), will be converted into the right to receive (a) $17.00 in cash, (b) a fraction of a share of Benson Common Stock equal to the Exchange Ratio (as defined below) and (c) a pro rata share of the OSP Disposition Proceeds (as defined below) (not including the Option Portion thereof, as defined below) plus, to the extent the amount of such proceeds is less than $2.00, a fraction (the "Fraction") of a share of Benson Common Stock having a value equal to the amount of such difference ((a), (b) and (c) collectively, the "Merger Consideration"). In light of the status of current discussions, ORC believes that it is reasonably likely that it will not enter into any agreements on or prior to the effectiveness of the Merger relating to the sale of all or part of the OSP Division. If no agreement has been entered into on or prior to the effectiveness of the Merger, in addition to being entitled to the right to receive (a) and (b) above, each outstanding share of ORC Common Stock will be converted into the right to receive a fraction of a share of Benson Common Stock having a value equal to $2.00 in lieu of a pro rata share of the OSP Disposition Proceeds.

  The exchange ratio (the "Exchange Ratio") will be calculated as follows: (a) if the average closing price on Amex of Benson Common Stock during the 20 consecutive trading days ending on the fifth trading day prior to the ORC Special Meeting ("Average Closing Price") exceeds $10.80, the Exchange Ratio will be equal to $8.10 divided by the Average Closing Price; (b) if the Average Closing Price is $10.80 or less, but greater than $7.20, the Exchange Ratio will be equal to 0.75; (c) if the Average Closing Price is $7.20 or less, but greater than $6.00, the Exchange Ratio will be equal to one half of the sum of
(i) 0.75 and (ii) the quotient obtained by dividing $5.40 by the Average Closing Price; (d) if the Average Closing Price is $6.00 or less and ORC shall not have elected to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, the Exchange Ratio will be equal to 0.825; and (e) if the Average Closing Price is $6.00 or less and ORC shall have elected to terminate the Merger Agreement pursuant to the terms of the Merger Agreement, but Benson shall have thereafter timely elected to rescind such termination pursuant to the terms of the Merger Agreement, the Exchange Ratio will be equal to $4.95 divided by the Average Closing Price.

  Benson and ORC will issue a press release announcing the Exchange Ratio at the time it is established prior to the ORC Special Meeting.

  If you have any questions regarding the Merger, including the value of the Exchange Ratio, or if you need assistance in voting your shares, please call MacKenzie Partners, Inc. at (800) 322-2885 (toll-free).

  If the Average Closing Price is less than $6.00, ORC will have the right, by written notice delivered at least three business days prior to the ORC Special Meeting, to terminate the Merger Agreement (which termination is not effective until after Benson's right to rescind such termination has expired); provided, however, that Benson has the right, by written notice delivered to ORC at least one business day prior to the ORC Special Meeting, to elect to rescind such termination, whereupon the Exchange Ratio will be adjusted to equal $4.95 divided by the Average Closing Price.

  OSP disposition proceeds ("OSP Disposition Proceeds") means the following: the proceeds received by ORC prior to December 31, 1994 upon the sale of the OSP Division, or any portion thereof (with marketable securities or other instruments to be valued at their fair market value on the date of such sale), pursuant to agreements entered into on or prior to the Effective Time (as defined below), minus all costs, expenses and fees of ORC associated with such dispositions, and plus (or minus) the present value to ORC of the net tax benefit (or cost), whenever realized, relating to the OSP Division arising from such disposition and the distribution to shareholders, provided that there shall be deducted from amounts that would otherwise be considered OSP Disposition Proceeds an amount equal to 15% of the amount by which the OSP Disposition Proceeds exceeds $19,195,560.

  Pursuant to the terms of the Merger Agreement, ORC and the Stock Option Committee of its Board of Directors will take all action reasonably necessary or appropriate to offer to each stock option holder the opportunity to either
(I) or (II):

    (I) Exchange each ORC Stock Option for:

    (i) a cash amount equal to the product of (X) the number of shares of ORC Common Stock subject to such option and (Y) the difference between $23.00 and the per share exercise price of such option (provided that the option exercise price is less than $23.00 per share); and

    (ii) an amount (payable in shares of Benson Common Stock) equal to the product of (W) the number of shares of ORC Common Stock subject to such option and (X) the excess, if any, of

      (A) the Merger Consideration per share of ORC Common Stock (expressed in dollars, with Benson Common Stock valued at the Average Closing Price) over

      (B) the greater of (Y) the per share exercise price of such option and (Z) $23.00 per share.

    The Benson Common Stock issuable pursuant to subclause (ii) will be obtained by the Surviving Corporation as follows: (1) if applicable, Benson will furnish to the Surviving Corporation, without additional consideration, a number of shares of Benson Common Stock equal to the number of shares of ORC Common Stock subject to such option multiplied by the Fraction and (2) the Surviving Corporation will purchase from Benson in exchange for OSP Disposition Proceeds of like value (the "Option Portion") all remaining shares of Benson Common Stock so issuable.

    (II) Convert each ORC Stock Option into Benson Stock Options such that the holder is entitled to purchase a number of shares of Benson Common Stock equal to the product of (i) the number of shares subject to the ORC Stock Options, and (ii) the Option Exchange Ratio. The option exchange ratio (the "Option Exchange Ratio") will be calculated as follows: the quotient of (X) the Merger Consideration per share of ORC Common Stock (expressed in dollars, with Benson Common Stock valued at the Average Closing Price) and (Y) the Average Closing Price per share of Benson Common Stock. The price per share of the Benson Stock Options shall equal the quotient of (A) the original option price per share applicable to the holder's ORC Stock Option and (B) the Option Exchange Ratio. The Benson Stock Options so acquired by each holder will be fully vested and exercisable, and will be subject to the same terms and conditions applicable to the ORC Stock Options, to the extent permissible under the terms of the Benson Stock Option Plan.

  Fractional shares will not be issued, but the pro rata portion of the net proceeds of the sale of all such fractional shares will be paid in cash to the persons entitled thereto. As a result of the conversion of the ORC Common Stock, the ORC Common Stock will be delisted from the NNM and will not be listed on any national securities exchange or quoted in any inter-dealer quotation system, and holders of ORC Common Stock will become shareholders of Benson.

  Sale of OSP Division. The Merger Agreement contemplates that ORC will continue to attempt to sell the OSP Division, or portions thereof. For the nine months ended April 30, 1994, the OSP Division had total revenues of approximately $14.7 million which was comprised of IOL sales of approximately $13.6 million and corneal topography sales of approximately $1.1 million. As of April 30, 1994, the IOL business had total assets of approximately $13.6 million while the corneal topography business had total assets of $2.4 million. The remaining business in the OSP Division, CCI, had no revenues for the nine month period ended April 30, 1994 and total assets of approximately $8.3 million as of April 30, 1994.

  On June 30, 1994, Akorn and ORC signed a letter of intent with respect to the sale of ORC of the OSP Division's IOL business. Akorn terminated the letter of intent on August 18, 1994. In light of the status of current discussions, ORC believes that it is reasonably likely that it will not enter into any agreements on or prior to the effectiveness of the Merger relating to the sale of all or part of the OSP Division.

  Conditions to the Merger. The obligations of Benson and ORC to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite shareholder and governmental approvals; (ii) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or makes such consummation illegal; and (iii) approval for listing on Amex, subject to official notice of issuance, of the Benson Common Stock to be issued in connection with the Merger. In addition, the Merger Agreement provides that the obligations of Benson and Benson Sub to consummate the Merger are also subject to (i) the representations and warranties of ORC being true and correct as of the Effective Time; (ii) the performance or compliance by ORC in all material respects with all agreements, conditions and covenants required by the Merger Agreement to be performed or complied with on or before the Effective Time;
(iii) the holders of not more than 5% of the ORC Common Stock shall have made a demand for payment pursuant to appraisal rights under California law by the conclusion of the ORC Special Meeting; and (iv) ORC must have at least $30.0 million in cash that is free and clear of all liens or other encumbrances. The obligations of ORC to consummate the Merger are also subject to (i) the representations and warranties of Benson and Benson Sub contained in the Merger Agreement being true and correct as of the Effective Time; and (ii) the performance or compliance by Benson and Benson Sub in all material respects with all agreements, conditions and covenants required by the Merger Agreement to be performed or complied with on or before the Effective Time.

  Termination; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual consent of the Benson Board of Directors and ORC Board of Directors; (b) by either Benson or ORC if the Merger is not consummated by December 31, 1994, provided that this right to terminate is not available to the party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur before such date; (c) by either Benson or ORC if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action becomes final and nonappealable; (d) by Benson if the ORC Board of Directors (i) withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in any manner adverse to Benson or Benson Sub, (ii) recommends to the holders of ORC Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving ORC or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or (iii) resolves to do (i) or (ii); (e) by ORC if, prior to the Effective Time, a corporation, partnership, person or other entity or group makes a bona fide offer that the ORC Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of legal counsel, is more favorable to ORC's shareholders than the Merger, provided that any such termination by ORC will not be effective until payment of the termination fees required by the Merger Agreement; or (f) by either Benson or ORC if the other party breaches the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the non-breaching party.

  If the Average Closing Price is less than $6.00, ORC will have the right, by written notice delivered at least three business days prior to the ORC Special Meeting, to terminate the Merger Agreement (which termination is not effective until after Benson's right to rescind such termination has expired); provided that Benson has the right, by written notice delivered to ORC at least one business day prior to the ORC Special Meeting, of its election to rescind such termination, whereupon the Exchange Ratio will be adjusted to equal $4.95 divided by the Average Closing Price.

  Except as provided below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated by ORC following an event specified in clause (e) above or Benson terminates the Merger Agreement following the event set forth in clause (f) above, ORC is required to pay to Benson an amount equal to $4.0 million plus the lesser of (x) $2.0 million and (y) all actual out-of-pocket costs and expenses of Benson and Benson Sub incurred in connection with the Merger Agreement and the transactions contemplated thereby.

CERTAIN INVESTMENT CONSIDERATIONS

  Holders of ORC Common Stock and Benson Common Stock, in reaching a decision regarding a vote in favor of or against the proposal to approve and adopt the Merger Agreement, should consider carefully certain factors set forth herein under the heading "Certain Investment Considerations." Factors to be considered by holders of shares of Benson Common Stock and ORC Common Stock include the following: (i) the effect on the Merger Consideration of fluctuations in the Exchange Ratio and other factors, including the stock prices of Benson Common Stock and ORC Common Stock, (ii) certain regulatory matters affecting Benson and ORC, including health care regulation and legislation and required regulatory approval and (iii) the effect on the Merger of any material adverse event relating to Benson and ORC. See "Summary--Regulatory Approval" and "Certain Investment Considerations--Investment Considerations Relating to Benson and ORC."

  The following additional factors relating to Benson also should be considered by the holders of ORC Common Stock and Benson Common Stock: (i) Benson's historical operating losses and limited operating history, (ii) Benson's planned disposition of certain businesses, (iii) Benson's rapid growth through acquisitions, (iv) Benson's competitors in the eyewear market, principally two large distributors and certain retail chain and department stores, (v) Benson's dependence on large customers, (vi) Benson's dependence on a small number of key personnel, (vii) the control of Benson and the Benson Board of Directors exercised by two executive officers, (viii) the seasonality of Benson's business, (ix) the potential antitakeover effect of certain Benson charter provisions and (x) the potential adverse effect on the market price of Benson Common Stock caused by issuance of a significant amount of Benson Common Stock and the likelihood that a significant amount of Benson Common Stock will be eligible for sale in the future. See "Certain Investment Considerations-- Investment Considerations Relating to Benson."

  The following additional factors relating to ORC also should be considered by the holders of ORC Common Stock and Benson Common Stock: (i) the interests, pursuant to certain employment and severance agreements, of certain ORC executive officers, one ORC director and certain other ORC employees that are in addition to those of ORC shareholders generally, (ii) the interest of Benson Partners (defined below) in the

Merger, (iii) certain regulatory matters, including ongoing FDA examination of ORC products, (iv) certain environmental matters, including compliance by ORC with applicable environmental laws and regulations and potential liability under such laws and regulations, (v) ORC's reliance on major suppliers for principal raw materials used in ORC's products and (vi) the value and composition of the Rights, the possibility that a sale of the OSP Division, or portions thereof, may not be completed and the absence of a public market for the Rights. See "Certain Investment Considerations--Investment Considerations Relating to ORC."

BENSON STOCK OPTION PLAN AMENDMENT

  At the Benson Special Meeting, Benson shareholders also will consider and vote upon an amendment to the Benson Stock Option Plan (the "Benson Stock Option Plan Amendment") to permit additional grants and issuances pursuant to such plan in connection with the conversion of ORC Stock Options into Benson Stock Options in the Merger and for other corporate purposes. See "Proposed Amendment to Benson Stock Option Plan."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF ORC AND BENSON

  The Boards of Directors of ORC and Benson believe that the Merger is fair and in the best interests of their respective shareholders and have unanimously recommended that holders of ORC Common Stock and Benson Common Stock, respectively, vote for approval and adoption of the Merger Agreement. Accordingly, at the June 30, 1994 meeting of the ORC Board of Directors and at the June 30, 1994 meeting of the Benson Board of Directors, the directors present at such meetings unanimously approved the Merger Agreement. By unanimous written consent, dated as of June 30, 1994, the Benson Board of Directors unanimously ratified and approved the terms of the Merger Agreement. The Benson Board of Directors also has recommended the adoption of the Benson Stock Option Plan Amendment, which it unanimously approved on August 16, 1994.

  Certain members of ORC's management and ORC's Board of Directors may have certain interests in the Merger that are in addition to those of shareholders of ORC generally. These interests arise from severance agreements which provide for payments upon termination following a change in control such as will occur in the Merger. See "Certain Investment Considerations--Interests of Certain Persons in the Merger." Benson believes that no member of the Benson Board of Directors and no member of Benson's management has a material interest in the Merger that is in addition to those of shareholders of Benson generally.

OPINIONS OF FINANCIAL ADVISORS

  At the June 30, 1994 meeting of the ORC Board of Directors, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") delivered its oral opinion, subsequently confirmed in writing, as of the date of this Proxy Statement, to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the shareholders of ORC in the Merger is fair, from a financial point of view, to ORC and its shareholders (excluding Benson and its affiliates and Benson's direct and indirect subsidiaries). A copy of the written opinion of DLJ, dated September 12, 1994, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement as Annex B. See "The Merger and Special Factors--Opinions of Financial Advisors."

  At the June 30, 1994 meeting of the Benson Board of Directors, Salomon Brothers Inc ("Salomon Brothers") delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof, the Merger Consideration to be paid by Benson in the Merger is fair, from a financial point of view, to Benson. A copy of the written opinion of Salomon Brothers, dated June 30, 1994, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Proxy Statement as Annex C. See "The Merger and Special Factors--Opinions of Financial Advisors."

REQUIRED VOTE

  ORC. Approval and adoption of the Merger Agreement requires an affirmative vote by the holders of a majority of the outstanding shares of ORC Common Stock on the ORC Record Date. The presence in person or by properly executed proxy of holders of shares having a majority of the votes entitled to be cast at the ORC Special Meeting is necessary to constitute a quorum at the ORC Special Meeting. On the ORC Record Date, there were 5,897,738 shares of ORC Common Stock outstanding, 1,184,550 of which are beneficially owned by ORC's executive officers and directors and their affiliates, such number representing approximately 20% of the shares of ORC Common Stock. Benson, through a limited partnership of which a wholly owned subsidiary of Benson is the sole general partner, beneficially owns approximately 9% of the shares of ORC Common Stock, and such limited partnership has agreed with ORC to vote its shares of ORC Common Stock in favor of the Merger Agreement. The Chief Executive Officer of ORC, who beneficially owns approximately 16% of the shares of ORC Common Stock, has agreed with Benson to vote his shares of ORC Common Stock in favor of the Merger Agreement.

  Benson. Approval and adoption of the Merger Agreement and the Benson Stock Option Plan Amendment require an affirmative vote by the holders of a majority of the outstanding shares of Benson Common Stock, represented in person or by proxy at the Benson Special Meeting. The Merger is not conditioned on the approval of the Benson Stock Option Plan Amendment. The presence in person or by properly executed proxy of holders of shares having a majority of the votes entitled to be cast at the Benson Special Meeting is necessary to constitute a quorum at the Benson Special Meeting. As of September 8, 1994, there were 18,565,948 shares of Benson Common Stock outstanding and Benson's executive officers and directors and their affiliates beneficially own 9,243,413 shares, such number representing approximately 50% of the shares of Benson Common Stock. Each of the Chief Executive Officer and the Vice Chairman of Benson, who in the aggregate beneficially own approximately 37% of the shares of Benson Common Stock, has agreed with ORC to vote his shares of Benson Common Stock in favor of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; RELATIONSHIP BETWEEN BENSON AND ORC

  In considering the recommendation of the ORC Board of Directors with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of ORC's management and ORC's Board of Directors have certain interests in the Merger that are in addition to the interests of ORC shareholders generally. These interests arise from, among other things, certain employee benefit and bonus plans, stock options, indemnification arrangements and severance agreements. See "Certain Investment Considerations--Investment Considerations Relating to ORC--Interests of Certain Persons in Merger."

  Prior to entering into the Merger Agreement, Benson and ORC sometimes conducted business with each other in arm's-length transactions customary in the industry. Benson occasionally purchased lenses from ORC and used certain ORC lab services to process orders in excess of Benson's normal capacity. In anticipation of the consummation of the Merger and the sale of the assets of Benson's retail prescription eyewear business, a subsidiary of ORC has begun fabricating all of Benson's prescription eyewear and Benson has closed its prescription eyewear laboratory.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of Benson Common Stock to be issued in connection with the Merger be authorized for listing on Amex, subject to official notice of issuance. It is not a condition to the Merger that the Rights to be issued in connection with the Merger be authorized for listing on Amex, and Benson does not currently intend to list the Rights on Amex or any other exchange.

REGULATORY APPROVAL

  Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on July 11, 1994, ORC and Benson each filed a Notification and Report Form for review under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filing expired on August 10, 1994. See "Certain Investment Considerations--Investment Considerations Relating to Benson and ORC--Certain Regulatory Matters--Antitrust."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The conversion of shares of ORC Common Stock into the Merger Consideration will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For federal income tax purposes, a holder of ORC Common Stock (other than holders of Dissenting Shares, as defined below) will recognize gain or loss upon the Merger in an amount equal to the difference between the fair market value of the Merger Consideration and the holders adjusted tax basis in such ORC Common Stock. See "The Merger and Special Factors--Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting.

DISSENTERS' RIGHTS

  Any holder of record of ORC Common Stock who votes against the Merger and who follows the procedures set forth in Chapter 13 of the CGCL will be entitled to have such holder's shares purchased by ORC for cash at their fair market value, so long as the holders of 5% or more of the outstanding shares of ORC Common Stock elect to exercise dissenters' rights. The fair market value of shares of ORC Common Stock will be determined as of June 30, 1994, the day before the first announcement of the terms of the Merger, exclusive of any appreciation or depreciation due to the Merger. In order to exercise such rights, a shareholder must comply with each of the procedural requirements of Chapter 13 of the CGCL, a description of which is provided in "The Merger and Special Factors-- Dissenters' Rights" and the full text of which is attached hereto as Annex D. Chapter 13 should be read in its entirety by the shareholders of ORC. If ORC and the dissenting ORC shareholder cannot agree on the "fair market value," the fair value of a share of ORC Common Stock will be determined in judicial proceedings, the results of which cannot be predicted. The failure to take any of the steps required under Chapter 13 of the CGCL in a timely manner will result in a loss of appraisal rights. See "The Merger and Special Factors-- Dissenters' Rights."

  While the CGCL provides that the holders of at least 5% or more of ORC Common Stock must elect to exercise dissenters' rights in order for any holder to be entitled to such rights, the Merger Agreement states that it is a condition to the consummation of the Merger by Benson that the holders of no more than 5% of ORC Common Stock shall have made a demand to exercise their dissenters' rights by the conclusion of the ORC Special Meeting. Benson may therefore elect to terminate the Merger Agreement if holders of more than 5% of ORC Common Stock attempt to exercise their dissenters' rights.

MARKET PRICES OF BENSON COMMON STOCK

  Benson Common Stock is listed for quotation on Amex under the symbol "EB." The following table sets forth the quarterly high and low last reported sales price of the Benson Common Stock for the fiscal quarters indicated.

      FISCAL YEAR                                                 HIGH     LOW
      -----------                                               -------- -------
      1994
        Third Quarter (through September 8)....................  8 1/8    7 1/8
        Second Quarter (ending June 30)........................  8 1/8    7 1/8
        First Quarter..........................................  8 1/4    6 3/4
      1993
        Fourth Quarter.........................................  8 1/8    6 1/4
        Third Quarter..........................................  8 3/8    6 3/8
        Second Quarter......................................... 10 1/8    7 1/2
        First Quarter..........................................  7 3/4    5 3/8
      1992
        Fourth Quarter.........................................  6 1/8    2 3/8
        Third Quarter..........................................  3        1 5/8
        Second Quarter.........................................  2          1/4
        First Quarter..........................................    11/16    5/16

  On June 30, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the closing stock price for Benson Common Stock was $7.50. On September 8, 1994, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the closing stock price for Benson Common Stock was $7.125. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE BENSON COMMON STOCK.

MARKET PRICES OF ORC COMMON STOCK

  ORC Common Stock is listed for quotation on NNM under the symbol "ORCO." The following table sets forth the quarterly high and low last reported sales price of ORC Common Stock for the fiscal quarters indicated.

      FISCAL YEAR                                                   HIGH   LOW
      -----------                                                  ------ ------
      1995
        First Quarter (through September 8)....................... 23     21 3/4
      1994
        Fourth Quarter (ending July 31)........................... 23 5/8 19 1/2
        Third Quarter............................................. 22 1/2 17 1/4
        Second Quarter............................................ 18 3/4 12 1/2
        First Quarter............................................. 18 1/2 14 1/4
      1993
        Fourth Quarter............................................ 17     13 3/4
        Third Quarter............................................. 17     13 3/4
        Second Quarter............................................ 17 1/4 13 3/4
        First Quarter............................................. 16     13
      1992
        Fourth Quarter............................................ 21 1/2 12 1/2
        Third Quarter............................................. 30 1/2 20 1/4
        Second Quarter............................................ 24 1/4 18
        First Quarter............................................. 28     19

  On June 30, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sales price for ORC Common Stock was $22.75. On September 8, 1994 the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the last reported sales price for ORC Common Stock was $22.875. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE ORC COMMON STOCK.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

  The following table presents selected historical financial data of Benson and ORC, and selected pro forma combined financial data after giving effect to the Merger under the purchase method of accounting. Benson's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. ORC's historical financial data for each of the annual periods presented also have been derived from its audited consolidated financial statements previously filed with the Commission, excluding the operating results of ORC's OSP Division. The selected historical financial data for Benson for the six-month periods ended June 30, 1993 and 1994, and the selected historical financial data for ORC for the nine-month periods ended April 30, 1993 and 1994, have been derived from the companies' separate unaudited Quarterly Reports on Form 10-Q previously filed with the Commission, excluding the operating results of ORC's OSP Division and, in the opinions of Benson's and ORC's respective managements, include all normal recurring adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for such interim periods. No cash dividends were declared or paid by Benson during any of the periods indicated.

  The selected pro forma combined financial data have been derived from, or prepared on a basis consistent with, the unaudited pro forma combined condensed financial statements included herein. These data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred or that will occur after consummation of the Merger.

                           BENSON EYECARE CORPORATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               FOR THE
                                   FOR THE YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED
                         --------------------------------------------------------    ---------------------------
                                                                                                       PRO FORMA
                                                                        PRO FORMA    JUNE 30, JUNE 30, JUNE 30,
                         1989(1)  1990(1)  1991(1)  1992(1)(2) 1993(3)   1993(4)       1993     1994    1994(4)
                         -------  -------  -------  ---------- -------  ---------    -------- -------- ---------
STATEMENT OF OPERATIONS
 DATA:
Total revenues.......... $ 8,187  $7,417   $7,599    $16,742   $82,084  $286,281     $39,396  $85,791  $154,805
Cost of sales...........   2,635   2,639    2,714      5,909    34,266   158,578      16,645   39,600    85,336
                         -------  ------   ------    -------   -------  --------     -------  -------  --------
Gross margin............   5,552   4,778    4,885     10,833    47,818   127,703      22,751   46,191    69,469
Research and
 development............     --      --       --         --        --      2,173         --       --      1,223
Selling, general and
 administrative
 expenses...............   5,512   5,041    4,890     12,126    49,424   109,563      19,956   35,315    52,710
Interest expense........     160     124       78        231       938     8,736         415    1,178     4,294
Other expense (income)..     215    (961)     (30)       231      (143)     (975)        --       --         24
                         -------  ------   ------    -------   -------  --------     -------  -------  --------
Income (loss) before
 income
 taxes..................    (335)    574      (53)    (1,755)   (2,401)    8,206       2,380    9,698    11,218
Provision for income
 taxes..................       1     102       (7)         2        57     3,118          26    1,358     4,263
                         -------  ------   ------    -------   -------  --------     -------  -------  --------
Net income (loss)....... $  (336) $  472   $  (46)   $(1,757)  $(2,458) $  5,088     $ 2,354  $ 8,340  $  6,955
                         =======  ======   ======    =======   =======  ========     =======  =======  ========
Weighted average shares
 outstanding(5).........     187     185      693      3,712    15,389    23,557(6)   13,381   18,562  24,589(6)
Primary earnings (loss)
 per
 share.................. $ (1.80) $ 2.55   $ (.07)   $  (.47)  $  (.16) $   0.22     $   .18  $   .45  $    .28

                                        DECEMBER 31,                     JUNE 30,
                         ------------------------------------------ ------------------
                                                                             PRO FORMA
                         1989(1) 1990(1) 1991(1) 1992(1)(2) 1993(3)   1994     1994
                         ------- ------- ------- ---------- ------- -------- ---------
BALANCE SHEET DATA:
Working capital......... $  354  $  585  $  775   $ 5,370   $25,129 $ 59,710 $ 78,849
Total assets............  2,082   2,641   3,562    18,438    75,144  115,535  275,884
Long-term debt..........    820     --    1,600     6,884    11,240   45,829  120,109
Stockholders' equity....    342     783     802     5,446    39,449   49,223   97,439
Book value per share.... $ 1.83  $ 4.23  $ 1.16   $  1.47   $  2.56 $   2.65 $   3.96

- --------
 (1) In October 1992, Benson acquired Pembridge Optical Partners, Inc. ("Pembridge"). Although as a result of this transaction Benson was the surviving legal entity, Pembridge, which was formed in September 1991, was the surviving entity for accounting purposes. The acquisition of Superior Optical Company, Inc. ("Superior Optical") in December 1992 was accounted for as a pooling of interests and, accordingly, Benson's consolidated financial statements were restated for all periods prior to the acquisition to include the results of operations, financial position and cash flows of Superior Optical. As a result, the Selected Financial Data for the fiscal years ended December 31, 1989 and 1990 are that of Superior Optical only, and for the fiscal year ended December 31, 1991 are that of Superior Optical for the full year combined with Pembridge from September 1991.
 (2) The acquisition of Pembridge in October 1992 was treated for accounting purposes as a reverse acquisition. The results of Pembridge are included from its date of inception on September 16, 1991. The 1992 acquisition of Benson Optical Co., Inc. ("Benson Optical") was accounted for as a purchase. As a result, the information presented reflects the results of Benson Optical subsequent to its purchase on October 16, 1992.
 (3) The acquisitions of Superior Eye Care, Bonneau, and International Eyewear & Accessories Inc. ("International Eyewear") were effective April 30, 1993, June 1, 1993 and November 30, 1993, respectively. Superior Eye Care and Bonneau were accounted for as purchases. As a result, the information presented does not reflect the operations of these companies prior to their respective dates of acquisition. International Eyewear was accounted for as a pooling of interests, and, as a result, its results are included from its inception on January 1, 1993.
 (4) The pro forma statements of operations data for the year ended December 31, 1993 and the six months ended June 30, 1994, are presented as if the acquisitions of Superior Eye Care, Bonneau and Opti-Ray (acquired effective January 1, 1994) and ORC each had occurred on January 1, 1993. The pro forma balance sheet data give effect to the combination of Benson and ORC.
 (5) Does not include (i) 1,745,334 shares of Benson Common Stock reserved for issuance upon the exercise of options granted or that may be granted pursuant to the Benson 1992 Stock Option Plan, (ii) 200,000 shares of Benson Common Stock reserved for issuance upon the exercise of options granted or that may be granted pursuant to the Benson's 1993 Stock Option Plan for Outside Directors,
    (iii) 500,000 shares of Benson Common Stock reserved for issuance under the Benson Employee Stock Purchase Plan and (iv) 250,000 shares of Benson Common Stock, subject to adjustment, issuable upon exercise of warrants (that have an exercise price of $10 per share) issued to RAS Securities Corp. and ABD Securities Corporation in connection with the Benson's July 1993 offering of Benson Common Stock, (v) 4,521,864 shares of Benson Common Stock reserved for issuance upon the conversion of Benson's Convertible Notes due 2001.
 (6) See Notes to the Pro Forma Combined Financial Statements appearing elsewhere in this Proxy Statement.

                         OPTICAL RADIATION CORPORATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                FOR THE
                                 FOR THE YEAR ENDED JULY 31,               NINE MONTHS ENDED
                          ----------------------------------------------  -------------------
                                                                          APRIL 30, APRIL 30,
                           1989     1990      1991      1992      1993      1993      1994
                          -------  -------  --------  --------  --------  --------- ---------
STATEMENT OF OPERATIONS
 DATA: (7)
Sales...................  $75,760  $93,066  $105,535  $127,026  $129,314   $94,994  $104,148
Cost of sales...........   50,447   60,410    71,244    85,075    85,851    63,763    68,874
                          -------  -------  --------  --------  --------   -------  --------
Gross profit............   25,313   32,656    34,291    41,951    43,463    31,231    35,274
Selling, general and
 administrative
 expenses...............   18,976   23,001    27,135    32,277    32,760    24,608    25,196
Research and
 development............    3,067    2,343     2,018     1,772     2,548     2,056     1,754
Special charges
 (credits) (8)..........      --       --        --      2,952       --        --        --
Interest income.........    1,564    2,341     2,001     1,757     1,736     1,260       995
Interest (expense)......   (1,544)  (2,252)   (2,236)   (2,257)   (2,140)   (1,625)   (1,512)
Other income (expense)..      (92)     172        87      (461)      633       661        57
                          -------  -------  --------  --------  --------   -------  --------
Income from continuing
 operations before
 provision for income
 taxes..................    3,198    7,573     4,990     3,989     8,384     4,863     7,864
Provision for income
 taxes..................    1,285    2,916     1,921     1,536     3,228     1,872     3,028
                          -------  -------  --------  --------  --------   -------  --------
Net income from
 continuing operations
 and before cumulative
 effect of an accounting
 change.................  $ 1,913  $ 4,657  $  3,069  $  2,453  $  5,156   $ 2,991  $  4,836
Cumulative effect of an
 accounting change......      --       --        --        --        --        --      1,420
                          -------  -------  --------  --------  --------   -------  --------
Net income from
 continuing operations..  $ 1,913  $ 4,657  $  3,069  $  2,453  $  5,156   $ 2,991  $  6,256
                          =======  =======  ========  ========  ========   =======  ========
Net income per share
 from continuing
 operations and before
 cumulative effect of an
 accounting change (9)..  $   .29  $   .70  $    .46  $    .38  $    .84   $   .48  $    .81
Net income per share
 from cumulative effect
 of accounting change...      --       --        --        --        --        --        .23
                          -------  -------  --------  --------  --------   -------  --------
Net income per share
 from continuing
 operations.............  $   .29  $   .70  $    .46  $    .38  $    .84   $   .48  $   1.04
                          =======  =======  ========  ========  ========   =======  ========
Weighted average shares
 outstanding............    6,692    6,611     6,604     6,491     6,168     6,188     6,032
Cash dividend per share.      --       --   $   2.00       --        --        --        --

                                         AT JULY 31,                    AT APRIL 30,
                         -------------------------------------------- -----------------
                           1989     1990     1991     1992     1993     1993     1994
                         -------- -------- -------- -------- -------- -------- --------
BALANCE SHEET DATA:
Working capital......... $ 54,809 $ 60,592 $ 62,508 $ 61,172 $ 67,421 $ 66,056 $ 68,423
Total assets............  131,915  148,597  140,433  145,203  148,488  146,121  148,910
Long-term debt..........   22,636   20,907   20,500   20,073   19,170   19,299   18,780
Stockholders' equity....   84,005   91,690   92,033   92,359   96,928   94,581   98,026
Book value per share.... $  13.12 $  14.28 $  14.28 $  14.84 $  15.94 $  15.56 $  16.63

                                                              AS OF AND FOR
                                    AS OF AND FOR THE YEAR   THE NINE MONTHS
                                     ENDED JULY 31, 1993   ENDED APRIL 30, 1994
                                    ---------------------- --------------------
COMPARATIVE PER SHARE PRO FORMA
 INFORMATION:
Book value per share...............         $15.89                $16.34
Income from continuing operations
 per share.........................            .84                  1.04
Pro forma weighted average shares
 outstanding (10)..................          6,100                 5,998

- --------
 (7) Excludes net loss from discontinued operations of the OSP Division.
 (8) Special charges includes litigation expenses in fiscal year 1990; litigation credit in fiscal year 1991 and in fiscal year 1992 a $3.0 million charge for the cancellation of the Cinema Digital Sound project and $2.1 million taken for the Orcolon recall and product discontinuation.

(9) Reflects the adaption of SFAS No. 109, "Accounting for Income Taxes" during the first quarter of fiscal year 1994.
(10) The weighted average number of shares used to calculate Comparative Per Share Pro Forma Information were calculated as 0.75 (the assumed Exchange Ratio) multiplied by ORC's actual weighted average shares outstanding during the period plus 1,474 additional shares issued in connection with the Rights assuming an $8.00 Average Closing Price.

  THE ABOVE INFORMATION SHOULD BE READ IN CONJUNCTION WITH BENSON'S AND ORC'S HISTORICAL AND PRO FORMA COMBINED FINANCIAL STATEMENTS AND NOTES THERETO, EITHER INCORPORATED BY REFERENCE OR INCLUDED HEREIN. SEE "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

                       CERTAIN INVESTMENT CONSIDERATIONS

  Holders of ORC Common Stock and Benson Common Stock should consider carefully all of the information contained in this Proxy Statement, including the following:

              INVESTMENT CONSIDERATIONS RELATING TO BENSON AND ORC

EFFECT OF THE EXCHANGE RATIO AND OTHER FACTORS ON THE MERGER CONSIDERATION

  The relative stock prices of Benson Common Stock and ORC Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement or the date hereof or the date on which the Exchange Ratio is determined. These variances may be due to changes in the business, operations and prospects of Benson or ORC, recently announced federal health care legislation, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors. Pursuant to the Merger Agreement, (i) the Exchange Ratio adjusts based upon certain changes in the price of Benson Common Stock and (ii) the consideration to be received by holders of ORC Common Stock from the sale of the OSP Division may not be known until December 31, 1994. Thus, the holders of ORC Common Stock will not be able to determine the number of shares of Benson Common Stock they will receive pursuant to the Exchange Ratio until five days prior to the ORC Special Meeting and may not be able to determine the consideration they will receive pursuant to the sale of the OSP Division until December 31, 1994. In addition, pursuant to the Merger Agreement, if the Average Closing Price is less than $6.00, ORC will have the right to terminate the Merger Agreement; provided, however, that Benson has the right to elect to rescind such termination, whereupon the Exchange Ratio will be equal to $4.95 divided by the Average Closing Price. Because the Exchange Ratio is subject to increase in the event that the Average Closing Price of Benson Common Stock is less than $6.00, Benson has registered a total of 8,000,000 shares of Benson Common Stock in connection with the Merger.

CERTAIN REGULATORY MATTERS

  Health Care. The health care industry and, in particular, the relationships between and among health care professionals, providers and suppliers, are heavily regulated at the state and federal levels. In the context of Benson's and ORC's present and proposed business activities, these health care regulations affect many aspects of Benson's and ORC's relationships with their customers. These regulations are complex and are changing constantly, and many aspects of these regulations have not been the subject of regulatory interpretation; taken together, these factors create great uncertainty regarding the application of these regulations to Benson's and ORC's business. In addition, regulation of the health care industry continues to increase and various regulatory authorities have indicated that the health care industry will be subject to increased scrutiny and enforcement activity. Violating such regulations can result in significant monetary fines, operating restrictions and criminal and other penalties. Because compliance with applicable regulations depends to a significant extent on how the terms of arrangements within the health care industry are actually implemented and structured, determining compliance with these regulations can be extremely difficult. There can be no assurance that a review of Benson's or ORC's past, present or future business activities by courts or regulatory authorities will not result in determinations that could adversely affect the operations of Benson or ORC, or that the health care regulatory environment will not change so as to restrict Benson's or ORC's existing operations or limit the expansion of Benson's business. In addition, the Clinton administration and certain state governments have announced significant health care initiatives. There can be no assurance that such initiatives and private cost control initiatives will not have a material adverse effect on Benson or ORC.

  Food and Drug Administration. Certain of the products sold by Benson and ORC must comply with quality control standards set by the U.S. Food and Drug Administration (the "FDA"). The FDA regulates the manufacture and sale of ophthalmic products under the Federal Food, Drug and Cosmetic Act, as amended by the 1976 Medical Device Amendments and certain subsequent amendments. Over the past few years, the FDA has become more restrictive in the regulatory process and has increased its surveillance over existing products and manufacturing facilities. Increased regulatory scrutiny, in turn, has extended the new product approval cycle, increased costs, and required more resources to support ongoing operations and existing products. The FDA has authority to suspend or remove a product from the market or to cause a manufacturer to cease operations either at a facility or company wide if it deems a product or a manufacturing process to be outside regulatory guidelines.

  Antitrust. Pursuant to the requirements of the HSR Act, on July 11, 1994, ORC and Benson each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division. The waiting period under the HSR Act with respect to such filing expired on August 10, 1994. ORC and Benson do not believe that any additional filing relating to antitrust issues is required with respect to the Merger. Notwithstanding that the HSR Act waiting periods have expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of ORC or Benson. Consummation of the Merger is conditioned upon, among other things, the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition. ORC and Benson do not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

EFFECT ON THE MERGER OF MATERIAL ADVERSE EFFECTS RELATING TO BENSON AND ORC

  The absence of a material adverse effect with respect to ORC (which material adverse effect was not contemplated in documents previously filed with the Commission) is a condition to the consummation of the Merger by Benson and the impact of such material adverse effect may have an impact on the operating results of Benson and value of Benson Common Stock after the Merger if the Merger is consummated. See "The Merger Agreement." While the absence of a material adverse effect with respect to Benson is not a condition to the consummation of the Merger by ORC, the impact of such material adverse effect may have an impact on the operating results of Benson and value of Benson Common Stock after the Merger. If a material adverse effect with respect to Benson were to occur after the Average Closing Price is determined for purposes of the Merger Consideration, the value of the Benson Common Stock to be received by holders of ORC Common Stock as part of the Merger Consideration could be adversely affected.

                  INVESTMENT CONSIDERATIONS RELATING TO BENSON

OPERATING LOSSES AND LIMITED OPERATING HISTORY

  Benson reported losses before income taxes of approximately $53,000, $1.8 million and $2.4 million for the years ended December 31, 1991, 1992 and 1993, respectively. There can be no assurance that Benson will achieve or sustain profitability in the future. Although Benson's financial statements include the results of a predecessor, Benson itself, as a consolidated entity, has a limited operating history as a result of the reorganization of Benson and the entrance by Benson into the eyecare industry in October 1992.

PLANNED DISPOSITION OF CERTAIN BENSON BUSINESSES

  In anticipation of the consummation of the Merger and in recognition of the fact that Benson cannot be both an effective retailer and an effective wholesaler in the prescription eyewear business, Benson intends to sell the assets of its retail prescription eyewear business. On August 26, 1994, Benson sold the assets of Pembridge Optical Partners, Inc., consisting primarily of eight retail stores located in New York and New Jersey, for a total consideration of approximately $1,300,000. Benson has received indications of interest relating to the sale of its remaining retail business from various parties but has not entered into any purchase agreements with prospective buyers. Benson plans to maintain its relationships with ophthalmologists through ORC's current customer and supplier contacts. The total assets of Benson's retail business at June 30, 1994 were approximately $11,600,000. The business represented approximately $39,900,000 in revenues for the year ended December 31, 1993.

RAPID GROWTH THROUGH ACQUISITIONS

  Benson has expanded its operations primarily by means of acquisitions. It acquired Benson Optical Co., Inc., Pembridge Optical Partners, Inc. and Superior Optical Co., Inc. in 1992; Superior Eye Care, Inc., The Bonneau Company and Pennsylvania Optical Company and certain properties, International Eyewear & Accessories, Inc. and certain assets of Franklin Optical Company, Inc. and Vision Care Services, Inc. in 1993 and Opti-Ray, Inc. in 1994. Benson intends to continue its strategy of aggressive growth through strategic acquisitions. There can be no assurance that Benson will be successful in managing the combined operations of the entities acquired, including ORC, or be able to locate or acquire other suitable acquisition candidates on acceptable terms, or that any other operations that are acquired can be effectively and profitably integrated into Benson. Additionally, there can be no assurance that any future acquisitions will not have a material adverse effect on Benson's operating results, particularly during the period immediately following such acquisitions.

HIGHLY COMPETITIVE MARKETPLACE

  Benson competes principally with two large distributors in the market for readers and with numerous distributors of sunglasses. The retail eyecare industry is fragmented and highly competitive and historically has been subject to severe price competition. Benson's competitors include numerous retail optical stores, independent retail outlets and independent opticians, optometrists and ophthalmologists, as well as large optical chains such as LensCrafters, Inc. and Pearle, Inc. In addition, industry consolidation and the installation of optical units in department store chains and warehouse clubs have further increased Benson's competition. There can be no assurance that such competition will not adversely affect Benson's operations in the future. Many of Benson's competitors have established operating histories, are larger than Benson and have financial and other resources substantially greater than those of Benson.

DEPENDENCE ON LARGE CUSTOMERS

  Benson is dependent on certain large customers, the loss of one or more of which could have a material adverse effect on Benson. Benson's two largest customers accounted for approximately 22% of Benson's revenues for 1993; Wal-Mart Stores, Inc. and Target Stores represented approximately 12% and 10%, respectively, of Benson's 1993 revenues. As a result of the size of its largest customers, Benson carries large accounts receivable and in the past has experienced a write down of accounts receivable associated with the bankruptcy of one of Benson's customers. Although Benson has implemented internal procedures designed to limit the extension of credit to any single customer, there can be no assurance that Benson will not have to write down accounts receivable again in the future. In addition, certain of Benson's large customers have the ability to purchase eyecare products directly from the manufacturers. To the extent a customer does so, Benson's business could be materially affected. Benson does not typically enter into contracts with its customers.

DEPENDENCE ON KEY PERSONNEL

  Benson's business is managed by a small number of executive officers and key employees, most of whom have employment contracts with Benson. The loss of the services of one or more of these executive officers or key employees could have a material adverse effect on Benson. A number of the members of Benson's management are new to Benson. Benson believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel.

CONTROL BY MANAGEMENT

  Martin E. Franklin and Warren B. Kanders, Chief Executive Officer and Vice Chairman of Benson, respectively, own in the aggregate 6,800,000 shares of Benson Common Stock, representing approximately 37% of the outstanding shares of Benson Common Stock. These persons have the practical ability to elect the entire Board of Directors of Benson and to direct the affairs of Benson.

SEASONALITY

  Benson's business is seasonal in nature, with the first and second quarters having increased sales due to the high demand for sunglasses during such periods. Since Benson is, and expects to continue to be, subject to some seasonality of demand, its operating results may be subject to considerable fluctuations from quarter to quarter.

POTENTIAL ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  Benson has 500,000 shares of authorized and unissued preferred stock and in excess of 21,000,000 shares of authorized and unissued Benson Common Stock which could be issued to a third party selected by current management or used as the basis for a shareholders' rights plan, which could have the effect of deterring a potential acquiror. The ability of the Benson Board of Directors to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial numbers of shares of Benson Common Stock in the public market in the future could adversely affect the market price of Benson Common Stock and could impair Benson's ability to raise additional capital through the sale of its equity securities. The 3,400,000 shares of Benson Common Stock owned by Martin E. Franklin may be sold from time to time subject to the restrictions contained in Rule 144 under the Securities Act or pursuant to a separate registration statement. In addition, Benson has filed a Registration Statement on Form S-3 registering an aggregate of 4,928,035 shares of Benson Common Stock, including 3,778,035 shares owned by certain Benson shareholders (including Warren B. Kanders, Benson's Vice Chairman, who owns 3,400,000 shares) and 1,150,000 shares that may be issued to the limited partners of Benson Partners (as defined and discussed below). As of September 8, 1994, Benson had outstanding under the Benson Stock Option Plan options to purchase approximately 1,027,000 shares of Benson Common Stock and under its 1993 Stock Option Plan for Outside Directors options to purchase approximately 134,000 shares of Benson Common Stock. The shares issuable upon exercise of these options have been registered under the Securities Act. The Benson Stock Option Plan Amendment, if approved by Benson shareholders, will increase the number of shares of Benson Common Stock available for grant under the Benson Stock Option Plan. Benson expects to register such additional shares, which may be awarded under the plan from time to time. Since Benson has issued, and may continue to issue, significant numbers of shares of Benson Common Stock in connection with acquisitions or otherwise, the number of outstanding shares of Benson Common Stock that are likely to be eligible for sale in the future is likely to increase significantly.

                   INVESTMENT CONSIDERATIONS RELATING TO ORC

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Employment Agreements. In considering the recommendation of the Board of Directors of ORC with respect to the Merger, holders of ORC Common Stock should be aware that certain members of ORC's management, one of whom is a member of the Board of Directors, have certain interests in the Merger that are in addition to those of ORC shareholders generally. The Board of Directors of ORC was aware of these interests when it considered and approved the Merger and the Merger Agreement.

  Four executive officers and ten additional employees of ORC are covered by individual severance agreements which provide for payments upon termination following a change in control. Each of Richard D. Wood, William T. Sullivan, Gary N. Patten and Philip J. Englund, each an executive officer of ORC, and

Weldon Lucas, an executive officer of Omega Optical Co., Inc., a subsidiary of ORC, has entered into a severance agreement with ORC, dated March 14, 1994, that provides for two years of salary upon termination following a change in control (the "Severance Agreement"). Each Severance Agreement has a term of three years with automatic one-year renewals thereafter; however, if a Change in Control (as defined below) occurs, the term will be at least one year beyond such Change in Control. "Change in Control" is defined in the Severance Agreement as (i) the sale, lease or exchange of all or substantially all of the assets of ORC; (ii) shareholder approval of a plan of dissolution or liquidation of ORC; (iii) direct or indirect ownership by a person (other than a current director or officer, as defined in the Severance Agreement) of 35% or more of the combined voting power of ORC securities; (iv) incumbent directors' ceasing to be a majority of the Board of Directors of ORC; or (v) in the opinion of independent counsel to ORC, the occurrence of an event constituting a change in control which ORC must report on Form 8-K pursuant to the Exchange Act. The Merger will constitute a Change in Control under the Severance Agreement.

  During the term of the Severance Agreement, if an employee is terminated in the first year after a Change in Control or prior to a Change in Control if due thereto, for any reason other than death, cause, disability or retirement, or if the employee voluntarily terminates employment in the first year after a Change in Control for "Good Reason" (generally, certain defined adverse changes in the employee's status or position as an executive of ORC prior to the Change in Control and, including specifically, any termination of employment for any reason, other than death, disability or retirement, from the 91st day following the Change in Control through the 365th day following the Change in Control), the employee will receive the following benefits: (i) within five business days of termination, cash payment equal to the product of (A) the employee's monthly base salary and (B) 24; (ii) within five business days of termination, cash payment equal to the amount of cash bonuses paid to the employee in the 12 months preceding the Change in Control, pro rated to the date of termination;
(iii) continuation for two years of insurance coverages providing benefits to the employee and dependents, provided the employee makes employee contribution payments as before the termination; and (iv) payment by ORC of outplacement services, if requested by the employee within six months of termination. However, if any payments under the Severance Agreement or other benefits received by the employee from ORC constitute an "excess parachute payment" under the Internal Revenue Code of 1986, as amended (the "Code"), such payments shall be reduced to the extent necessary to prevent imposition of excise tax.

  Pursuant to separate letter agreements, nine ORC employees who are not executive officers of ORC are each entitled to one year of severance pay if such employee is terminated in the first year after a change of control (defined in these agreements as an event of the type specified in clauses (i), (ii) or (iii) of the definition of Change in Control in the Severance Agreement, including the Merger) or prior to such change of control if due thereto, for any reason other than death, cause, disability or retirement, or if such employee voluntarily terminates employment with ORC within the first year after such a change of control as a result of certain defined adverse changes in his position with ORC. In addition, each such employee would receive a continuation for one year of insurance coverage providing benefits to the employee and dependents, provided the employee makes employee contribution payments as before the termination, and payment by ORC of outplacement services, if requested by the employee within six months of termination.

  Benson Partners. Pursuant to the terms of an Agreement of Limited Partnership, dated December 7, 1993 (the "Partnership Agreement"), Benson Services, Inc. (the "General Partner"), a wholly owned subsidiary of Benson, acts as the sole general partner of, with a 1% interest in, Benson Partners I, L.P., a Delaware limited partnership ("Benson Partners"). On January 13, 1994, Benson Partners filed with the Commission a Schedule 13D reporting that it had acquired 374,000 shares of ORC Common Stock, such number representing on such date approximately 6.17% of the shares of ORC Common Stock. As of September 6, 1994, Benson Partners owns 529,950 shares of ORC Common Stock ("Acquired Shares"), such number representing approximately 9% of the shares of ORC Common Stock. Benson Partners will be treated no more favorably than any other holder of ORC Common Stock in the Merger. Benson Partners has agreed to vote its shares of ORC Common Stock in favor of the Merger Agreement.

  The purpose of Benson Partners, as set forth in the Partnership Agreement, is to acquire up to 9.9% of ORC Common Stock. The General Partner is authorized to conduct and manage the business and affairs of Benson Partners and is responsible for purchasing, selling, voting and exercising all rights with respect to the Acquired Shares. The General Partner will hold all proxies with respect to the Acquired Shares. No limited partner may transfer, sell or assign his or its interest in Benson Partners without the prior written consent of the General Partner. The General Partner may not transfer, sell or assign its interest in Benson Partners without the prior written consent of all limited partners.

  Profits and losses of Benson Partners will be allocated 80% to the limited partners pro rata based upon their respective capital contributions and 20% to the General Partner. The General Partner will contribute 1% of the capital of Benson Partners. The limited partners will contribute an amount not to exceed $5.5 million. Subject to certain limitations, the General Partner may distribute Acquired Shares to all partners pro rata from time to time in accordance with the positive balances of their capital accounts.

  Upon dissolution and winding up of Benson Partners, the assets of Benson Partners (including any Acquired Shares) may be distributed to the partners in cash or in kind in proportion to each partner's capital account. In the event Benson acquires more than 50% of the outstanding ORC Common Stock, Benson Partners will be dissolved and each limited partner may elect to receive, in lieu of any distribution in cash or in kind, registered shares of Benson Common Stock valued at a price of $8.00 per share. Benson and each limited partner of Benson Partners have agreed that Benson will issue shares of Benson Common Stock to such limited partner in exchange for the cash component of the Merger Consideration paid to Benson Partners in the Merger and thereafter distributed to such limited partner.

CERTAIN REGULATORY MATTERS

  In November 1993, the FDA impounded approximately 92,000 one-piece IOL's manufactured by ORC based upon alleged violations of Good Manufacturing Practices ("GMP") guidelines promulgated by the FDA. These impounded IOL's had an inventory value of approximately $2.3 million. ORC filed a claim for the return of the impounded inventory and denied the allegations. In June 1994, the FDA agreed that the IOL's manufactured by ORC after October 1993 were not made in violation of GMP guidelines and returned such impounded IOL's to ORC. On July 5, 1994, a federal court approved an agreement between ORC and the FDA allowing ORC to re-examine the remaining impounded IOL's to reconfirm that they meet ORC's manufacturing specifications and quality standards. The agreement allows ORC to sell those IOL's that pass this re-examination. During the third quarter of the fiscal year ending July 31, 1994, ORC recorded inventory reserve additions of approximately $265,000 that, when combined with previously established reserves of $605,000, would provide for the expense of re-examining these IOL's and also provide for these IOL's to be sold at a discount to existing inventory.

  In April 1994, ORC received correspondence from the FDA that challenged its designation of 21 IOL models in its annual report as similar to existing Premarket Approved ("PMA") IOLs, and thus exempt from the requirement for the submission of PMA supplements. ORC has submitted the PMA supplements for these IOL models. If the FDA ultimately concludes that the information contained in the PMA supplements is not sufficient for all or some of the models in question, it could force ORC to recall the models deemed not to be PMA approved, stop all distribution of these lenses, or compile clinical data based upon lens implants previously performed. In the aggregate, these IOL lenses account for approximately $2 million in annualized sales of ORC.

  Since the summer of 1991, ORC has been the subject of an FDA investigation concerning the approval and recall of Orcolon, a synthetic visoelastic gel for use in cataract surgery. In May 1994, ORC was informed verbally by a representative of the FDA that the Orcolon investigation has not been closed. ORC believes that it probably will not receive any formal notification or confirmation from the FDA if and when the Orcolon investigation is closed.

ENVIRONMENTAL MATTERS

  ORC's facilities are subject to federal, state and local environmental laws and regulations that apply to ORC's operations, buildings, products and real property. For example, under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), commonly known as "Superfund," and various state and local laws and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, in, or under such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to use, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may also be liable for the costs of the removal or remediation of such wastes at a disposal or treatment facility regardless of whether such facility was owned or operated by such persons.

  ORC's Azusa, California facility is located over a portion of the San Gabriel Valley Aquifer in which volatile organic compounds ("VOCs") were discovered in 1979. In 1983, the aquifer was declared a Superfund site under authority of CERCLA. Between 1983 and 1990, ORC received and responded to a series of information requests from the U.S. Environmental Protection Agency ("EPA"). In 1990, ORC was notified by the EPA that it was a "Potentially Responsible Party" for the groundwater contamination along with several hundred other companies. Soil and subsurface samples of properties, including ORC's Azusa facility, were begun in 1992 and continued into 1994. The costs of this investigation currently are being borne by Aerojet General Corporation and its Aerojet Electro Systems Division, ORC's neighbor and former owner of much of the property where ORC's facilities are located.

  After the investigation of the study area (a unit within the larger Superfund site) in which ORC's property is located is complete, remedial options may be evaluated and one or more may be adopted. If none of the Potentially Responsible Parties is willing to agree to perform or finance the selected remedy, then either the EPA or a state agency will pay for the remediation effort and seek contribution from parties deemed to be Responsible Parties or the EPA will bring administrative or judicial action to compel Potentially Responsible Parties to pay for the remediation. Remediation efforts are not expected to commence before the mid 1990's at the earliest. In 1994 the EPA estimated that remediation costs for the study area will be $99.7 million to be apportioned among Responsible Parties which will be named in Special Notice Letters to be served by the EPA. Alternate remediation plans, which would decrease costs to Responsible Parties, have been proposed. As of the date of this Proxy Statement, ORC has not incurred any remediation costs. ORC expects that the remediation costs will be borne primarily by the parties that caused the contamination, but cannot estimate the amount of such remediation costs that it would be required to bear, if any. ORC has no record of its use of any of the VOCs identified by the EPA as contaminants of the groundwater. In addition, to the extent ORC were required to bear a significant portion of the remediation costs, ORC believes it would have a claim against the prior owner of the property for contribution or cost recovery. There can be no assurance, however, that such claim would be successful.

  The Portland, Oregon facility of Opti-Craft, Inc., a subsidiary of ORC, appears on the Oregon Environmental Cleanup Site Information database, a database of properties which may require cleanup. Following review of documentation submitted by Opti-Craft, Inc. to the state environmental agency, the agency determined that no further action is required at the facility unless additional information becomes available in the future which warrants further investigation.

  Precision Optics, Inc. ("Precision"), a subsidiary of ORC, is one of 22 entities designated as a Responsible Party for cleanup of a disposal facility located in Stearns County, Minnesota. Precision historically had sent certain wastes to the St. Augustas Sanitary Landfill/Engen Dump (the "Site"). Wastes deposited by Precision included ground glass and plastic created by the processing of ophthalmic lenses; the grindings contained residues of oils used in the processing of the lenses. The grindings also contained small concentrations of heavy metals, which are included in certain glass ophthalmic lenses. Ground water contamination has been identified at the Site. The principal contaminants identified are VOCs; Precision has no record of having disposed of any VOCs at the Site. In the past, low concentrations of heavy metals also have been identified in several test wells at the Site. Precision was one of a number of optical laboratories and ophthalmic lens manufacturers who disposed of wastes at the Site; a number of other manufacturers and municipalities also disposed of wastes at the Site. ORC does not believe that it has a material exposure or any material potential liability at the Site. The quantities of waste disposed of by Precision at the Site were not significant in comparison to quantities disposed of by other Responsible Parties and Potentially Responsible Parties. Additionally, the state of Minnesota recently enacted the Landfill Cleanup Program which may provide state reimbursement of cleanup costs associated with the Site to certain eligible parties. There can be no assurance, however, that funds will be made available for this Site or to Precision. Cost estimates for the total cleanup have ranged from approximately $1.2 million to $2.4 million.

  ORC is also subject to other federal, state and local environmental laws and regulations governing the handling, storage, use, disposal, discharge and emission of a variety of chemical substances. Certain of these laws and regulations require the reduction or elimination of many of these chemicals over a period of time. Some of the required reductions require the substitution of less hazardous or less toxic chemicals for the presently used chemicals or the purchase of new equipment or pollution control devices. Substantial penalties can be imposed for failure to meet emission standards or other environmental limitations and requirements. To date, compliance with environmental laws and regulations has not had a material effect on ORC's earnings nor has it required ORC to undertake significant capital expenditures.

MAJOR SUPPLIERS

  The principal raw materials used in ORC's products include petroleum-based products and compounds, specialty chemicals, glass, nonferrous metals, electronic components and subassemblies. ORC is dependent on outside suppliers and subcontractors to meet performance specifications, quality standards and delivery schedules. Although most raw materials, products and services used by ORC in its operations are available from numerous sources at competitive prices, certain raw materials used primarily to make ophthalmic lenses and IOLs are available from only a few suppliers. However, these vendors tend to be very substantial in size and disruption of supply is not likely.

CONSIDERATIONS RELATING TO THE RIGHTS

  While holders of ORC Common Stock will receive, at a minimum, the Fraction as a portion of the Merger Consideration, there can be no assurance as to the value and composition of the OSP Disposition Proceeds represented by the Rights. In the event ORC is unable to enter into definitive agreements to sell the entire OSP Division prior to the Effective Time, or to complete all such sales by December 31, 1994, the Rights may be less valuable than they otherwise would have been if ORC had had additional time to consummate such agreements or sales. In light of the status of current discussions, ORC believes that it is reasonably likely that it will not enter into any agreements on or prior to the Effective Time relating to the sale of all or part of the OSP Division. If no agreement has been entered into on or prior to the Effective Time, in addition to the right to receive $17.00 in cash and a fraction of a share of Benson Common Stock having a value equal to the Exchange Ratio, each outstanding share of ORC Common Stock will be converted into the right to receive a fraction of a share of Benson Common Stock having a value equal to $2.00 in lieu of a pro rata share of the OSP Disposition Proceeds.

  In addition, the Rights will be a new issue of securities with no established trading market. No one has advised Benson that it intends to make a market in the Rights. Benson has no obligation to apply for listing of the Rights on any exchange and currently does not intend to do so. Accordingly, there can be no assurance that a trading market for the Rights will develop or, if such market does develop, as to the liquidity of such market.

                              GENERAL INFORMATION

  This Proxy Statement is furnished to shareholders of each of ORC and Benson in connection with the solicitation of proxies by and on behalf of the Boards of Directors of ORC and Benson, as the case may be, for use at the ORC Special Meeting and the Benson Special Meeting, as the case may be. The ORC Special Meeting will be held at 10:00 a.m. on October 12, 1994 at the offices of ORC, 1300 Optical Drive, Azusa, California 91702. The Benson Special Meeting will be held at 1:00 p.m. on October 12, 1994 at the Citibank Amphitheater, 399 Park Avenue, 12th floor, New York, New York. This Proxy Statement and the related form of proxy for each of ORC and Benson are first being mailed to their respective shareholders on or about September 12, 1994.

PURPOSE OF SPECIAL MEETINGS

  The shareholders of ORC will be asked to consider and vote upon the Merger Agreement at the ORC Special Meeting, and the shareholders of Benson will be asked to consider and vote upon the Merger Agreement and the Benson Stock Option Plan Amendment at the Benson Special Meeting. Each of the ORC Special Meeting and the Benson Special Meeting also will be held for the purpose of transacting such other business, if any, incidental to the conduct of such meeting as may properly come before it.

RECORD DATE; VOTING RIGHTS; PROXIES

  The ORC Board of Directors has fixed the close of business on September 6, 1994 as the ORC Record Date for determining holders entitled to notice of and to vote at the ORC Special Meeting. The Benson Board of Directors has fixed the close of business on September 9, 1994 as the Benson Record Date for determining holders entitled to notice of and to vote at the Benson Special Meeting.

  As of the ORC Record Date, there were 5,897,738 shares of ORC Common Stock issued and outstanding, entitling the holder thereof to one vote. As of September 8, 1994, there were 18,565,948 shares of Benson Common Stock issued and outstanding, entitling the holder thereof to one vote. All shares of ORC Common Stock and Benson Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of ORC Common Stock and Benson Common Stock will be voted in favor of the Merger, such shares of Benson Common Stock will be voted in favor of the Benson Stock Option Plan Amendment and in the discretion of the proxy holder as to any other matter which may be incidental to the ORC Special Meeting or the Benson Special Meeting, as the case may be, as may properly come before such meeting. Neither ORC nor Benson knows of any matters other than as described in the Notice of Special Meeting that are to come before the ORC Special Meeting or the Benson Special Meeting, respectively. If any other matter or matters are properly presented for action at the ORC Special Meeting or the Benson Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of ORC or Benson, as the case may be, by signing and returning a later dated proxy, or by voting in person at the ORC Special Meeting or the Benson Special Meeting, as the case may be; however, mere attendance at the ORC Special Meeting or the Benson Special Meeting will not itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES

  The cost of solicitation of proxies for the ORC Special Meeting will be borne by ORC and brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. MacKenzie Partners, Inc. has been engaged by ORC to act as a proxy solicitor for the ORC Special Meeting and will receive a fee of $5,000, plus expenses. The cost of solicitation of proxies for the Benson Special Meeting will be borne by Benson. Benson does not intend to engage the services of a proxy solicitor. In addition to the use of the mails, proxies may be solicited by the directors and officers of Benson and ORC by personal interview, telephone or telegram. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

QUORUM

  The presence in person or by properly executed proxy of holders of a majority of the votes entitled to be cast at each of the ORC Special Meeting and the Benson Special Meeting is necessary to constitute a quorum at the ORC Special Meeting and the Benson Special Meeting, respectively.

REQUIRED VOTE

  The approval and adoption of the Merger Agreement require the affirmative vote of the holders of a majority of the outstanding shares of Benson Common Stock, represented in person or by proxy at the Benson Special Meeting and the affirmative vote of the holders of a majority of the outstanding shares of ORC Common Stock outstanding on the ORC Record Date. The approval and adoption of the Benson Stock Option Plan Amendment also require the affirmative vote of the holders of a majority of the outstanding shares of Benson Common Stock represented in person or by proxy at the Benson Special Meeting. Approval of the Benson Stock Option Plan Amendment is not a condition to and is not required for the consummation of the Merger, and such Amendment, if approved by Benson shareholders, will be effective whether or not the Merger is consummated. For purposes of determining whether the Merger Agreement has received the required number of votes for approval at the Benson Special Meeting and by the holders of shares of ORC Common Stock, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. With respect to the Benson Special Meeting, in instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Benson Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote. With respect to approval by holders of shares of ORC Common Stock, broker non-votes will be included in the vote totals and, therefore, will have the same effect as a negative vote. On the ORC Record Date, there were 5,897,738 votes represented by the outstanding ORC Common Stock, 1,184,550 of which are beneficially owned by ORC's executive officers and directors and their affiliates, such number representing approximately 20% of the ORC Common Stock. Benson, through Benson Partners, beneficially owns approximately 9% of the shares of ORC Common Stock and has agreed with ORC to vote its shares of ORC Common Stock in favor of the Merger Agreement. The Chief Executive Officer of ORC, who beneficially owns approximately 16% of the shares of ORC Common Stock, has agreed with Benson to vote his shares of ORC Common Stock in favor of the Merger Agreement. As of September 8, 1994, there were 18,565,948 votes represented by the outstanding Benson Common Stock and Benson's executive officers and directors and their affiliates beneficially own 9,243,413 shares, such number representing approximately 50% of the shares of Benson Common Stock. Each of the Chief Executive Officer and the Vice Chairman of Benson, who in the aggregate beneficially own approximately 37% of the shares of Benson Common Stock, has agreed with ORC to vote his shares of Benson Common Stock in favor of the Merger Agreement.

  THE MATTERS TO BE CONSIDERED AT THE ORC SPECIAL MEETING AND THE BENSON SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF ORC AND BENSON. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                         THE MERGER AND SPECIAL FACTORS

BACKGROUND OF THE MERGER

  In late 1991, the management of ORC undertook an analysis of ORC's two operating groups--the Consumer Optical Group and the Surgical Group--to determine what impact the possible acquisition of CCI would have on ORC's operations. ORC acquired CCI in March 1992, and, based on the analysis commenced in connection with the CCI acquisition, the ORC Board determined that the separation of ORC's Consumer Optical Group and Surgical Group would enhance their respective abilities to access equity capital markets for future expansion and would also simplify operating relationships with the Surgical Group's principal regulatory authority, the FDA. On March 16, 1992, ORC announced that its Board had approved a plan to spin off the Consumer Optical Group to the holders of ORC Common Stock as a free-standing publicly traded company.

  Approximately one week after the announcement of the contemplated spinoff, ORC encountered significant adverse publicity in connection with one of its products, Orcolon. Subsequently, ORC was named as a defendant in a number of product liability suits involving Orcolon, the FDA initiated an investigation of this product and ORC's domestic IOL sales volume was negatively affected. In addition, average IOL selling prices fell sharply due largely to increasing competitive pressures. In light of the significant management and operating disruption resulting from these factors, the ORC Board decided to postpone the spinoff and focus management's attention on ORC's day-to-day operations. On June 26, 1992, the ORC Board announced the postponement and its continuing belief that the spinoff would ultimately be in the best interests of ORC. During the next 12 months, consideration of any restructuring or other fundamental transaction was postponed.

  In July 1993, Mr. Martin E. Franklin, Chairman of the Board, Chief Executive Officer and President of Benson, initiated discussions with Mr. Richard D. Wood, Chairman of the Board, Chief Executive Officer and President of ORC, regarding a possible friendly business combination, which discussions were held on several occasions. On August 25, 1993, Benson verbally proposed to acquire all ORC Common Stock for consideration consisting of cash and Benson Common Stock. In a letter dated September 14, 1993, Mr. Wood formally advised Benson that ORC was not for sale at that time.

  On January 13, 1994, Benson Partners filed with the Commission a Schedule 13D reporting that it had acquired 374,000 shares of ORC Common Stock, such number representing on such date approximately 6.17% of the shares of outstanding ORC Common Stock. As of September 6, 1994, Benson Partners owns 529,950 shares of ORC Common Stock, such number representing approximately 9% of the outstanding shares of ORC Common Stock on the ORC Record Date.

  In late January 1994, the ORC Board decided to consider strategic alternatives to enhance value to the ORC shareholders. The ORC Board reached this decision after considering various factors, including the continuing interest of Benson, the public disclosure of the FDA's impoundment of certain of ORC's IOL inventory in November 1993, the continuing stagnation in IOL sales and the deterioration of the market price of ORC Common Stock prior to the announcement of the filing of the Schedule 13D by Benson Partners.

  On February 17, 1994, ORC announced that it had engaged DLJ as an independent financial advisor to advise it on strategic plans, including valuing ORC for a possible sale, a potential spinoff of ORC's consumer optical business, a corporate reorganization or a possible joint venture. On March 1, 1994, Benson engaged Salomon Brothers to act as its financial advisor in connection with Benson's consideration of a possible transaction with ORC. Thereafter, Benson and its representatives met with ORC and its representatives. In addition, DLJ contacted approximately 150 parties regarding a possible transaction with ORC and circulated preliminary information packages describing ORC and each of its businesses to the approximately 45 parties who expressed interest in a transaction. As part of this process, DLJ requested interested parties to submit written indications of interest to purchase all or part of ORC on or prior to May 16, 1994 for consideration by ORC. Thereafter, Mr. Franklin sent a letter dated May 11, 1994 to Mr. Wood informing ORC of Benson's offer to purchase, subject to the satisfaction of certain conditions, all ORC Common Stock for a purchase price of $21 per share, consisting of $17 in cash and $4 in Benson Common Stock. There followed a number of discussions between the respective financial advisors. On May 23, 1994, the ORC Board met to consider all indications of interest received and the prospects for pursuing alternative transactions. At the conclusion of this meeting, ORC announced that its Board had established June 30, 1994 as the deadline for written offers to purchase all or a portion of ORC.

  Between May 23 and June 23, 1994, ORC conducted a number of meetings with a number of prospective buyers, including Benson. No prospective buyer, other than Benson, submitted an offer to purchase all or a portion of ORC. On June 23, 1994, Mr. Franklin spoke with Mr. Wood regarding an acquisition of ORC and on June 24, 1994, Mr. Franklin and Benson's legal and financial advisors met with Mr. Wood and ORC's legal and financial advisors. From June 28, 1994 through June 30, 1994, representatives of Benson and ORC, together with their legal and financial advisors, met to negotiate the terms of the Merger Agreement. On June 30, 1994, the Boards of Directors of each of Benson and ORC approved the Merger and the Merger Agreement and, thereafter, Benson and ORC entered into the Merger Agreement.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF ORC AND BENSON; REASONS FOR THE MERGER

  ORC. At the June 30, 1994 meeting of the ORC Board of Directors, the directors present at such meeting unanimously approved and adopted the Merger Agreement and recommended that all ORC shareholders vote in favor of the Merger at the ORC Special Meeting. The ORC Board of Directors recommends that holders of ORC Common Stock vote for the approval and adoption of the Merger Agreement.

  After more than two years of considering various strategic alternatives, including discussions between senior management of ORC and Benson during parts of 1993 and 1994, the ORC Board of Directors concluded in June 1994 that an acquisition of ORC by Benson was desirable.

  In making the determination on June 30, 1994 that the Merger is fair to, and in the best interests of, the shareholders of ORC and recommending that shareholders of ORC vote in favor of the Merger and approve and adopt the Merger Agreement, the ORC Board of Directors considered a number of factors, including the following:

  (i) The ORC Board believed that the Merger was the best strategic alternative available to ORC and its shareholders. Specifically, the Board believed that a spinoff transaction was no longer feasible because of the recent poor operating results of the IOL product line caused by intense competition and regulatory difficulties, disappointing sales of the corneal topography system and continued heavy development charges for the refractive surgical product at CCI, which would effectively preclude separate financing of the Surgical Group. In addition, no prospective buyer, other than Benson, submitted an offer to purchase all or a portion of ORC.

  (ii) The ORC Board concluded that sales of the various ORC groups separately would not equal the value offered by Benson in the Merger due to the adverse tax consequences of such an approach.

  (iii) The Merger would provide the holders of ORC Common Stock with the opportunity to receive both a substantial cash premium for their shares of ORC Common Stock compared to the market price at the time of Benson's January 1994 announcement, and the ability to participate in the continuing growth of the Consumer Optical Group through ownership of shares of Benson Common Stock.

  (iv) A sale of the components of the OSP Division, or a portion thereof, to a separate purchaser or purchasers would avoid the potential for operating conflicts with the Consumer Optical Group. The operating conflicts arise from CCI's development of a refractive surgical procedure for changing the shape of the cornea to correct myopia, hyperopia and astigmatism which, to the extent successful, might compete with customers of the Consumer Optical Group who sell eyeware to correct vision. In addition, the ORC Board believed that development of the IOL product line and the successful development and exploitation of CCI's refractive surgical procedure and expansion of the product line, could be accomplished most effectively if this division were separated from the Consumer Optical Group. The value to the ORC shareholder could be further enhanced in the event of a sale of ORC's corneal topography operations or CCI to other purchasers.

    (v) In the event the sale of the IOL business could not be accomplished or the other operations of the OSP Division could not be sold, Benson would guarantee $2 per share in value to the holders of ORC Common Stock through the distribution of additional shares of Benson Common Stock.

  In the course of its deliberations, the ORC Board of Directors reviewed and considered with ORC's management a number of other factors relevant to the Merger. In particular, the ORC Board considered among other things: (i) information concerning ORC's and Benson's respective businesses, prospects, financial performances, financial conditions and operations; (ii) the history of the trading prices and volume of ORC Common Stock and Benson Common Stock;
(iii) premiums to market and multiples paid in other acquisition and merger transactions in the consumer optical and other industries; (iv) an analysis of the respective prospects and pro forma operations of the combined companies;
(v) compatibility of the managements of ORC and Benson; (vi) alternatives for growth in the consumer optical and OSP Division market; (vii) a financial presentation by DLJ, including the oral opinion of DLJ that the Merger Consideration to be received by the shareholders of ORC in the Merger is fair to such shareholders (excluding Benson and its affiliates and Benson's direct and indirect subsidiaries) from a financial point of view; (viii) the scope of the efforts made by ORC management and DLJ to locate other prospective purchasers for ORC and its various components; (ix) the terms and conditions of the Merger Agreement; and (x) that certain members of ORC's management, one of whom is a member of the Board of Directors, have certain interests in the Merger that are in addition to those of ORC shareholders generally. The ORC Board believed that the lack of a written valuation report did not affect its ability to analyze DLJ's fairness opinion.

  The ORC Board of Directors also considered the following potentially negative factors in its deliberations concerning the Merger: (i) the potential difficulties that might be encountered by Benson in the event it continues its retail operations in the optical market, (ii) the need for continued ongoing negotiations for the sale of the various operations of the OSP Division and the risk that such agreements would not be made prior to the consummation of the Merger and (iii) the risk that despite the efforts of the combined companies, key technical and management personnel of the consumer optical groups may not be retained by the combined companies.

  All of the material factors considered by the ORC Board are described above. In view of the variety of factors, both positive and negative, considered by the ORC Board, the ORC Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. The ORC Board did not establish a specific range of value for ORC.

  In recommending approval of the Merger, members of the ORC Board of Directors may have certain interests in the Merger that are in addition to those of other shareholders of ORC generally.

  Benson. The Benson Board of Directors has determined that the Merger is fair to, and in the best interests of, Benson and its shareholders. At the June 30, 1994 meeting of the Benson Board of Directors, the directors present at such meeting unanimously approved and adopted the Merger Agreement. By unanimous written consent, dated as of June 30, 1994, the Benson Board of Directors unanimously approved the terms of the Merger Agreement. The Benson Board of Directors recommends that holders of Benson Common Stock vote for the approval and adoption of the Merger Agreement.

  As described above under "The Merger and Special Factors--Background of the Merger," Benson's management had been seeking to enter into a business combination with ORC for an extended period of time. During the course of its deliberations relating to a possible business combination with ORC, Benson's management and the Benson Board of Directors concluded that such a combination would further Benson's long-term business strategy, which includes expanding existing distribution channels to ophthalmologists, adding significant new distribution channels to independent optometrists and opticians and organizing Benson's administrative and distribution capabilities to maximize overall efficiency and flexibility.

  In the course of reaching its decision to approve the Merger, the Benson Board of Directors consulted with its financial advisors regarding the financial aspects and fairness of the Merger, and its legal advisors regarding the legal terms of the transaction and the obligations of the Benson Board of Directors in its consideration of the Merger. Benson believes that no member of the Benson Board of Directors and no member of Benson's management has a material interest in the Merger that is in addition to those of shareholders generally. The Benson Board of Directors concluded that the Merger will further Benson's objectives in part because of its belief that: (i) ORC's businesses would allow Benson to expand existing distribution channels and add significant new distribution channels, (ii) the ORC business is compatible with Benson's wholesale business and that by combining the two businesses Benson, over time, would be able to realize at least $2 million in annual cost savings and operating synergies through the elimination of duplicative cost structures such as administrative head office expenses, insurance expenses and public company expenses and the realization of the economies of combining distribution operations (collectively, the "Synergies"), (iii) ORC sales are not seasonal in nature and therefore would balance the seasonality of Benson's business, and
(iv) ORC's operating management expertise would be beneficial to Benson's operations.

  In reaching its conclusion that the Merger is fair to, and in the best interest of, Benson and its shareholders, the Benson Board of Directors also considered, among other things, the following factors:

    (i) Benson's knowledge and review of the business, operations, properties, assets, financial condition and operating results of each of ORC and Benson;

    (ii) the terms and conditions of the Merger Agreement (see "The Merger Agreement"), which were the product of arms' length negotiations, including the amount and form of the consideration, as well as the proposed price protection range compared to the ranges in certain other transactions;

    (iii) the oral opinion of Salomon Brothers delivered to the Benson Board of Directors at its meeting on June 30, 1994 (and subsequently confirmed in writing), to the effect that, as of the date thereof, the Merger Consideration to be paid by Benson in the Merger is fair, from a financial point of view, to Benson, and the oral presentation of Salomon Brothers (which presentation included an estimation of a range of hypothetical reference value for ORC's total common shareholders' equity (as discussed more fully below)) to the Benson Board of Directors at the same meeting with respect to such opinion;

    (iv) the fact that the effect of the Merger would be antidilutive to Benson's shareholders on an annualized pro forma earnings per share basis;

    (v) the regulatory approvals required for the Merger and the estimated length of time required to consummate the Merger;

    (vi) the historical business prospects of Benson and ORC, as well as Benson's and ORC's current financial condition, including the benefits of the current management team of ORC and the fact that ORC sales are generally not seasonal in nature; and

    (vii) current industry, economic and market conditions.

  The Benson Board of Directors also considered the following potentially negative factors in its deliberations concerning the Merger: (i) the inherent difficulty Benson would face, if the Merger is approved, in attempting to be both an effective retailer and an effective wholesaler in the prescription eyewear business and, accordingly, Benson's probable need in that event to divest its retail operations so as to increase the effectiveness and profitability of the wholesale business in connection with Benson's long-term business strategy, (ii) possible contingent liabilities, including FDA examinations, relating to ORC's IOL business, which business may be sold, and
(iii) certain investment considerations related to the Merger. See "Certain Investment Considerations." The Benson Board of Directors does not consider any of these negative considerations to be sufficient, either individually or collectively, to outweigh the advantages of the Merger pursuant to the Merger Agreement.

  All of the material factors considered by the Benson Board are described above. In view of the variety of factors, both positive and negative, considered by the Benson Board, the Benson Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. The Benson Board did not establish a specific range of value for ORC.

OPINIONS OF FINANCIAL ADVISORS

  Fairness Opinion of ORC's Financial Advisor. On June 30, 1994, DLJ delivered its oral opinion to the Board of Directors of ORC, which it subsequently confirmed in writing as of the date of this Proxy Statement, to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the holders of ORC Common Stock pursuant to the terms of the Merger Agreement is fair, from a financial point of view, to the holders of ORC Common Stock (excluding Benson and its affiliates and Benson's direct and indirect subsidiaries). The summary of the opinion of DLJ set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion, a copy of which opinion, dated September 12, 1994, is attached hereto as Annex B. Holders of ORC Common Stock are urged to read the DLJ opinion in its entirety for further information as to the assumptions made, matters considered and other aspects of the review by DLJ. The compensation to be received by DLJ in connection with the Merger and its opinion is described below.

  The DLJ opinion does not constitute a recommendation to any holder of ORC Common Stock as to how such shareholder should vote on the proposed Merger at the ORC Special Meeting. The Merger Consideration was determined through negotiations between Benson and ORC. DLJ neither determined nor provided a recommendation as to the form or amount of consideration to be paid to holders of ORC Common Stock in the Merger. DLJ's opinion does not constitute an opinion as to the prices at which Benson Common Stock will actually trade at any time. No restrictions or limitations were imposed by the ORC Board of Directors upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ did not ascribe a specific range of value to ORC, but made its fairness determination on the basis of the financial analyses referenced below.

  In arriving at its opinion, DLJ has reviewed the Merger Agreement and the Registration Statement and financial and other information that was publicly available or furnished to it by ORC and Benson including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial projections of ORC on a stand-alone basis for the period beginning August 1, 1994 and ending July 31, 1996 prepared by the management of ORC and certain financial results of Benson for the fiscal year ended December 31, 1993 and certain internal financial projections of Benson on a stand-alone basis for the period beginning January 1, 1994 and ending December 31, 1996, in each case, adjusted for acquisitions completed by Benson, the pending disposition of Benson's retail businesses and the completion of a $40 million offering of convertible subordinated notes on May 9, 1994, prepared by the management of Benson (the "Pro Forma Benson Financials"). For purposes of comparative analysis, DLJ adjusted the historical and projected financial results of ORC arithmetically to a December 31 fiscal year end based on months.

  In addition, DLJ reviewed prices, premiums and implied multiples paid in certain other business combinations; compared certain financial and securities data of ORC and Benson with that of various other companies whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of ORC Common Stock and Benson Common Stock; and examined the impact of the Merger on earnings attributable to Benson Common Stock. DLJ also discussed the past and current operations, financial condition and prospects of ORC and Benson with the respective management of each company and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

  In rendering its opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by ORC and Benson or their representatives, or that was otherwise reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of ORC and Benson as to the future operating and financial performance of their respective companies. DLJ did not make any independent evaluation of the assets, liabilities or operations of ORC or Benson, nor did DLJ verify any of the information reviewed by it. DLJ made no independent investigation of any legal matters affecting ORC or Benson and assumed the correctness of all legal advice given to the ORC Board of Directors by counsel to ORC.

  DLJ's opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ did not express any opinion as to the amount or nature of the net proceeds to be realized from the sale of the OSP Division. DLJ's opinion does not address the relative merits of the Merger and the other business strategies being considered by the ORC Board of Directors, including the sale of the OSP Division, nor does it address the ORC Board's decision to proceed with the Merger.

  The following is a summary of certain financial analyses performed by DLJ to arrive at its oral opinion to the ORC Board of Directors on June 30, 1994. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the management of ORC the assumptions on which such analyses were based and other factors, including the current and projected financial results of ORC and Benson. The analyses were performed assuming two different values for the Merger Consideration: (1) $26.85, representing the value received per share of ORC Common Stock, consisting of $17 in cash, $6 of value in Benson Common Stock (assuming a Benson stock price of $8.00 per share multiplied by the Exchange Ratio of 0.75) and $4.00 per share OSP Disposition Proceeds (less $0.15 per share, representing 15% of the amount by which the amount which would otherwise be considered OSP Disposition Proceeds exceeds $19,195,560) (the "$26.85 Offer Price") and (2) $23.95,
representing the minimum value of the Merger Consideration, assuming a Benson Common Stock price of $6.00 per share or less and $2.00 of value per share of ORC Common Stock resulting from a combination of a pro rata share in the OSP Disposition Proceeds and that fraction of a share of Benson Common Stock which together with the pro rata share in the OSP Disposition Proceeds will result in $2.00 of value per share of ORC Common Stock (the "$23.95 Offer Price"). Approximately $26 million of OSP Disposition Proceeds would be required to generate the $4.00 per share of OSP Disposition Proceeds used in the $26.85 Offer Price. The following summary does not purport to be a complete description of the analyses performed by DLJ. DLJ utilized substantially the same types of financial analysis in preparing its written opinion dated September 12, 1994.

  1. Stock Premium Analysis. DLJ reviewed publicly available information for four selected transactions involving the acquisition of companies in the consumer optical industry: the acquisition of International Hydron Corp. by SmithKline Beckman Corp.; the acquisition of Miller & Santhouse PLC by Boots Co PLC; the acquisition of Royal International Optical by US Vision Inc.; and the acquisition of Marquest Medical Products Inc. by Cooper Cos Inc. (the "Comparable Transactions") and for twenty-six transactions involving acquisitions in the $100 million to $200 million range (the "Other Transactions"). DLJ reviewed the price paid per share as a premium to the price of the stock of the acquired company one day, one week and one month prior to the announcement of the transaction.

  The medians of the premiums paid to the price per share one day, one week and one month prior to announcement of the Comparable Transactions were 15.3%, 37.2% and 39.3%, respectively. The medians of the premiums paid to the price per share one day, one week and one month prior to announcement of the Other Transactions were 36.8%, 38.8% and 45.1%, respectively. The premiums represented by the $26.85 Offer Price to the price per share of ORC Common Stock one day, one week and one month prior to June 30, 1994, the day that the ORC Board of Directors voted to approve the Merger, were 17.4%, 25.6% and 27.9%. The premiums represented by the $23.95 Offer Price to the price per share of ORC Common Stock one day, one week and one month prior to June 30, 1994 were 4.7%, 12.0% and 14.0%, respectively. The premiums represented by the $26.85 Offer Price to the price per share of ORC Common Stock one day, one week and one month prior to January 13, 1994, the day that Benson Partners filed a Form 13-D pursuant to the Exchange Act indicating that it had acquired a 6.2% interest in ORC, were 73.2%, 69.1% and 88.4%, respectively. The premiums represented by the $23.95 Offer Price to the price per share of ORC Common Stock one day, one week and one month prior to January 13, 1994 were 54.5%, 50.9% and 68.1%, respectively.

  Although the Comparable Transactions were used for comparison purposes, none of such transactions are directly comparable to the Merger.

  2. Transaction Analysis. DLJ reviewed publicly available information for nine selected transactions involving the acquisition of companies in the consumer optical industry: the acquisition of Bonneau Co. by Benson; the acquisition of Miller & Santhouse PLC by Boots Co PLC.; the acquisition of Marquest Medical Products Inc. by Cooper Cos.; the acquisition of Innovisions Holdings Ltd. by Maxton International; the acquisition of Cooper-Cooper Vision European by Pilkington PLC; the acquisition of Sola Optical USA Inc. by AEA Investors; the acquisition of International Hydron Corp. by SmithKline Beckman Corp.; the acquisition of Royal International Optical by US Vision Inc.; and the acquisition of Cooper Cos--Worldwide Contact by Wesley Jessen (Schering-Plough) (the "Comparable M&A Transactions"). DLJ reviewed the Enterprise Value (defined as purchase price of equity plus debt refinanced or assumed less cash) of the acquired company as a multiple of revenues, earnings before depreciation, amortization, interest and taxes ("EBDAIT") and earnings before interest and taxes ("EBIT") for the latest reported twelve month period and price offered per share as a multiple of earnings per share ("EPS") for the latest reported twelve month period and book value per share.

  The medians of the ratios of Enterprise Value to latest twelve months' revenues, EBDAIT and EBIT in the Comparable M&A Transactions were 1.1x, 7.9x and 12.4x, respectively, as compared to the corresponding multiples for ORC of 1.0x, 11.9x and 20.8x at the $26.85 Offer Price and 0.8x, 10.4x and 18.2x at the $23.95 Offer Price, respectively. The medians of the ratios of price offered per share as a multiple of latest twelve months' EPS and book value per share in the Comparable M&A Transactions were 18.8x and 2.4x, respectively, as compared to the corresponding multiples for ORC of 44.3x and 1.7x at the $26.85 Offer Price and 39.5x and 1.5x at the $23.95 Offer Price, respectively.

  Although the Comparable M&A Transactions were used for comparison purposes, none of such transactions are directly comparable to the Merger.

  3. Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical operating and financial ratios for ORC and Benson to the corresponding data and ratios of certain other companies whose securities are publicly-traded and which DLJ believes have trading, market valuation and operating characteristics similar to ORC. These companies included Allergan, Inc.; Bausch & Lomb, Inc.; BMC Industries, Inc.; Bouton Corp. and Omega Health Systems, Inc. (the "ORC Comparable Companies"). Such data and ratios included Enterprise Value as a multiple of revenues, EBDAIT and EBIT for the latest reported twelve month period for the ORC Comparable Companies. DLJ also examined the ratio of the current stock price to book value per share, latest twelve month EPS, current calendar year estimated EPS (as arithmetically adjusted (based on months) based on fiscal year estimates by Institutional Brokers Estimating System ("IBES")), and next calendar year estimated EPS (as arithmetically adjusted (based on months) based on fiscal year estimates by IBES) for the ORC Comparable Companies.

  Such analysis indicated that for the ORC Comparable Companies, (i) the median values of Enterprise Value as a multiple of latest twelve months' revenues, EBDAIT and EBIT were 1.2x, 5.8x and 8.1x, respectively, as compared to the corresponding multiples of ORC of 1.0x, 11.9x and 20.8x at the $26.85 Offer Price and 0.8x, 10.4x and 18.2x at the $23.95 Offer Price, respectively, and
(ii) the median values of price per share as a multiple of book value per share, latest twelve months' EPS, current calendar year estimated EPS and next calendar year estimated EPS were 2.6x, 13.3x, 12.9x and 11.9x, respectively, as compared to multiples of ORC of 1.7x, 44.3x, 18.4x and 10.4x at the $26.85 Offer Price and 1.5x, 39.5x, 16.4x and 9.3x at the $23.95 Offer Price, respectively.

  Although the ORC Comparable Companies were used for comparison purposes, none of such companies are directly comparable to ORC.

  4. Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, DLJ relied upon certain assumptions described above and financial projections provided by the managements of ORC and Benson, respectively. These projections did not take into account possible synergies, savings or incremental costs which might be experienced in the Merger. DLJ analyzed the pro forma effect of the Merger on Benson's EPS. The analysis indicated that Benson's EPS would have been approximately 1.4% higher in the fiscal year ended December 31, 1993 than the EPS of Benson as a stand-alone company during the same period based on the Pro Forma Benson Financials for the fiscal year ended December 31, 1993. Furthermore, the analysis indicated that the EPS of Benson would be approximately 1.0% higher in the fiscal year ending December 31, 1994 and approximately 15.0% higher in the fiscal year ending December 31, 1995 than the EPS of Benson as a stand-alone company during the same periods, in each case, based on the Pro Forma Benson Financials for the fiscal years ending December 31, 1994 and December 31, 1995, respectively. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position.

  5. Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and volume for ORC Common Stock from July 1984, with particular focus on the twelve months ended June 29, 1994, and for Benson Common Stock from June 21, 1991, with particular focus on the six months ended June 29, 1994.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analysis and factors, could create an incomplete view of the evaluation process underlying its opinion. None of the analyses performed by DLJ was indicated by DLJ to have a greater significance than any other. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  ORC selected DLJ as its financial advisor with respect to its consideration of strategic alternatives, including possible mergers and acquisitions as well as other alternatives available to the ORC Board of Directors to preserve or maximize shareholder value, because DLJ is a nationally recognized investment banking firm and the principals of DLJ have substantial experience in transactions similar to those which were being considered by the Company. In addition, as part of its investment banking services, DLJ is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Pursuant to the terms of an engagement letter dated February 17, 1994 between ORC and DLJ, ORC has paid DLJ $525,000 as follows: $125,000 upon execution of the engagement letter, $300,000 upon notification by DLJ that it was prepared to deliver an opinion as to the fairness from a financial point of view of the consideration to be received by holders of ORC Common Stock pursuant to the terms of the Merger Agreement and $100,000 upon the mailing of this Proxy Statement to holders of ORC Common Stock. In addition, pursuant to the engagement letter, ORC will pay DLJ an additional amount equal to 1% of the aggregate consideration received by the holders of ORC Common Stock pursuant to the terms of the Merger Agreement less $375,000 upon consummation of the Merger and, thus, DLJ may be viewed as having a potential conflict of interest in rendering its fairness opinion. ORC has also agreed to reimburse DLJ for its out-of-pocket expenses (including the reasonable fees and expenses of counsel, up to a maximum of $20,000 without the prior written authorization of ORC) incurred in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which are customary in transactions of this nature, were negotiated at arms'-length between ORC and DLJ, and the ORC Board of Directors was aware of such arrangement.

  In the ordinary course of business, DLJ may trade the securities of ORC and Benson for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Fairness Opinion of Benson's Financial Advisor. At the June 30, 1994 meeting of the Benson Board of Directors, Salomon Brothers delivered its oral opinion, which it subsequently confirmed in writing, to the effect that, as of the date thereof and subject to certain matters as stated therein, the Merger Consideration to be paid by Benson in the Merger is fair, from a financial point of view, to Benson. A copy of the written opinion of Salomon Brothers, dated June 30, 1994, is attached to this Proxy Statement as Annex C and is incorporated herein by reference in its entirety. HOLDERS OF BENSON COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE MATTERS CONSIDERED, ASSUMPTIONS MADE AND LIMITS OF REVIEW BY SALOMON BROTHERS IN ARRIVING AT ITS OPINION. THE FEES PAYABLE TO SALOMON BROTHERS IN CONNECTION WITH ITS ENGAGEMENT, INCLUDING THE RENDERING OF ITS OPINION, ARE DESCRIBED BELOW.

  Salomon Brothers' opinion noted, among other things, that it was based on conditions as they existed and could be evaluated on the date thereof and does not address Benson's underlying business decision to effect the Merger. Benson has not requested Salomon Brothers to, and Salomon Brothers does not have any obligation to, and has not performed the review or analysis necessary to, update or reaffirm its opinion to consider or take into account events occurring or information obtained after June 30, 1994. Salomon Brothers' opinion was delivered solely for use and consideration by the Benson Board of Directors, and does not constitute a recommendation to any holder of Benson Common Stock as to how to vote in connection with the proposal to approve and adopt the Merger Agreement.

  No limitations were imposed by the Benson Board of Directors on the scope of Salomon Brothers' investigation or the procedures to be followed by Salomon Brothers in preparing and rendering its opinion. The Merger Consideration to be paid by Benson in the Merger was determined through negotiations between Benson and ORC and was approved by the Benson Board of Directors.

  In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided it or publicly available and did not attempt independently to verify any of such information. With respect to projections, Salomon Brothers assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Benson and ORC at the time of preparation as to the respective future financial performances of Benson and ORC, including projected cost savings and operating synergies from the Merger. Salomon Brothers expressed no view as to such projections or the assumptions on which they were based. Salomon Brothers did not conduct a physical investigation for valuation purposes of any of the properties or facilities of Benson or ORC, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

  With respect to certain legal and financial matters pertaining to the planned sale of the OSP Division, including the identification and quantification of contingent liabilities of the OSP Division that might remain with ORC following such a sale, Salomon Brothers relied, without independent investigation, upon the estimates, advice and diligence investigation of management of Benson and, for purposes of its opinion, assumed with Benson's consent that the present value of any such contingent liabilities retained by ORC following a sale of the OSP Division would not exceed $2 million. Salomon Brothers also assumed that if the Average Closing Price were less than $6.00, the Benson Board of Directors would not elect to pursue the Merger if the Exchange Ratio would be greater than 0.825.

  In connection with rendering its opinion, Salomon Brothers reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning Benson, including the Annual Reports on Form 10-K of Benson for each of the fiscal years in the two-year fiscal period ended December 31, 1993, and the Quarterly Report on Form 10-Q of Benson for the fiscal quarter ended March 31, 1994; (iii) certain other internal information, primarily financial in nature, concerning the business and operations of Benson furnished to Salomon Brothers by Benson for purposes of its analysis, including projections of the future financial performance of Benson and an estimate of the potential cost savings and operating synergies from the Merger; (iv) certain publicly available information concerning the trading of, and the trading market for, Benson Common Stock; (v) certain publicly available information concerning ORC, including the Annual Reports on Form 10-K of ORC for each of the fiscal years in the three-year fiscal period ended July 31, 1993, and the Quarterly Reports on Form 10-Q of ORC for the fiscal quarters ended October 31, 1993, January 30, 1994 and April 30, 1994;
(vi) certain other internal information primarily financial in nature, concerning the business and operations of ORC furnished to Salomon Brothers by ORC for purposes of its analysis, including projections of the future financial performance of ORC (without the OSP Division); (vii) certain publicly available information concerning the trading of, and the trading market for, ORC Common Stock; (viii) certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable in certain respects to Benson or ORC and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry. Salomon Brothers also met with certain officers and employees of Benson and ORC to discuss the foregoing, as well as other matters it believed relevant to its inquiry.

  The opinion of Salomon Brothers delivered orally on June 30, 1994 to the Benson Board of Directors and subsequently confirmed in writing was premised on a variety of financial analyses. Salomon Brothers discussed its opinion and summarized certain of such analyses at such June 30, 1994 meeting.

  Summary of Transaction. Salomon Brothers estimated that the total consideration to be paid by Benson for ORC in the Merger (excluding any consideration payable if the amount of the OSP Disposition Proceeds is less than $2.00) would be approximately $141 million, assuming an Average Closing Price for Benson Common Stock of $7.375 (and therefore an Exchange Ratio of 0.75). This estimate took into account all outstanding shares of ORC Common Stock and ORC Stock Options, and assumed, based on Benson management's estimate (without independent investigation by Salomon Brothers), that the maximum present value of any contingent liabilities of the OSP Division that might remain with ORC following any sale of the OSP Division would not exceed $2 million.

  Projections. In performing its analyses as described below, Salomon Brothers used and relied upon projections for ORC (without the OSP Division) that were provided by management of ORC (the "Base Case Projections"). Except for purposes of its discounted cash flow analysis described below, Salomon Brothers adjusted the Base Case Projections arithmetically, based on months, to a December 31 fiscal year end to facilitate a comparative analysis with Benson's fiscal year end. The Base Case Projections, as so adjusted, forecast revenues growing 2.2%, 5.7%, 12.9%, 13.5% and 13.7% in the calendar years 1994 through 1998, respectively, with ORC's earnings before depreciation, interest and taxes ("EBDIAT"), expressed as a percentage of such revenues (the "EBDIAT Margin"), as 10.6%, 14.3%, 15.3%, 15.4% and 15.3% in the calendar years 1994 through 1998, respectively. For the same period, the Base Case Projections forecast a four-year cumulative average growth rate ("CAGR") for ORC's revenues, EBDIAT and net income of 11.4%, 21.9% and 28.5%, respectively. Salomon Brothers also prepared an alternative set of projections for ORC (the "Negative Sensitivity Case Projections") by adjusting the Base Case Projections to make more conservative revenue growth assumptions and to give credit for little or no margin growth. Accordingly, the Negative Sensitivity Case Projections forecast for the same period a four-year CAGR for ORC's revenues, EBDIAT and net income of 7.5%, 12.4% and 17.0%, respectively. Salomon Brothers also used and relied upon projections for Benson that were provided by management of Benson, adjusted to give effect to the pending disposition of Benson's retail businesses (the "Benson Projections"), and the estimate of Benson management that at least $2 million in annual Synergies would result from the Merger. Salomon Brothers expressed no view on any of the projections provided by the managements of ORC and Benson, or on their underlying assumptions, or on whether the Synergies could be obtained.

  Contribution Analysis. Salomon Brothers analyzed the pro forma contribution of each of Benson (without its retail businesses) and ORC (without the OSP Division) to the combined entity if the Merger were consummated, without taking into account any Synergies or transaction-related adjustments. Salomon Brothers used and relied upon the financial data and projections provided by the managements of Benson and ORC. Such analysis showed that, for 1994, using the Base Case Projections, ORC would contribute approximately 58.4%, 51.2% and 69.6% of the revenues, net income and free cash flow, respectively, of the combined entity. For 1994, using the Negative Sensitivity Case Projections, such analysis showed that ORC would contribute approximately 58.0%, 47.9% and 67.0% of the revenues, net income and free cash flow, respectively, of the combined entity.

  Pro Forma Combination Analysis. Salomon Brothers also analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined entity. Salomon Brothers used and relied upon the financial data and projections provided by the managements of Benson and ORC, as well as Benson management's estimate of the Synergies. Such analysis showed that, using the Base Case Projections (and giving effect to the Synergies and certain transaction-related adjustments), the Merger would be immediately accretive to Benson, with 21.9%, 37.9% and 48.3% accretion to earnings per share in 1994, 1995 and 1996, respectively. Using the Negative Sensitivity Case Projections (and giving effect to the Synergies and certain transaction-related adjustments), such analysis showed that the Merger would still be immediately accretive to Benson, with 10.7%, 9.8% and 12.3% accretion to earnings per share in 1994, 1995 and 1996, respectively. Such analysis also showed that, following the Merger, current holders of ORC Common Stock would end up owning 18.2% of the outstanding shares of Benson Common Stock or, if Benson Common Stock was required to be issued in the Merger because of the absence of any OSP Disposition Proceeds, 22.5% of the outstanding shares of Benson Common Stock.

  Discounted Cash Flow Analysis. In performing its valuation of ORC, Salomon Brothers performed a discounted cash flow analysis using the Base Case Projections provided by ORC management (without adjusting such projections to a December 31 fiscal year end). Salomon Brothers calculated the estimated unlevered free cash flows (net income plus after-tax interest expense plus estimated depreciation and other non-cash charges, plus (or minus) changes in net working capital, minus projected capital expenditures) that ORC (excluding the OSP Division) is expected to generate over the five-year fiscal period ending July 31, 1999, using the earnings and cash flow projections set forth in the Base Case Projections. Salomon Brothers then calculated estimated terminal values (as of July 31, 1999) for ORC by applying terminal exit multiples ranging from 6.5 to 8.5 to the projected EBDIAT in the Base Case Projections for fiscal year 1999. The sum of the unlevered free cash flows for such five-fiscal-year period and the range of terminal values was then discounted to present value using discount rates ranging from 15% to 17%, representing Salomon Brothers' estimate of the weighted average cost of capital of ORC. This range of present values was then adjusted to deduct ORC's outstanding debt ($19.4 million) and to add back in excess cash on hand ($29.4 million), to arrive at hypothetical reference values for ORC's common stockholders' equity (without the OSP Division), using the Base Case Projections, ranging from $178 million (using a 6.5 multiple and a 17% discount rate) to $231 million (using a 8.5 multiple and a 15% discount rate). Salomon Brothers performed the same discounted cash flow analysis using the Negative Sensitivity Case Projections, and arrived at hypothetical reference values for ORC's common shareholders' equity (without the OSP Division) ranging from $120 million (using a 6.5 multiple and a 17% discount rate) to $154 million (using a 8.5 multiple and a 15% discount rate).

  Comparable Companies Analysis. In performing its valuation of ORC, Salomon Brothers considered certain financial, operating and stock market information for four selected publicly traded companies with businesses related to the optical products industry (Akorn, Inc., Allergan, Inc., Bausch & Lomb, Inc. and

BMC Industries, Inc.) and for Benson (collectively, the "Selected Entities"). Although the Selected Entities were comparable in certain respects to ORC based on certain characteristics of their businesses, none of the Selected Entities possessed characteristics identical to those of ORC. Accordingly, and in light of the complex considerations and judgments in evaluating such differences and other factors that could affect the public trading value of the Selected Entities, Salomon Brothers accorded a lesser weight to the quantitative results of this analysis than to its discounted cash flow analysis of ORC summarized above. For each of the Selected Entities, Salomon Brothers calculated a variety of multiples, including market price of equity as a multiple of estimated 1994 and 1995 earnings (based on published industry analysts' estimates) and firm value (market value of equity plus debt minus cash) as a multiple of earnings before interest and taxes ("EBIT") and EBDIAT, in each case for the latest twelve month period for which EBIT and EBDIAT information could be obtained. The median ratios of market price of equity to estimated 1994 earnings and estimated 1995 earnings, respectively, were 12.9x and 11.5x. The median ratios of firm value to such EBIT and EBDIAT information, respectively, were 7.1x and 9.2x. Based on this information, Salomon Brothers determined an estimated hypothetical reference value for ORC's common stockholders' equity (without the OSP Division) of between $110 and $150 million, representing implied ratios for ORC (using the Base Case Projections) of market price to estimated calendar year 1994 earnings of between 12.3x and 16.8x and to estimated calendar year 1995 earnings of between 7.8x and 10.6x, and of firm value to calendar year 1993 EBIT of between 8.4x and 12.5x and to calendar year 1993 EBDIAT of between 5.6x and 8.4x. Applying an estimated 30% control premium to these results, Salomon Brothers determined an estimated hypothetical reference value for ORC's common stockholders' equity (without the OSP Division) of between $143 million and $195 million.

  Selected Acquisition Transactions. Salomon Brothers also examined nine transactions consummated during the last three years involving the acquisition of companies within the optical products industry. However, because the terms for most of these transactions had not been disclosed or, where disclosed, were not with respect to the acquisition of a company with financial or operating characteristics truly comparable to ORC, Salomon Brothers did not believe this analysis was meaningful for its valuation of ORC.

  Recent Control Premiums Paid. Separately, Salomon Brothers looked at all publicly-announced transactions for which data could be obtained (in a variety of industries) that had been announced and completed in 1994 with deal valuations in the $100 to $500 million range to determine the premiums to pre-announcement market prices paid in such transactions. Eight transactions reflected premiums in the 0% to 20% range, nine transactions reflected premiums in the 20% to 50% range, and twelve transactions reflected premiums in the 50% and over range.

  Valuation of Benson Common Stock. In order to assess the public market valuation of Benson Common Stock, Salomon Brothers performed a discounted cash flow analysis for Benson comparable to the discounted cash flow analysis it performed for ORC. In performing such analysis, Salomon Brothers used the earnings, cash flow and EBDIAT projections set forth in the Benson Projections and discount rates ranging from 13% to 15%, representing Salomon Brothers' estimate of the weighted average cost of capital of Benson, to present value Benson's projected cash flows and terminal values. The results of this analysis, based on 18.6 million shares of Benson Common Stock outstanding, were hypothetical reference values for a share of Benson Common Stock ranging from $8.05 (using a 6.5 multiple and a 15% discount rate) to $11.27 (using a 8.5 multiple and a 13% discount rate).

  To further assess the public market valuation of Benson Common Stock, Salomon Brothers also performed a comparable companies analysis for Benson using the same Selected Entities (other than Benson) as in its comparable companies analysis for ORC. Excluding Benson, the median ratios of market price of equity to estimated 1994 earnings and estimated 1995 earnings for the Selected Entities were, respectively, 12.1x and 11.1x. Based on this information, Salomon Brothers determined an estimated hypothetical reference value for a share of Benson Common Stock of between $7 and $9, representing implied ratios for Benson (using the Benson Projections) of market price of equity to estimated fiscal year 1994 earnings of between 15.2x and 19.6x and to estimated fiscal year 1995 earnings of between 11.3x and 14.5x. Because none of the Selected Entities (excluding Benson) possessed characteristics identical to those of Benson, and in light of the complex considerations and judgments in evaluating such differences and other factors that could affect the public trading value of such Selected Entities, Salomon Brothers accorded a lesser weight to the quantitative results of this analysis than to its discounted cash flow analysis of Benson summarized above.

  Historical Stock Trading Ranges. Salomon Brothers also considered charts and other information concerning the history of the trading prices and volume for each of ORC Common Stock and Benson Common Stock from January 1, 1993 through late June, 1994.

  OSP Disposition Proceeds Analysis. Salomon Brothers calculated as approximately $12.7 million the maximum value of the additional shares of Benson Common Stock that would have to be issued in the Merger to ensure a $2.00 value for the OSP Disposition Proceeds component of the Merger Consideration. Salomon Brothers then compared the value of this guarantee with its estimate of the liquidation value of the assets and liabilities of the OSP Division to estimate a maximum potential exposure of Benson from such guarantee. Salomon Brothers estimated what it believed to be a conservative liquidation value for the assets of the OSP Division by discounting their book value from 25% to 50% and by assuming, with Benson management's consent, a $4 to $5 million value for the OSP Division's FDA license with respect to one of its proprietary products, while estimating the liquidation cost of the liabilities of the OSP Division at 100% of their book value. This analysis resulted in a liquidation value for the OSP Division ranging from $12.1 million to $13.1 million, representing, when compared to the $12.7 million maximum value of Benson's guarantee (and excluding possible retained contingent liabilities, which, as discussed above, Salomon Brothers assumed would not be in excess of $2 million), a potential shortfall of as much as approximately $600,000 or a potential surplus of as much as approximately $400,000.

  Salomon Brothers also took into account in its analysis ORC's representations as to its contacts and discussions with certain prospective purchasers of all or portions of the OSP Division, and the results thereof. In particular, Salomon Brothers considered ORC's representation that it rejected a buyout offer by the OSP Division's then managers in March 1994 of $13 million in cash and approximately $5 million in warrants, and ORC's expectation that it would receive in the near future a letter of intent from Akorn, Inc. to acquire the IOL business of the OSP Division for $15 to $18 million in value of Akorn common stock.

  As a result of these analyses, Salomon Brothers concluded that Benson's guarantee of a value for the OSP Disposition Proceeds of at least $2.00 should not have a material impact upon the economics of the proposed transaction to Benson.

  ORC Common Equity Valuation. Applying its judgment to the results of the foregoing analyses (particularly its discounted cash flow analysis and, to a lesser extent, its comparable companies analysis), Salomon Brothers estimated a range of hypothetical reference value for ORC's total common shareholders' equity (without the OSP Division) of from $150 million to $180 million. Salomon Brothers noted that this range was above its estimate of the total consideration of approximately $141 million to be paid by Benson for ORC (exclusive of any consideration payable if the OSP Disposition Proceeds are less than $2.00).

  Salomon Brothers believes that its analyses must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all of such analyses and factors, could create an incomplete view of the process underlying its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Accordingly, the summary set forth above does not purport to be a complete description of the analyses performed by Salomon Brothers in arriving at its opinion. Moreover, the analyses performed by Salomon Brothers do not purport to be appraisals and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses.

  Pursuant to its March 1, 1994 engagement of Salomon Brothers, Benson has paid Salomon Brothers an initial advisory fee of $100,000 upon execution of its engagement letter, and has agreed to pay Salomon Brothers an additional fee of $150,000 as a result of the execution of the Merger Agreement. In addition, contingent upon consummation of the Merger, Benson has agreed to pay Salomon Brothers an additional fee of $1,250,000 (less the $250,000 in fees already paid). If the Merger is not consummated, however, the $100,000 initial fee paid to Salomon will be creditable against any subsequent fees due to Salomon from Benson for services rendered during the twelve-month period following the date of its engagement. Benson has also agreed to retain Salomon Brothers upon customary terms in connection with certain related financings or transactions, if any, that it determines to undertake within one year following the Merger. Benson has also agreed to reimburse Salomon Brothers for its reasonable out-of-pocket expenses, including legal fees and disbursements, incurred in connection with its engagement, and to indemnify Salomon Brothers and its affiliates against certain liabilities and expenses, including certain liabilities arising under the federal securities laws.

  Salomon Brothers is an internationally-recognized investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Benson selected Salomon Brothers on the basis of such expertise, Salomon Brothers' reputation and its knowledge of Benson and its business. In retaining Salomon Brothers, Benson took into account that the contingent nature of Salomon Brothers' fee structure could be viewed as presenting Salomon Brothers with a potential conflict of interest in rendering a fairness opinion with respect to the Merger.

  In addition to its services as financial advisor to Benson in connection with the Merger as described above, Salomon Brothers previously acted as lead underwriter for Benson's May 1994 issuance of $40 million of convertible subordinated notes, for which it received fees totalling approximately $500,000, and continues to act as a market maker for such notes. In the ordinary course of its business and such market making activities, Salomon Brothers may actively trade the securities of Benson and ORC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

FINANCING OF MERGER CONSIDERATION

  The cash portion of the Merger Consideration will be financed primarily from the following sources: (i) substantially all of the cash held by Benson and ORC at the Effective Time and (ii) one or more Benson credit facilities, including Benson's existing credit facility.

FEDERAL INCOME TAX CONSEQUENCES

  The conversion of shares of ORC Common Stock into the Merger Consideration will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For federal income tax purposes, a holder of ORC Common Stock (other than holders of Dissenting Shares, as defined below) will recognize gain or loss upon the Merger in an amount equal to the difference between the fair market value of the Merger Consideration such ORC Common Stock is converted into and the holders adjusted tax basis in such ORC Common Stock. Provided that the ORC Common Stock is held as a capital asset, such gain or loss will be long-term capital gain or loss if, as of the Effective Time, the ORC Common Stock has been held for more than one year, and will be short-term if such ORC Common Stock has been held for one year or less. For this purpose, the fair market value of the Merger Consideration will be the sum of the cash received as of the Effective Time plus the fair market value of the Benson Common Stock received (based on its trading value as of the Effective Time) plus the value of the right to receive OSP Disposition Proceeds (including, if applicable, the Fraction). Otherwise, the value of the right to receive OSP Disposition Proceeds (including, if applicable, the Fraction) will likely be determined by reference to the trading value of the ORC Common Stock (that is, the value of the OSP Disposition Proceeds (including, if applicable, the Fraction) would likely be considered to be the value of the ORC Common Stock less the sum of the cash and the Benson Common Stock into which such ORC Common Stock converts).

  Under the Code, the maximum marginal tax rate applicable to net capital gains (the excess of net long-term capital gain over net short-term capital loss) of individuals is 28%, while short-term capital gains are taxed at ordinary income rates. The rates imposed on corporate taxpayers are the same for net capital gains, short-term gains and ordinary income. Excess short-term and long-term capital losses may be deducted by individual taxpayers against ordinary income only in an amount not to exceed $3,000 in any year; capital losses are deductible by corporations only against capital gains.

  The tax basis of Benson Common Stock received pursuant to the Merger will be the fair market value of such stock as of the Effective Time, and the holding period of such stock will commence as of the Effective Time.

  The tax basis of the right to receive OSP Disposition Proceeds (assuming cash is not paid with respect to such right as of the Effective Time) will be the fair market value of such right, determined as set forth above, and a holder will recognize short-term capital gain or loss upon a subsequent disposition of such right. It is possible that all or a portion of such gain might be treated as ordinary income, depending on whether such right is treated as a debt instrument for federal income tax purposes.

  The foregoing discussion may not apply to ORC Common Stock acquired by a shareholder pursuant to an employee stock plan or otherwise as compensation, to shareholders who are not citizens or residents of the United States or to other categories of shareholders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies, and tax-exempt entities.

  THE DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. IN ADDITION, IT DOES NOT DISCUSS THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO CERTAIN PERSONS, INCLUDING HOLDERS OF OPTIONS, AND MAY NOT APPLY TO CERTAIN HOLDERS SUBJECT TO SPECIAL TAX RULES. THE DISCUSSION IS BASED UPON CURRENT LAW. LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE CHANGES MAY BE FORTHCOMING THAT COULD AFFECT THIS DISCUSSION. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

FEDERAL SECURITIES LAW CONSEQUENCES

  All Benson Common Stock issued in connection with the Merger will be freely transferable, except that any Benson Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of ORC prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 if such persons are or become affiliates of Benson) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ORC or Benson generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

ACCOUNTING TREATMENT

  The Merger will be accounted for under the purchase method of accounting.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of Benson Common Stock to be issued in connection with the Merger be authorized for listing on Amex, subject to official notice of issuance. It is not a condition to the Merger that the Rights to be issued in connection with the Merger be authorized for listing on Amex, and Benson does not currently intend to list the Rights on Amex or any other exchange.

DISSENTERS' RIGHTS

  ORC. If the Merger is consummated, dissenting holders of shares of ORC Common Stock will be entitled to have the "fair value" (exclusive of any appreciation or depreciation due to the Merger) of their shares of ORC Common Stock judicially determined at the Effective Time and paid to them by complying with the provisions of Chapter 13 of the CGCL, so long as the holders of 5% or more of the outstanding shares of ORC Common Stock validly elect to exercise dissenters' rights.

  While the CGCL provides that the holders of at least 5% or more of the outstanding shares of ORC Common Stock must validly elect to exercise dissenters' rights in order for any holder to be entitled to such rights, the Merger Agreement states that it is a condition to the consummation of the Merger by Benson that the holders of no more than 5% of the outstanding shares of ORC Common Stock will have made a demand to exercise their dissenters' rights by the conclusion of the ORC Special Meeting.

  THE FOLLOWING IS A BRIEF SUMMARY OF CHAPTER 13 OF THE CGCL, WHICH SETS FORTH THE PROCEDURES FOR DISSENTING FROM THE MERGER AND DEMANDING STATUTORY DISSENTERS' RIGHTS. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE CGCL RELATING TO THE RIGHTS OF SHAREHOLDERS OF ORC TO AN APPRAISAL OF THE VALUE OF THEIR SHARES OF ORC COMMON STOCK, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE CGCL, THE MATERIAL PROVISIONS OF WHICH ARE ATTACHED HERETO AS ANNEX D. FAILURE TO FOLLOW THE PROVISIONS OF CHAPTER 13 OF THE CGCL EXACTLY COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

  If the Merger is approved by the required vote of ORC's shareholders and is not terminated, ORC's shareholders who vote against the Merger and who have fully complied with all applicable provisions of Chapter 13 of the CGCL, and whose shares constitute Dissenting Shares (as defined below) will have the right to require ORC to purchase the shares of ORC Common Stock held by them for cash at the fair market value of those shares as of the day before the terms of the Merger were first announced, exclusive of any appreciation or depreciation due to the Merger. Under the CGCL, no shareholder of ORC who is entitled to exercise dissenters' rights has any right at law or in equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger had been legally voted in favor of the Merger.

  Dissenting shares ("Dissenting Shares") means those shares of ORC Common Stock with respect to which the holders have voted against the Merger and have perfected their purchase demand in accordance with Chapter 13 of the CGCL; provided, however, that no shares shall constitute Dissenting Shares unless either (i) 5% or more of the outstanding shares of ORC Common Stock file demands for payment as dissenting shares under Chapter 13 of the CGCL or (ii) the shares in question are subject to a restriction on transfer imposed by ORC or by any law or regulation.

  ORC is not aware of any restriction on transfer of any shares of the ORC Common Stock except restrictions that may be imposed upon shareholders who are deemed to be "affiliates" of ORC for purposes of Rule 145 under the Securities Act, and those who received shares in private transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. Those shareholders who believe there is some such restriction affecting their shares should consult with their own legal counsel as to the nature and extent of any dissenters' rights they may have.

  For a holder of ORC Common Stock to exercise dissenters' rights, the procedures to be followed under Chapter 13 of the CGCL include the following requirements:

    1. The shareholder of record must have voted the shares against the Merger. It is not sufficient to abstain from voting. However, the shareholder may abstain as to part of his or her shares or vote part of those shares for the Merger without losing the right to exercise dissenters' rights as to other shares which were voted against the Merger.

    2. Any such shareholder who votes against the Merger, and who wishes to have the shares that are being voted against the Merger purchased, must make a written demand to have ORC purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by ORC not later than the date of the ORC Special Meeting.

  Merely voting or delivering a proxy directing a vote against the approval of the Merger does not constitute a demand for purchase. A written demand is essential.

  The written demand that the dissenting shareholder must deliver to ORC must:

    1. Be made by the person who was the shareholder of record on the record date set for voting on the Merger (or such shareholder's duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the record date;

    2. State the number and class of dissenting shares; and

    3. Include a demand that ORC purchase the shares at the dollar amount that the shareholder claims to be the fair market value of such shares on the day before the terms of the Merger were first announced, exclusive of any appreciation or depreciation due to the Merger. The last full trading day prior to the announcement that the Merger Agreement had been executed was June 30, 1994. A shareholder may take the position in the written demand that a different date is applicable. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares to ORC at such price.

  The written demand should be delivered to ORC at its principal executive offices, 1300 Optical Drive, Azusa, California 91702, Attention: Secretary.

  A shareholder may not withdraw a demand for payment without the consent of ORC. Under the terms of the CGCL, a demand by a shareholder is not effective for any purpose unless it is received by ORC (or any transfer agent thereof).

  Within ten days after the approval of the Merger by ORC's shareholders, ORC must notify all holders of Dissenting Shares of the approval and must offer all of such shareholders a cash price for their shares which ORC considers to be the fair market value of the shares. The notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CGCL to dispute the price offered and attach a copy of the relevant provisions of the CGCL in order for a shareholder to exercise the right to have ORC purchase his or her shares.

  Within 30 days after the date on which the notice of the approval of the Merger is mailed by ORC to holders of Dissenting Shares, the shareholder's certificates, representing any shares which the shareholder demands be purchased, must be submitted to ORC at its principal office, or at the office of any transfer agent, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Upon subsequent transfer of those shares, the new certificates will be similarly stamped, together with the name of the original dissenting shareholder.

  If ORC and a holder of Dissenting Shares agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, such holder of Dissenting Shares is entitled to receive from ORC the agreed price with interest thereon at the legal rate on judgments in the State of California from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between ORC and the holders thereof must be filed with the Secretary of ORC at the address set forth below. Subject to certain provisions of Section 1306 and Chapter 5 of the CGCL, payment of the fair market value of the Dissenting Shares shall be made within 30 days after the amount has been agreed upon or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to surrender of the certificate therefor, unless provided otherwise by agreement.

  If ORC and a holder of Dissenting Shares fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then either such holder of Dissenting Shares or ORC may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months of the date on which the respective notice of approval is mailed to the shareholders. If a complaint is not filed within six months, the shares will lose their status as Dissenting Shares. Two or more holders of Dissenting Shares may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court must first decide that issue. If the fair market value of the shares is in dispute, the court must determine, or shall appoint one or more impartial appraisers to assist in its determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, ORC will be required to pay such costs.

  Any demands, notices, certificates or other documents required to be delivered to ORC may be sent to the Office of the Secretary, Optical Radiation Corporation, 1300 Optical Drive, Azusa, California 91702.

  Benson. Shareholders of Benson are not entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the Merger.

                              THE MERGER AGREEMENT

GENERAL

  The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Shareholders of ORC and Benson are urged to read the Merger Agreement in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the approval of the Merger by the shareholders of ORC and by the shareholders of Benson and the satisfaction or waiver of the other conditions to the Merger, Benson Sub will be merged with and into ORC in accordance with the CGCL, whereupon the separate existence of Benson Sub shall cease and ORC will be the Surviving Corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the conversion of ORC Common Stock and the conversion of the common stock of Benson Sub pursuant to the Merger Agreement will be effected as described below. The Articles of Incorporation and By-Laws of Benson Sub, as in effect immediately before the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation. The directors of Benson Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of ORC immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are elected or appointed and qualified.

EFFECTIVE TIME

  Following the adoption of the Merger Agreement and subject to satisfaction or waiver of certain terms and conditions contained in the Merger Agreement, the Merger will become effective on such date as the Merger Agreement and the officers' certificates of each of ORC, Benson and Benson Sub, are duly filed with the Secretary of State of the State of California (the "Effective Time"). The filing of the Merger Agreement and the officers' certificates shall be made as promptly as practicable after all conditions contemplated by the Merger Agreement have been satisfied or waived.

TERMS OF THE MERGER

  At the Effective Time, by virtue of the Merger and without any action on the part of Benson Sub, ORC or the shareholders of ORC and Benson Sub, each share of ORC Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of ORC Common Stock held in ORC's treasury or by each of ORC's subsidiaries or Dissenting Shares, will be canceled and extinguished and be converted into the right to receive upon surrender of the certificate (except as set forth in (iii) below) representing such share:

    (i) $17.00 in cash;

    (ii) a fraction of a share of Benson Common Stock equal to the Exchange Ratio (as defined below); and

    (iii) the Right to receive a pro rata share of the OSP Disposition Proceeds (not including the Option Portion thereof, as defined below) equal to the amount of such proceeds divided by the total number of shares of ORC Common Stock entitled to receive such proceeds plus, to the extent that the amount of such pro rata share has a value at the time of its receipt of less than $2.00, a fraction (the "Fraction") of a share of Benson Common Stock having a value equal to the amount of such difference; such shares of Benson Common Stock, if any, to be issuable on the later of the following dates (the "OSP Disposition Date"):

      (x) at the Effective Time, if ORC has completed the disposition of the OSP Division by such date, or if such disposition has not been entirely completed and ORC is not a party to any definitive agreement providing for the disposition of all or a part of the OSP Division between the Effective Time and December 31, 1994; and

      (y) the date the OSP Disposition Proceeds have been received

((i), (ii) and (iii) collectively, the "Merger Consideration").

  In light of the status of current discussions, ORC believes that it is reasonably likely that it will not enter into any agreements on or prior to the Effective Time relating to the sale of all or part of the OSP Division. If no agreement has been entered into on or prior to the Effective Time, in addition to the right to receive $17.00 in cash and a fraction of a share of Benson Common Stock having a value equal to the Exchange Ratio, each outstanding share of ORC Common Stock will be converted into the right to receive a fraction of a share of Benson Common Stock having a value equal to $2.00 in lieu of a pro rata share of the OSP Disposition Proceeds.

  The following terms contained in the Merger Agreement are used with the following meanings:

  "Average Closing Price" means the average of the per share daily closing price of Benson Common Stock on Amex during the 20 consecutive trading days ending on the fifth trading day prior to the ORC Special Meeting.

  "Average OSP Disposition Price" means the greater of (i) the Average Closing Price and (ii) the average of the per share daily closing price of Benson Common Stock on Amex during the 20 consecutive trading days ending on the fifth trading day prior to the OSP Disposition Date.

  "Exchange Ratio" means the following number, expressed as a decimal fraction and rounded to the nearest ten thousandth:

    (i) if the Average Closing Price exceeds $10.80: $8.10 divided by the Average Closing Price;

    (ii) if the Average Closing Price is $10.80 or less, but more than $7.20:
  0.75;

    (iii) if the Average Closing Price is $7.20 or less but more than $6.00: one half of the sum of (x) 0.75 and (y) the quotient obtained by dividing $5.40 by the Average Closing Price;

    (iv) if the Average Closing Price is $6.00 or less, and ORC shall not have elected to terminate the Merger Agreement based on the level of the Average Closing Price: 0.825; and

    (v) if the Average Closing Price is $6.00 or less, ORC shall have elected to terminate the Merger Agreement based on the level of the Average Closing Price, but Benson shall have thereafter timely elected to rescind such termination: $4.95 divided by the Average Closing Price.

  If the Average Closing Price is less than $6.00, ORC will have the right, by written notice delivered at least three business days prior to the ORC Special Meeting, to terminate the Merger Agreement (which termination is not effective until after Benson's right to rescind such termination has expired); provided that Benson has the right, by written notice delivered to ORC at least one business day prior to the ORC Special Meeting, to elect to rescind such termination. Such notices will affect the Exchange Ratio as provided in the definition thereof.

  "OSP Disposition Proceeds" means the proceeds received by ORC prior to December 31, 1994 upon the sale of ORC's OSP Division, or any portion thereof (with marketable securities or other instruments to be valued at their fair market value on the date of such sale) pursuant to agreements entered into on or prior to the Effective Time (whether in cash, securities or otherwise) minus all costs, expenses and fees of ORC associated with such dispositions and plus (or minus) the present value to ORC of the net tax benefit (or cost), whenever realized, relating to the OSP Division, arising from such disposition and the distribution to shareholders, provided that there will be deducted from amounts that would otherwise be considered OSP Disposition Proceeds an amount equal to 15% of the amount by which the OSP Disposition Proceeds exceeds $19,195,560.

  In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Benson Common Stock or ORC Common Stock after the date hereof, the Exchange Ratio will be adjusted so as to fairly and equitably preserve the aggregate expected value of the Merger Consideration.

  Each share of ORC Common Stock held in ORC's treasury and each share owned by any direct or indirect wholly owned subsidiary of ORC immediately before the Effective Time will be canceled and extinguished, and no payment or other consideration will be made with respect thereto.

  Each share of common stock, par value $.01 per share, of Benson Sub issued and outstanding immediately before the Effective Time will be converted into and will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  Following the Effective Time, no shares of ORC Common Stock will be outstanding and such shares will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing any such shares of ORC Common Stock (other than any shares of ORC Common Stock held in ORC's treasury or by each of ORC's subsidiaries or Dissenting Shares) will thereafter represent the right to receive, upon surrender of such certificate, (i) certificates evidencing such number of whole shares of Benson Common Stock into which such ORC Common Stock was converted in accordance with the Exchange Ratio and (ii) the amount of cash and OSP Distribution Proceeds applicable to such shares.

STOCK OPTIONS

  Holders of ORC's outstanding stock options will be entitled to receive in the Merger the opportunity to either (I) or (II):

    (I) Exchange each ORC Stock Option for:

      (i) cash in an amount equal to the product of (A) the number of shares subject to such option and (B) the difference between $23.00 and the per share exercise price of such option (provided that the option exercise price is less than $23.00 per share); and

      (ii) an amount (payable in shares of Benson Common Stock) equal to the product of (C) the number of shares subject to such option and (D) the excess, if any, of

        (x) the Merger Consideration per share (expressed in dollars, with Benson Common Stock valued at the Average Closing Price) over

        (y) the greater of (1) the per share exercise price of such option and (2) $23.00 per share.

  The Benson Common Stock issuable pursuant to clause (ii) above will be obtained by the Surviving Corporation as follows: (1) if applicable, Benson will furnish to the Surviving Corporation, without additional consideration, a number of shares of Benson Common Stock equal to the number of shares of ORC Common Stock subject to such option multiplied by the Fraction and (2) the Surviving Corporation will purchase from Benson in exchange for OSP Disposition Proceeds of like (the "Option Portion") value all remaining shares of Benson Common Stock so issuable.

    (II) Convert each ORC Stock Option into Benson Stock Options such that the holder is entitled to purchase a number of shares of Benson Common Stock equal to the product of (i) the number of shares subject to the ORC Stock Options, and (ii) the Option Exchange Ratio. The option exchange ratio (the "Option Exchange Ratio") will be calculated as follows: the quotient of (X) the Merger Consideration per share of ORC Common Stock (expressed in dollars, with Benson Common Stock valued at the Average Closing Price) and (Y) the Average Closing Price per share of Benson Common Stock. The price per share of the Benson Stock Options shall equal the quotient of (A) the original option price per share applicable to the holder's ORC Stock Options, and (B) the Option Exchange Ratio. The Benson Stock Options so acquired by each holder will be fully vested and exercisable, and will be subject to the same terms and conditions applicable to the ORC Stock Options, to the extent permissible under the terms of the Benson Stock Option Plan.

SURRENDER AND PAYMENT

  The Merger Agreement provides that before the Effective Time, ORC will appoint a bank or trust company to act as the exchange agent for the holders of ORC Common Stock (the "Exchange Agent") to receive the funds and securities necessary to make the payments of the Merger Consideration. Each holder of a certificate representing any shares of ORC Common Stock canceled upon the Merger may thereafter surrender such certificate to the Exchange Agent to effect the surrender of such certificate on such holder's behalf for a period ending one year after the Effective Time. Promptly after the Effective Time, Benson shall cause the distribution to holders of record of shares of ORC Common Stock as of the Effective Time of appropriate materials to facilitate such surrender, including a letter of transmittal.

                SHAREHOLDERS OF ORC SHOULD NOT SEND CERTIFICATES
              REPRESENTING THEIR SHARES TO ORC OR TO THE EXCHANGE
              AGENT PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL

  If payment of the Merger Consideration in respect of canceled shares of ORC Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

  At the close of business on the day of the Effective Time, the stock transfer books of ORC shall be closed and there shall not be any further registration or transfer of shares of ORC Common Stock thereafter on the records of ORC. If, after the Effective Time, certificates for ORC Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged (without interest) for the Merger Consideration.

FRACTIONAL SHARES

  Fractional shares of Benson Common Stock shall not be issued in connection with the Merger. In lieu of any such fractional share, each holder of ORC Common Stock who would otherwise have been entitled to a fraction of a share of Benson Common Stock upon surrender of certificates for exchange shall be paid cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market of the aggregate fractional Benson Common Stock issued pursuant to the Merger Agreement. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Benson Common Stock delivered to the Exchange Agent by Benson over (ii) the aggregate number of full shares of Benson Common Stock to be distributed to holders of ORC Common Stock ("Excess Shares"), and the Exchange Agent, as agent for the former holders of ORC Common Stock, shall sell the Excess Shares at the prevailing prices on Amex. The sale of the Excess Shares by the Exchange Agent shall be executed on Amex in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of Excess Shares.

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of ORC and Benson to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of ORC's shareholders; (ii) the approval and adoption of the Merger Agreement by the requisite vote of Benson's shareholders; (iii) the authorization for listing on Amex subject to official notice of issuance of the Benson Common Stock issuable to ORC shareholders pursuant to the Merger Agreement; (iv) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (v) the effectiveness in accordance with the provisions of the Securities Act of the Registration Statement for the Benson Common Stock to be issued in connection with the Merger and the absence of any stop order suspending effectiveness of the Registration Statement issued by the Commission; and (vi) the absence of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or of any statute, rule, regulation or executive order promulgated or enacted by any governmental authority in effect which prevents the consummation of the Merger or makes such consummation illegal.

  The obligations of ORC to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived by ORC): (i) the representations and warranties of Benson and Benson Sub shall be true and correct in all material respects when initially made and as of the Effective Time, except for changes contemplated by the Merger Agreement, as if made on and as of the Effective Time and (ii) Benson and Benson Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Merger Agreement to be performed or complied with on or before the Effective Time.

  The obligations of Benson and Benson Sub to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived by Benson and Benson Sub): (i) the representations and warranties of ORC shall be true and correct in all material respects when initially made and as of the Effective Time, except for changes contemplated by the Merger Agreement, as if made on and as of the Effective Time; (ii) ORC shall have performed or complied in all material respects with all agreements, conditions and covenants required by the Merger Agreement to be performed or complied with on or before the Effective Time; (iii) holders of not more than 5% of ORC Common Stock shall have made a demand for payment pursuant to appraisal rights under the CGCL by the conclusion of ORC Special Meeting; and (iv) ORC shall have at least $30 million in cash that is free and clear of all liens and other encumbrances.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of Benson, Benson Sub and ORC relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization and corporate power to operate their respective businesses; (ii) the absence of any violation of ORC, Benson or Benson Sub of their respective articles or certificate of incorporation and by-laws; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby and the execution and delivery of the Merger Agreement and the transactions contemplated thereby not being in violation of their respective organizational documents, debt instruments or material contracts, or federal, state or local laws; (iv) the absence of any governmental or regulatory authorization, consent, approval or waiver required to consummate the Merger; (v) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein; (vi) the absence of any material untrue statements or omissions in this Proxy Statement; (vii) the absence of brokers, finders or investment bankers (other than Salomon for Benson and Benson Sub and DLJ for ORC) entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement; and (viii) the absence of any litigation that would have a material adverse effect on the financial condition, business or results of operations of ORC or Benson.

  The Merger Agreement also contains representations and warranties of Benson and Benson Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) Benson and Benson Sub's having funds available at the Effective Time which, together with ORC's available cash, will be sufficient to pay the cash portion of the Merger Consideration; (ii) Benson Sub's not having incurred any obligations or liabilities, not having engaged in any business or activities, and not having entered into any agreements or arrangements with any person or entity; and (iii) Benson's eligibility to file registration statements with the Commission on Form S-3 and Form S-4.

  In addition, the Merger Agreement contains representations and warranties of ORC relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) its capitalization; (ii) the absence of certain changes or events having a material adverse effect on its financial condition, business or results of operations; (iii) the absence of any material infringement of any patents or trademarks owned by or licensed by or to ORC or any of its subsidiaries; (iv) ORC and its subsidiaries' not having any defined benefit plans and not receiving any notices of deficiency from the U.S. Department of Labor; (v) ORC's or any of its subsidiaries' not being a party to any collective bargaining agreement or other labor union contract applicable to persons employed by ORC or any of its subsidiaries; and (vi) the absence of any product liability claim that would have a material adverse effect on the financial condition, business or results of operations of ORC.

ACQUISITION PROPOSALS

  ORC has agreed that it will notify Benson immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued by ORC, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, ORC or any of its subsidiaries.

CONDUCT OF BUSINESS BY ORC PENDING THE MERGER

  Between the date of the Merger Agreement and the Effective Time, unless Benson shall otherwise consent in writing, ORC has agreed to, and to cause its subsidiaries to, carry on their respective businesses in the ordinary course and in a manner consistent with past practice; ORC has agreed to use its reasonable best efforts to preserve substantially intact the business organization of ORC and its subsidiaries other than with respect to the disposition of the OSP Division, to keep available the services of the present officers, employees and consultants of ORC and its subsidiaries and to preserve the relationships of ORC and its subsidiaries with customers, suppliers and others having business dealings with them; and ORC has agreed to discontinue the business of the OSP Division if the negative cash flow incurred in the business of the OSP Division from the date of the Merger Agreement through September 30, 1994 exceeds $1.25 million, or, from September 30 through December 31, 1994, exceeds $250,000 per month.

  ORC has agreed that, except as required or permitted by the Merger Agreement, neither ORC nor any of its subsidiaries, between the date of the Merger Agreement and the Effective Time shall, without the prior written consent of
Benson: (i) issue, sell, pledge, dispose of, encumber, authorize (or propose any of the foregoing) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of ORC or its subsidiaries other than pursuant to options granted prior to June 27, 1994;
(ii) amend or propose to amend the Articles of Incorporation or By-Laws or equivalent organizational documents of ORC or its subsidiaries; (iii) split, combine or reclassify any outstanding shares of ORC Common Stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to shares of ORC Common Stock; (iv) redeem, purchase or otherwise acquire (or offer to do any of the foregoing with respect to) any shares of its capital stock, except in the performance of its obligations under existing employee plans; (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in (i) through (iv) above; (vi) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (vii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber (or authorize or propose any of the foregoing) any material assets of ORC or its subsidiaries, other than the disposition of the OSP Division; (viii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business other than indebtedness (which may be secured) incurred for working capital on a short-term basis in an amount greater than $5 million; (ix) make, or commit to, on or before September 30, 1994, capital expenditures which exceed by $400,000 the planned capital expenditures previously disclosed to Benson or make or commit to make aggregate capital expenditures in excess of $200,000 per month without first notifying Benson, and no capital expenditures may be used for the business of the OSP Division; (x) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in (vi) through (ix) above; (xi) take any action other than in the ordinary course of business and in a manner consistent with past practice or pursuant to disclosed contracts (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to the policies of ORC or any of its subsidiaries in effect on the date of the Merger Agreement) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date of the Merger Agreement; (xii) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee, independent contractor or consultants, enter into any new employee plan, new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or amend any of the foregoing otherwise than in the ordinary course consistent with past practice; (xiii) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); or (xiv) before the Effective Time, take any action to cause the shares of ORC Common Stock to cease to be listed on NNM.

COVENANTS

  ORC and Benson have agreed to prepare and file with the Commission, as promptly as practicable after the execution of the Merger Agreement, preliminary proxy materials and the Registration Statement containing the preliminary prospectus with respect to Benson Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the Commission with respect to such preliminary materials, and after furnishing the Commission with all information required, ORC and Benson have agreed to file with the Commission the definitive Proxy Statement and use all reasonable efforts to cause the Registration Statement to be declared effective by the Commission as soon thereafter as practicable.

  ORC and Benson have agreed that, promptly following the effectiveness of the Registration Statement, each shall take all necessary action to convene their respective shareholders' meetings and will use their reasonable best efforts to solicit from their respective shareholders proxies in favor of the Merger. Benson has agreed to use its reasonable best efforts to cause its directors, officers, subsidiaries and Benson Partners to vote all shares of ORC Common Stock beneficially held by any of them in favor of the Merger and to vote all shares of Benson Common Stock beneficially held by any of them in favor of the Merger, and ORC has agreed to use its reasonable best efforts to cause its directors and officers to vote any shares of ORC Common Stock beneficially held by them in favor of the Merger.

  ORC has agreed that, prior to the Effective Time, it will cause to be delivered to Benson a letter from ORC, identifying all persons who were, in its opinion, at the time of the ORC Special Meeting to vote on the

Merger, "affiliates" of ORC as that term is used in paragraphs (c) and (d) or Rule 145 under the Securities Act.

  ORC and Benson have agreed to use their best efforts to file, as soon as practicable (and did file on July 11, 1994), notifications under the HSR Act in connection with the Merger and the transactions contemplated thereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information and documentation and to respond as promptly as practicable to all inquiries and requests from any State Attorney General or other governmental authority in connection with antitrust matters.

  Each of ORC, Benson and Benson Sub has agreed to comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby. Benson has agreed to use its reasonable best efforts to have the shares of Benson Common Stock to be issued in the Merger listed on Amex. Each of ORC, Benson and Benson Sub has agreed to use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

  ORC and Benson have agreed to give prompt notice to the other of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement to the Effective Time and (ii) any material failure of ORC, Benson or Benson Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

  From the date of the Merger Agreement to the Effective Time, ORC has agreed to, and to cause its subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Benson complete access at all reasonable times and on reasonable notice to its officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and has agreed to furnish Benson with all financial, operating and other data and information as Benson, through its officers, employees, agents or accountants, may reasonably request, and Benson has agreed to cooperate with ORC in connection with ORC's due diligence review of Benson. The parties have agreed to, and to cause their respective affiliates and each of their respective officers, directors, employees, financial advisors and agents to, hold in strict confidence all data and information obtained by them from the other and the other's subsidiaries (unless such information is or becomes publicly available without the fault of any representative, or public disclosure of such information is required by law) and shall ensure that the representatives do not disclose such information to others without the prior written consent of the other party. If the Merger Agreement is terminated, ORC has agreed to, and to cause its affiliates and representatives to, return promptly every document (and any copies thereof) furnished to them by Benson or any of its subsidiaries, divisions, associates or affiliates in connection with the transactions contemplated by the Merger Agreement, other than documents filed with the Commission or otherwise publicly available.

  ORC and Benson have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such statement before such consultation, except as may be required by law.

  Each of ORC, Benson and Benson Sub have agreed to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and to use its best efforts to obtain all necessary waivers, consents and approvals, to effect all necessary filings under the Securities Act, the Exchange Act and the HSR Act and to cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

  Benson has agreed not to, and to cause its affiliates not to, during the term of the Merger Agreement, purchase or otherwise acquire beneficial ownership of any shares of ORC Common Stock or sell or otherwise dispose of any such shares, other than pursuant to the Merger.

  ORC has agreed to keep Benson closely informed as to ORC's efforts to effect the sale of the OSP Division. ORC further agreed that it would not, without Benson's consent, make such sales on terms less favorable than those previously agreed to by Benson and ORC. Pending the disposition of the OSP Division, ORC has agreed to conduct the business of the OSP Division only in the ordinary course and not to take any action that would, in any material respect, transfer cash or other assets of ORC to the OSP Division except as required for ordinary course obligations.

  Benson has agreed to promptly disclose through filings with the Commission under the Exchange Act the occurrence of any material adverse effect on Benson or its subsidiaries occurring between April 30, 1994 and the Effective Time and promptly to furnish to ORC copies of such filings.

NO SHOPPING

  Except with respect to the disposition of the OSP Division, neither ORC nor its subsidiaries shall (i) directly or indirectly, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or a portion of the material assets, business, properties of, or any equity interest in, ORC or its subsidiaries, or any business combination with ORC or its subsidiaries (whether by merger, purchase of assets, tender offer or otherwise); or (ii) participate in any negotiation regarding, or furnish to any other person any information (except information previously publicly disseminated by ORC) with respect to, or otherwise cooperate in any way with, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Notwithstanding the foregoing, the ORC Board of Directors may review and act upon an unsolicited proposal relating to any of the transactions referred to above and may participate in any negotiations regarding, or furnish another person information relating to, such proposal and otherwise cooperate in any way with, and assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing, if the Board of Directors determines, on the advice of legal counsel, that failing to review and act would constitute a breach of fiduciary duty and that such review and conduct will not violate the Merger Agreement. ORC shall use its reasonable best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to ORC and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties. Further, ORC shall immediately notify Benson if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

INDEMNIFICATION

  The Merger Agreement provides that, to the fullest extent permitted under applicable law and subject to certain conditions, ORC, and after the Effective Time, the Surviving Corporation and Benson shall indemnify and hold harmless each director, officer, employee, fiduciary and agent of ORC or its subsidiaries (and their respective subsidiaries and affiliates) against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated therein. Further, Benson shall cause the Surviving Corporation to maintain for not less than three years ORC's current directors' and officers' liability insurance. Benson shall also cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Articles of Incorporation, By-Laws or written indemnification agreement of ORC for not less than six years following the Effective Time.

TERMINATION; FEES AND EXPENSES

  The Merger Agreement provides that it may be terminated at any time before the Effective Time: (a) by mutual consent of the Boards of Directors of Benson and ORC, or (b) by either Benson or ORC if the Merger is not consummated by December 31, 1994; provided, however, that the right to terminate is not available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur before such date; (c) by either Benson or ORC if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action becomes final and nonappealable; (d) by Benson if the ORC Board of Directors (i) withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in any manner adverse to Benson or Benson Sub, (ii) recommends to the holders of ORC Common Stock any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving ORC or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or (iii) resolves to do (i) or (ii); (e) by ORC if, prior to the Effective Time, a corporation, partnership, person or other entity or group makes a bona fide offer that the ORC Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of legal counsel, is more favorable to ORC's shareholders than the Merger, provided that any such termination by ORC will not be effective until payment of the termination fees required by the Merger Agreement; or (f) by either Benson or ORC if the other party breaches the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the non-breaching party.

  If the Average Closing Price is less than $6.00, ORC will have the right, by written notice delivered at least three business days prior to the ORC Special Meeting, to terminate the Merger Agreement (which termination is not effective until after Benson's right to rescind such termination has expired); provided, however, that Benson has the right, by written notice delivered to ORC at least one business day prior to the ORC Special Meeting, of its election to rescind such termination. See "Certain Investment Considerations--Investment Considerations Relating to Benson and ORC--Effect of the Exchange Ratio and Other Factors on the Merger Consideration."

  Except as provided below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated by ORC following an event specified in clause (e) above or Benson terminates the Merger Agreement following the event set forth in clause (f) above, ORC is required to pay to Benson an amount equal to $4.0 million plus the lesser of (x) $2.0 million and (y) all actual out-of-pocket costs and expenses of Benson and Benson Sub incurred in connection with the Merger Agreement and the transactions contemplated thereby.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by the parties thereto at any time before the Effective Time by an instrument in writing signed by the parties. However, after approval of the Merger by ORC's shareholders, no amendment may be made which would materially adversely affect the interests of such shareholders or reduce the amount or change the type of consideration into which each ORC Share will be converted upon consummation of the Merger.

  At any time before the Effective Time, any party to the Merger Agreement may, in a writing signed by such party (i) extend the time for the performance of any of the obligations of other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any other Merger-related document and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

 MARKET PRICES OF AND DIVIDENDS ON CAPITAL STOCK OF ORC AND BENSON AND RELATED
                              SHAREHOLDER MATTERS

BENSON

  Benson Common Stock is listed for quotation on Amex under the symbol "EB." The following table sets forth the quarterly high and low last reported sales price of the Benson Common Stock for the fiscal quarters indicated.

      FISCAL YEAR                                                 HIGH     LOW
      -----------                                                ------- -------
      1994
        Third Quarter (through September 8).....................  8 1/8   7 1/8
        Second Quarter (ending June 30).........................  8 1/8   7 1/8
        First Quarter...........................................  8 1/4   6 3/4
      1993
        Fourth Quarter..........................................  8 1/8   6 1/4
        Third Quarter...........................................  8 3/8   6 3/8
        Second Quarter.......................................... 10 1/8   7 1/2
        First Quarter...........................................  7 3/4   5 3/8
      1992
        Fourth Quarter..........................................  6 1/8   2 3/8
        Third Quarter...........................................     3    1 5/8
        Second Quarter..........................................     2      1/4
        First Quarter...........................................  11/16    5/16

  On June 30, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the closing stock price for Benson Common Stock was $7.50. On September 8, 1994, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the closing stock price for Benson Common Stock was $7.125. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE BENSON COMMON STOCK.

  As of September 8, 1994, there were approximately 270 holders of record of Benson Common Stock.

  No dividends have ever been declared on Benson Common Stock and Benson has no intention of paying dividends in the foreseeable future.

ORC

  ORC Common Stock is listed for quotation on NNM under the symbol "ORCO." The following table sets forth the quarterly high and low last reported sales price of ORC Common Stock for the fiscal quarters indicated.

      FISCAL YEAR                                                   HIGH   LOW
      -----------                                                  ------ ------
      1995
        First Quarter (through September 8)....................... 23     21 3/4
      1994
        Fourth Quarter (ending July 31)........................... 23 5/8 19 1/2
        Third Quarter............................................. 22 1/2 17 1/4
        Second Quarter............................................ 18 3/4 12 1/2
        First Quarter............................................. 18 1/2 14 1/4
      1993
        Fourth Quarter............................................    17  13 3/4
        Third Quarter.............................................    17  13 3/4
        Second Quarter............................................ 17 1/4 13 3/4
        First Quarter.............................................    16     13
      1992
        Fourth Quarter............................................ 21 1/2 12 1/2
        Third Quarter............................................. 30 1/2 20 1/4
        Second Quarter............................................ 24 1/4 18
        First Quarter............................................. 28     19

  On June 30, 1994, the last full trading day prior to the announcement that the Merger Agreement had been executed, the last reported sales price for ORC Common Stock was $22.75. On September 8, 1994, the last full trading day for which quotations were available at the time of printing of this Proxy Statement, the last reported sales price for ORC Common Stock was $22.875. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE ORC COMMON STOCK.

  As of September 6, 1994, there were approximately 674 holders of record of ORC Common Stock. There are also 10,000 shares of preferred stock designated but, as of the date of this Proxy Statement, none were outstanding.

  ORC has paid one cash dividend in its history: a $2.00 per share special dividend in November 1990. ORC has no intention of paying dividends in the foreseeable future.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

BENSON SELECTED FINANCIAL INFORMATION

  The following selected historical financial data for each of the years in the period 1989 to 1993 have been derived from audited historical financial statements. Benson's acquisitions during the periods reflected in the selected financial data materially affect the comparability of historical data from one period to another. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included in Benson's Annual Report on Form 10-K for the year ended December 31, 1993, which is incorporated herein by reference and the Pro Forma Combined Financial Statements included elsewhere in this Proxy Statement. The selected financial data presented for the six month periods ended June 30, 1993 and 1994, in the opinion of Benson management, include all normal recurring adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results for such interim periods. No cash dividends were declared or paid during any of the periods indicated. The following unaudited pro forma statement of operations data for the year ended December 31, 1993 and the six months ended June 30, 1994, are presented as if the acquisitions of Superior Eye Care, Inc. ("Superior Eye Care"), The Bonneau Company and Pennsylvania Optical Company (collectively, "Bonneau"), Opti-Ray, Inc. ("Opti-Ray") and ORC each had occurred on January 1, 1993, and the pro forma balance sheet data give effect to the combination of Benson and ORC as of June 30, 1994. The unaudited pro forma combined financial data presented herein are not necessarily indicative of the results of operations or financial position of the Company that would have resulted had such events occurred at the beginning of the period, as assumed, or of the future results of the Company.

                                      YEAR ENDED DECEMBER 31,                                        FOR THE SIX MONTHS ENDED
                     -----------------------------------------------------------------------    ----------------------------------
                                                                                   Pro Forma    June 30, June 30,    Pro Forma
                     1989(1)     1990(1)     1991(1)     1992(1)(2)    1993(3)      1993(4)       1993     1994   June 30, 1994(4)
                     ---------   ---------   ---------   -----------   ----------  ---------    -------- -------- ----------------
                     (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF
 OPERATIONS DATA:
Total revenues.....  $   8,187   $   7,417   $   7,599    $   16,742   $   82,084  $286,281     $39,396  $85,791      $154,805
Cost of sales......      2,635       2,639       2,714         5,909       34,266   158,578      16,645   39,600        85,336
                     ---------   ---------   ---------    ----------   ----------  --------     -------  -------      --------
Gross margin.......      5,552       4,778       4,885        10,833       47,818   127,703      22,751   46,191        69,469
Research and devel-
 opment............        --          --          --            --           --      2,173         --       --          1,223
Selling, general
 and administrative
 expenses..........      5,512       5,041       4,890        12,126       49,424   109,563      19,956   35,315        52,710
Interest expense...        160         124          78           231          938     8,736         415    1,178         4,294
Other expense (in-
 come).............        215        (961)        (30)          231         (143)     (975)                                24
                     ---------   ---------   ---------    ----------   ----------  --------     -------  -------      --------
Income (loss) be-
 fore income taxes.       (335)        574         (53)       (1,755)      (2,401)    8,206       2,380    9,698        11,218
Provision for in-
 come taxes........          1         102          (7)            2           57     3,118          26    1,358         4,263
                     ---------   ---------   ---------    ----------   ----------  --------     -------  -------      --------
Net income (loss)..  $    (336)  $     472   $     (46)   $   (1,757)  $   (2,458) $  5,088     $ 2,354  $ 8,340      $  6,955
                     =========   =========   =========    ==========   ==========  ========     =======  =======      ========
Weighted average
 shares outstanding
 (5)...............        187         185         693         3,712       15,389    23,557(6)   13,381   18,562        24,589(6)
Earnings (loss) per
 share Primary
 earnings (loss)
 per share.........     $(1.80)      $2.55       $(.07)        $(.47)       $(.16)    $0.22       $0.18    $0.45         $0.28

                                        DECEMBER 31,                     JUNE 30,
                         ------------------------------------------ ------------------
                                                                             Pro Forma
                         1989(1) 1990(1) 1991(1) 1992(1)(2) 1993(3)   1994     1994
                         ------- ------- ------- ---------- ------- -------- ---------
BALANCE SHEET DATA:
Working capital......... $  354  $  585  $  775   $ 5,370   $25,129 $ 59,710 $ 78,849
Total assets............  2,082   2,641   3,562    18,438    75,144  115,535  275,884
Long-term debt..........    820     --    1,600     6,884    11,240   45,829  120,109
Stockholders' equity....    342     783     802     5,446    39,449   49,223   97,439
Book value per share.... $ 1.83  $ 4.23  $ 1.16   $  1.47   $  2.56 $   2.65 $   3.96

- --------
(1) In October 1992, Benson acquired Pembridge Optical Partners, Inc. ("Pembridge"). Although as a result of this transaction Benson was the surviving legal entity, Pembridge, which was formed in September 1991, was the surviving entity for accounting purposes. The acquisition of Superior Optical Company, Inc. ("Superior Optical") in December 1992 was accounted for as a pooling of interests and, accordingly, Benson's consolidated financial statements were restated for all periods prior to the acquisition to include the results of operations, financial position and cash flows of Superior Optical. As a result, the Selected Financial Data for the fiscal years ended December 31, 1989 and 1990 are that of Superior Optical only, and for the fiscal year ended December 31, 1991 are that of Superior Optical for the full year combined with Pembridge from September 1991.
(2) The acquisition of Pembridge in October 1992 was treated for accounting purposes as a reverse acquisition. The results of Pembridge are included from its date of inception on September 16, 1991. The 1992 acquisition of Benson Optical Co., Inc. ("Benson Optical") was accounted for as a purchase. As a result, the information presented reflects the results of Benson Optical subsequent to its purchase on October 16, 1992.
(3) The acquisitions of Superior Eye Care, Bonneau, and International Eyewear & Accessories Inc. ("International Eyewear"), were effective April 30, 1993, June 1, 1993 and November 30, 1993, respectively. Superior Eye Care and Bonneau were accounted for as purchases. As a result, the information presented does not reflect the operations of these companies prior to their respective dates of acquisition. International Eyewear was accounted for as a pooling of interests, and, as a result, its results are included from its inception on January 1, 1993.
(4) The pro forma statements of operations data for the year ended December 31, 1993 and the six months ended June 30, 1994 are presented as if the acquisitions of Superior Eye Care, Bonneau, Opti-Ray (acquired effective January 1, 1994) and ORC, each had occurred on January 1, 1993. The pro forma balance sheet data give effect to the combination of Benson and ORC.
(5) Does not include (i) 1,745,334 shares of Benson Common Stock reserved for issuance upon the exercise of options granted or that may be granted pursuant to the Benson Stock Option Plan, (ii) 200,000 shares of Benson Common Stock reserved for issuance upon the exercise of options granted or that may be granted pursuant to the Benson's 1993 Stock Option Plan for Outside Directors, (iii) 500,000 shares of Benson Common Stock reserved for issuance under the Benson Employee Stock Purchase Plan and (iv) 250,000 shares of Benson Common Stock, subject to adjustment, issuable upon exercise of warrants (that have an exercise price of $10 per share) issued to RAS Securities Corp. and ABD Securities Corporation in connection with the Benson's July 1993 offering of Benson Common Stock,
    (v) 4,521,864 shares of Benson Common Stock reserved for issuance upon the conversion of Benson's Convertible Notes due 2001.
(6) See Notes to the Pro Forma Combined Financial Statements appearing elsewhere in this Proxy Statement.

ORC SELECTED FINANCIAL INFORMATION

  ORC's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission excluding the operating results of the OSP Division. The historical financial data for the nine months ended April 30, 1993 and 1994 have been derived from the Company's separate unaudited quarterly reports on Form 10-Q previously filed with the Commission excluding the operating results of the OSP Division.

                         OPTICAL RADIATION CORPORATION
                      (In thousands except per share data)

                                                                                For the
                                 For the Year Ended July 31,               Nine Months Ended
                          ----------------------------------------------  -------------------
                                                                          April 30, April 30,
                           1989     1990      1991      1992      1993      1993      1994
                          -------  -------  --------  --------  --------  --------- ---------
STATEMENT OF OPERATIONS
 DATA: (7)
Sales...................  $75,760  $93,066  $105,535  $127,026  $129,314   $94,994  $104,148
Cost of sales...........   50,447   60,410    71,244    85,075    85,851    63,763    68,874
                          -------  -------  --------  --------  --------   -------  --------
Gross profit............   25,313   32,656    34,291    41,951    43,463    31,231    35,274
Selling, general and ad-
 ministrative expenses..   18,976   23,001    27,135    32,277    32,760    24,608    25,196
Research and develop-
 ment...................    3,067    2,343     2,018     1,772     2,548     2,056     1,754
Special charges (cred-
 its) (8)...............      --       --        --      2,952       --        --        --
Interest income.........    1,564    2,341     2,001     1,757     1,736     1,260       995
Interest (expense)......   (1,544)  (2,252)   (2,236)   (2,257)   (2,140)   (1,625)   (1,512)
Other income (expense)..      (92)     172        87      (461)      633       661        57
                          -------  -------  --------  --------  --------   -------  --------
Income from continuing
 operations before
 provision for income
 taxes..................    3,198    7,573     4,990     3,989     8,384     4,863     7,864
Provision for income
 taxes..................    1,285    2,916     1,921     1,536     3,228     1,872     3,028
                          -------  -------  --------  --------  --------   -------  --------
Net income from
 continuing operations
 and before cumulative
 effect of an accounting
 change.................  $ 1,913  $ 4,657  $  3,069  $  2,453  $  5,156   $ 2,991  $  4,836
Cumulative effect of an
 accounting change......      --       --        --        --        --        --      1,420
                          -------  -------  --------  --------  --------   -------  --------
Net income from continu-
 ing operations.........  $ 1,913  $ 4,657  $  3,069  $  2,453  $  5,156   $ 2,991  $  6,256
                          =======  =======  ========  ========  ========   =======  ========
Net income per share
 from continuing opera-
 tions and before cumu-
 lative effect of an ac-
 counting change (9)....  $   .29  $   .70  $    .46  $    .38  $    .84   $   .48  $    .81
Net income per share
 from cumulative effect
 of accounting change...      --       --        --        --        --        --        .23
                          -------  -------  --------  --------  --------   -------  --------
Net income per share
 from continuing
 operations.............  $   .29  $   .70  $    .46  $    .38  $    .84   $   .48  $   1.04
                          =======  =======  ========  ========  ========   =======  ========
Weighted average shares
 outstanding............    6,692    6,611     6,604     6,491     6,168     6,188     6,032
Cash dividend per share.      --       --   $   2.00       --        --        --        --

                                         At July 31,                    At April 30,
                         -------------------------------------------- -----------------
                           1989     1990     1991     1992     1993     1993     1994
                         -------- -------- -------- -------- -------- -------- --------
BALANCE SHEET DATA:
Working capital......... $ 54,809 $ 60,592 $ 62,508 $ 61,172 $ 67,421 $ 66,056 $ 68,423
Total assets............  131,915  148,597  140,433  145,203  148,488  146,121  148,910
Long-term debt..........   22,636   20,907   20,500   20,073   19,170   19,299   18,780
Stockholders' equity....   84,005   91,690   92,033   92,359   96,928   94,581   98,026
Book value per share.... $  13.12 $  14.28 $  14.28 $  14.84 $  15.94 $  15.56 $  16.63

                                                               As of and for
                                     As of and for the year   the nine months
                                      ended July 31, 1993   ended April 30, 1994
                                     ---------------------- --------------------
COMPARATIVE PER SHARE PRO FORMA IN-
 FORMATION:
Book value per share...............          $15.89                $16.34
Income from continuing operations
 per share.........................             .84                  1.04
Pro forma weighted average shares
 outstanding (10)..................           6,100                 5,998

- --------
 (7) Excludes net loss from discontinued operations of the OSP Division.
 (8) Special charges includes litigation expenses in fiscal year 1990; litigation credit in fiscal year 1991 and in fiscal year 1992 a $3.0 million charge for the cancellation of the Cinema Digital Sound project and $2.1 million taken for the Orcolon recall and product discontinuation.
 (9) Reflects the adaption of SFAS No. 109, "Accounting for Income Taxes" during the first quarter of fiscal year 1994.
(10) The weighted average number of shares used to calculate Comparative Per Share Pro Forma Information were calculated as 0.75 (the assumed Exchange Ratio) multiplied by ORC's actual weighted average shares outstanding during the period plus 1,474 additional shares issued in connection with the Rights assuming an $8.00 Average Closing Price.

  THE ABOVE INFORMATION SHOULD BE READ IN CONJUNCTION WITH BENSON'S AND ORC'S HISTORICAL AND PRO FORMA COMBINED FINANCIAL STATEMENTS AND NOTES THERETO, EITHER INCORPORATED BY REFERENCE OR INCLUDED HEREIN. SEE "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the Merger under the purchase method of accounting. The pro forma combined financial statements are based on the historical financial statements of Benson and ORC and estimates and assumptions set forth below.

  The pro forma combined balance sheet as of June 30, 1994 gives effect to the pending acquisition of ORC by Benson. The pro forma combined statement of operations for the year ended December 31, 1993 includes acquisitions completed in 1993 and 1994 and the pending acquisition of ORC as if the acquisitions were made at the beginning of 1993. The amounts presented for the year ended December 31, 1993 for ORC represent the results of operations of ORC for the twelve months ended January 31, 1994, excluding the discontinued operations of the OSP Division. The amounts presented for the six months ended June 30, 1994 for ORC represent the results of operations of ORC for the six months ended April 30, 1994, excluding the discontinued operations of the OSP Division. Therefore, ORC's three months ended January 31, 1994 are included in both pro forma combined statements of operations. For the three months ended January 31, 1994 ORC's revenues excluding the OSP division were approximately $31,831,000 and income from continuing operations was $1,050,000.

  For the 1994 acquisition of ORC, pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. Management does not expect material changes to the purchase accounting adjustments upon the final allocation of the purchase price. Final purchase accounting adjustments will be made on the basis of appraisals and evaluations and, therefore, may differ from the pro forma adjustments presented herein. For the 1993 and 1994 completed acquisitions, actual purchase accounting adjustments were used to calculate the pro forma adjustments. The unaudited pro forma combined financial data presented herein is not necessarily indicative of the results of operations or financial position that Benson would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of Benson. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included in Benson's Annual Report on Form 10-K for the year ended December 31, 1993 and Benson's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994 and June 30, 1994, respectively, which are incorporated herein by reference.

                           BENSON EYECARE CORPORATION
                        PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1994
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                      (1)         (2)
                                    Benson      Optical
                                    Eyecare    Radiation   Pro Forma
                                  Corporation Corporation Adjustments   Combined
                                  ----------- ----------- -----------   --------
ASSETS
Current assets:
  Cash and equivalents..........     16,873      29,073     (30,000)(a)   2,336
                                                            (13,610)(b)
  Trade receivables (net).......     31,141      22,524                  53,665
  Inventories...................     26,349      20,178                  46,527
  Assets held for sale..........          0      20,029      (8,235)(c)  11,794
  Other current assets..........      2,421      10,101                  12,522
                                    -------     -------     -------     -------
    Total current assets........     76,784     101,905     (51,845)    126,844
  Property and equipment (net)..     16,677      31,142                  47,819
  Intangible assets (net).......     15,751       9,614      67,535 (d)  92,900
  Other assets..................      6,323       1,998                   8,321
                                    -------     -------     -------     -------
    Total assets................    115,535     144,659      15,690     275,884
                                    -------     -------     -------     -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current por-
 tion of long-term debt.........        244         547      10,000 (e)  10,791
Accounts payable................      8,592       4,799                  13,391
Accrued compensation............      1,614       6,703                   8,317
Other accrued expenses..........      6,624       8,872                  15,496
                                    -------     -------     -------     -------
  Total current liabilities.....     17,074      20,921      10,000      47,995
Long-term debt..................     45,829      18,780      55,500 (e) 120,109
Deferred income taxes...........          0       6,184                   6,184
Other long-term liabilities.....      3,409         748                   4,157
                                    -------     -------     -------     -------
  Total liabilities.............     66,312      46,633      65,500     178,445
                                    -------     -------     -------     -------
  Total stockholders' equity....     49,223      98,026      48,216 (f)  97,439
                                                            (98,026)(g)
                                    -------     -------     -------     -------
Total liabilities and stockhold-
 ers' equity....................    115,535     144,659      15,690     275,884
                                    -------     -------     -------     -------

- --------
(1) Represents the consolidated Benson balance sheet as of June 30, 1994.
(2) Represents the consolidated ORC balance sheet as of April 30, 1994 with the OSP Division shown as an asset held for resale. The calculation of this amount is based upon the best estimate of management at the time of this filing.

       See accompanying notes to pro forma combined financial statements.

                           BENSON EYECARE CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (1)         (2)
                                Benson      Optical
                                Eyecare    Radiation   Pro Forma
                              Corporation Corporation Adjustments   Combined
                              ----------- ----------- -----------   --------
Revenues:
  Net sales..................   $83,017     $69,014                 $152,031
  Fee income.................     2,774                                2,774
                                -------     -------     -------     --------
Total revenues...............    85,791      69,014           0      154,805
Costs and expenses:
  Cost of sales..............    39,600      45,736                   85,336
  Research and development...         0       1,223                    1,223
  Selling, general and admin-
   istrative.................    35,315      16,766         844 (w)   52,710
                                                           (215)(x)
  Interest expense...........     1,178         315       2,801 (y)    4,294
  Other expense..............                    24                       24
                                -------     -------     -------     --------
Total costs and expenses.....    76,093      64,064       3,430      143,587
                                -------     -------     -------     --------
Income (loss) before income
 taxes.......................     9,698       4,950      (3,430)      11,218
Provision for income taxes...     1,358       1,914         991 (s)    4,263
                                -------     -------     -------     --------
Net income (loss) from con-
 tinuing operations..........   $ 8,340     $ 3,036     ($4,421)    $  6,955
                                =======     =======     =======     ========
Weighted average shares out-
 standing....................    18,562                               24,589(z)
                                =======                             ========
Primary earnings per share...   $  0.45                             $   0.28
                                =======                             ========
Fully diluted earnings per
 share.......................   $  0.45                             $   0.28
                                =======                             ========

- --------
(1) Represents the consolidated results of operations of Benson for the six months ended June 30, 1994 including Benson's retail optical operations which are being discontinued in conjunction with this acquisition. The retail optical operations represented approximately $15,310 in total revenues and $5,507 in cost of sales for the six months ended June 30, 1994.
(2) Represents the consolidated results of operations of ORC for the six months ended April 30, 1994 excluding the discontinued operations of the OSP Division.

       See accompanying notes to pro forma combined financial statements.

                          BENSON EYECARE CORPORATION
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                             (1)                   Pro Forma      Subtotal        (3)
                           Benson        (2)      Adjustments-   Combined-      Optical
                           Eyecare    Completed    Completed     Completed     Radiation   Pro Forma
                         Corporation Acquisitions Acquisitions  Acquisitions  Corporation Adjustments   Combined
                         ----------- ------------ ------------  ------------  ----------- -----------   --------
Revenues:
 Net sales..............   $78,205     $64,937                    $143,142     $136,101                 $279,243
 Fee income.............     3,879       3,159                       7,038                                 7,038
                           -------     -------                    --------     --------     -------     --------
Total revenues..........    82,084      68,096                     150,180      136,101     $     0      286,281
Costs and expenses:
 Cost of sales..........    34,266      34,543         (247)(q)     68,562       90,016                  158,578
Research and
 development............                                                 0        2,173                    2,173
 Selling, general and
  administrative........    49,424      29,430          107 (l)     74,684       33,591       1,688 (w)  109,563
                                                     (1,093)(h)                                (400)(x)
                                                       (312)(i)
                                                       (188)(j)
                                                       (802)(k)
                                                       (747)(n)
                                                       (288)(o)
                                                       (125)(p)
                                                       (840)(q)
                                                        118 (r)
 Interest expense.......       938         823          416 (m)      2,177          479       6,080 (y)    8,736
 Other (income) expense.      (143)        (19)                       (162)        (813)                    (975)
                           -------     -------       ------       --------     --------     -------     --------
Total costs and
 expenses...............    84,485      64,777       (4,001)       145,261      125,446       7,368      278,075
                           -------     -------       ------       --------     --------     -------     --------
Income (loss) before
 income taxes...........    (2,401)      3,319        4,001          4,919       10,655      (7,368)       8,206
Provision for income
 taxes..................        57          19        1,793 (s)      1,869        4,115      (2,866)(s)    3,118
                           -------     -------       ------       --------     --------     -------     --------
Net income (loss) from
 continuing operations..   ($2,458)    $ 3,300       $2,208       $  3,050     $  6,540     ($4,502)    $  5,088
                           =======     =======       ======       ========     ========     =======     ========
Weighted average shares
 outstanding............    15,389                                  17,530(t)                             23,557 (z)
                           =======                                ========                              ========
Primary earnings (loss)
 per share..............    ($0.16)                               $   0.17(u)                           $   0.22
                           =======                                ========                              ========
Fully diluted earnings
 (loss) per share.......    ($0.16)                               $   0.17(v)                           $   0.22
                           =======                                ========                              ========

- --------
(1) Represents the results of operations of Benson for the year ended December 31, 1993 which include a full year's operations from all subsidiaries with the exception of the following acquisitions: (i) the results of The Bonneau Company and Pennsylvania Optical Company ("Bonneau") are included from their acquisition date as of June 1, 1993; (ii) the results of Superior Eye Care, Inc. ("Superior Eye Care") are included from its acquisition date as of April 30, 1993; and (iii) the results of Opti-Ray, Inc. ("Opti-Ray") are not included. Amounts include Benson's retail operations which are being discontinued in conjunction with this acquisition. The retail operations represented approximately $39,883 in total revenues and $14,417 in cost of sales for the year ended December 31, 1993.
(2) Represents the 1993 historical results of operations for completed acquisitions from January 1, 1993 to their respective dates of acquisition.
(3) The acquisition of ORC will be completed upon the approval of the shareholders of Benson and ORC. The amounts represent the results of operations for the twelve months ended January 31, 1994 excluding the discontinued operations of the OSP Division. ORC's fiscal year end is July 31.

      See accompanying notes to pro forma combined financial statements.

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  (a) Adjustment to reflect minimum required ORC cash on hand used to satisfy a portion of the cash consideration to purchase ORC.

  (b) Adjustment to reflect the net Benson cash on hand after draw down of credit facility used to satisfy a portion of the cash consideration used to purchase ORC.

  (c) Adjustment to reflect the impairment of value of the OSP Division based upon an assumption of Benson paying $2 per share which reflects the underlying value of the OSP Division.

  (d) Adjustment to reflect estimated goodwill to be recorded on the ORC transaction and amortized over a 40-year life.

  (e) Adjustment to reflect draw down of a credit facility used to satisfy a portion of the cash consideration to purchase ORC. The facility is expected to be at substantially the same terms as Benson's existing facility.

  (f) Adjustment to reflect Benson common stock issued to purchase ORC assuming the OSP Division is purchased by Benson for $2 per share and assuming an Average Closing Price of $8 per share.

THE FOLLOWING TABLE REPRESENTS THE EFFECT OF VARIOUS ASSUMED AVERAGE CLOSING
PRICES:

JUNE 30, 1994:

     Average Closing Price........................ $ 6.00 $ 7.00 $ 8.00 $ 11.00
     Stockholders' equity......................... 90,677 96,130 97,439 116,169
     Weighted average shares...................... 25,471 25,263 24,589  24,648
     Book value per share......................... $ 3.56 $ 3.81 $ 3.96 $  4.71

  (g) Adjustment to reflect elimination of stockholders' equity balances of ORC as the transaction will be accounted for as a purchase.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

  (h) Purchase price adjustments relating to the Bonneau acquisition include:

  . The amortization of intangibles of $264;

  . Depreciation of the contributed buildings using an estimated useful life of 30 years of $15;

  . The net benefit of capitalization and amortization of product displays purchased and manufactured by Bonneau using an estimated useful life of three years of $1,422; and

  . The additional depreciation on the increased basis in fixed assets using an estimated useful life of seven years of $50.

  (i) Adjustment to reflect the reduction in compensation paid to the former owner of Bonneau in accordance with the terms of his consulting agreement.

  (j) Adjustment to reflect the reduction in rent expense resulting from the contribution of Bonneau's Dallas facility to the Company.

  (k) Adjustment to reflect exclusion of costs associated with Bonneau's Mexican facility, which was not acquired. The losses arising from the Mexican facility in 1993 related to the warehousing operation of this facility. The manufacturing portion of this facility was closed in 1992. The warehousing operation, however, continued in 1993 and was retained by the seller of Bonneau.

  (l) Purchase price adjustments relating to the Superior Eye Care acquisition include:

  . The additional depreciation on the increased basis in equipment using an estimated useful life of five years of $80; and

  . The amortization of a management contract of $27.

  (m) Adjustments to reflect the reduction in interest expense resulting from the reduction of debt from the net proceeds of the July 1993 Common Stock offering of $250 and to reflect the increase in interest expense resulting from $12,500 of debt used to acquire Opti-Ray at the expected interest rate on the issuance of the convertible notes of 6.5% for the entire year of $813 less $147 interest cost charged by Goody as a cost of capital. The effect on income from a 1/8% variance in the interest rate on $40,000 principal amount of the Notes would be $50.

  (n) Adjustments to reflect reduction in executive salaries made in conjunction with the acquisition of Opti-Ray based on the elimination and renegotiation of executive positions.

  (o) Adjustments to reflect discontinuance of officers' life insurance at Opti-Ray for executive officers not employed after completion of transaction.

  (p) Adjustment to reflect reduction in lease expense at Opti-Ray.

  (q) Adjustment to reflect savings at Opti-Ray through personnel reductions arising due to synergies and efficiencies created by the acquisition. This adjustment is based upon a specific identification of employees who have received notice of termination and does not include any one-time charges.

  (r) Adjustment to reflect the increase in amortization expense of $118 on the estimated goodwill recorded for Opti-Ray purchase accounting.

  (s) Adjustment to calculate the provision for income taxes on the combined pro forma results at the statutory tax rate of 38%.

  (t) The weighted average shares outstanding used to calculate earnings per share is based on the estimated average number of shares of Common Stock of the pro forma combined company outstanding during the period calculated as follows:

   Company shares outstanding at December 31, 1992................... 11,068,693
   Shares issued in pooling with International Eyewear...............  1,250,000
   Shares issued to acquire Superior Eye Care........................    835,073
   Shares issued to acquire Bonneau..................................    236,688
   Shares issued in July 1993 offering...............................  4,025,000
   Other.............................................................     21,299
                                                                      ----------
                                                                      17,436,753
                                                                      ==========

  Other reflects the conversion of the convertible debt on the actual conversion dates.

  (u) Primary earnings per share for the pro forma year ended December 31, 1993 is based on the weighted average number of shares of Common Stock of the pro forma combined company outstanding during the period assuming all acquisitions were consummated at the beginning of the year, including 93,373 shares of common stock equivalents (17,530,126 shares in total).

  (v) Fully diluted earnings per share for the pro forma year ended December 31, 1993 is based on the weighted average number of shares of Benson Common Stock of the pro forma combined company outstanding during the period assuming all acquisitions were consummated at the beginning of the year, including 98,565 shares of common stock equivalents relating to stock options (17,535,318 shares in total).

  (w) Adjustment to reflect the increase in amortization expense to amortize the estimated goodwill recorded for ORC over a 40-year life.

  (x) Adjustment to reflect the elimination of compensation expense relating to the salary and benefits of the Chief Executive Officer of ORC.

  (y) Adjustment to reflect increase in interest expense resulting from the increased credit facility ($5,240; $2,620), decrease in interest income due to the use of ORC's excess cash for the purchase of ORC ($1,622; $694) and deduction of interest paid on existing facility ($782; $513). The interest rate assumed is Prime plus 0.75% or 8%. The effect on income from a 1/4% variance in the interest rate on a principal amount of $65,500 would be $164.

  (z) Includes 6,027,000 shares of Benson Common Stock issued in connection with the purchase of ORC assuming an exchange ratio of 0.75 and a Benson Common Stock distribution in conjunction with the Rights of $2.00 per share.

THE FOLLOWING TABLES REPRESENT THE EFFECT OF VARIOUS ASSUMED AVERAGE CLOSING
PRICES:

FOR THE SIX MONTHS ENDED JUNE 30, 1994:

     Average Closing Price..........................  $6.00  $7.00  $8.00 $11.00
     Weighted average shares........................ 25,471 25,263 24,589 24,648
     Primary earnings per share.....................  $0.27  $0.28  $0.28 $ 0.28
     Fully diluted earnings per share...............  $0.27  $0.28  $0.28 $ 0.28
FOR THE YEAR ENDED DECEMBER 31, 1993:
     Average Closing Price..........................  $6.00  $7.00  $8.00 $11.00
     Weighted average shares........................ 24,439 24,231 23,557 23,616
     Primary earnings per share.....................  $0.21  $0.21  $0.22  $0.22
     Fully diluted earnings per share...............  $0.21  $0.21  $0.22  $0.22

                     DESCRIPTION OF CAPITAL STOCK OF BENSON

GENERAL

  Benson's authorized capital stock consists of 40,000,000 shares of Benson Common Stock, $.01 par value, and 500,000 shares of preferred stock, $1.00 par value.

  No shares of preferred stock are presently outstanding. Benson does not presently have outstanding, and Benson's Restated Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of Benson Common Stock are duly authorized, validly issued, fully paid and nonassessable.

BENSON COMMON STOCK

  Holders of shares of Benson Common Stock have no preemptive, redemption or conversion rights. The holders of Benson Common Stock are entitled to receive dividends when and as declared by the Benson Board of Directors out of funds legally available therefor. Each holder of Benson Common Stock is entitled to one vote per share of Benson Common Stock held of record by them. As of September 8, 1994, there were 18,565,948 shares of Benson Common Stock outstanding. The Benson Common Stock is traded on Amex under the symbol "EB".

  The registrar and transfer agent for Benson Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

  The Benson Board of Directors has the power, without further vote of shareholders, to authorize the issuance of up to 500,000 shares of preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of preferred stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of preferred stock are now outstanding, and Benson has no current plan to issue any such shares.

                        COMPARISON OF SHAREHOLDER RIGHTS

  Upon consummation of the Merger, shareholders of ORC, a California corporation, will become shareholders of Benson, a Delaware corporation. The rights of such shareholders will be governed by applicable Delaware law ("Delaware Law"), including the DGCL, and by the Restated Certificate of Incorporation and Bylaws of Benson (the "Benson Certificate" and the "Benson Bylaws," respectively). The following is a summary of the material differences between Delaware Law and applicable California law ("California Law"), including the CGCL, and between the Benson Certificate and Benson Bylaws, on the one hand, and the Articles of Incorporation and Bylaws of ORC (the "ORC Articles" and the "ORC Bylaws," respectively), on the other hand, that may affect the rights of ORC's shareholders who become shareholders of Benson.

  Preemptive Rights. Under both Delaware Law and California Law, shareholders of a corporation have only such preemptive rights as may be provided in the corporation's certificate of incorporation. Neither the Benson Certificate nor the ORC Articles grant any preemptive rights to securityholders.

  Dividends and Other Distributions. Under California Law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases or redemptions of its shares) to its shareholders unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). California Law also prohibits distributions by a corporation to its shareholders if the corporation is, or as a result of the distribution would be, unlikely to meet its liabilities (except for those whose payment is otherwise adequately provided for) as they mature. Such tests are applied to California corporations on a consolidated basis.

  Delaware Law permits a corporation to declare and pay dividends out of surplus (defined as net assets minus capital) or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

  Neither the Benson Certificate nor the ORC Articles contain any restrictions on the payment of dividends or the repurchase of shares.

  Voting Requirements Generally. Under California Law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present is deemed to be the act of the shareholders, except for certain matters such as mergers, sales of substantially all of a corporation's assets, and amendments to articles, which require the vote of a majority of the shares outstanding, and unless the vote of a greater number or voting by classes is specifically required by the CGCL or the articles of incorporation. A supermajority voting provision in a California corporation's articles of incorporation (i) may not require a vote in excess of 66 2/3% of the outstanding shares or 66 2/3% of the outstanding shares of any class or series,
(ii) must be approved by at least the same percentage of the outstanding shares as is required by the provision for the specified corporate action or actions, and (iii) must be renewed at least every two years in order to remain effective. Such restrictions on supermajority voting provisions do not apply to a corporation (i) with fewer than 100 shareholders or (ii) (A) with outstanding shares of more than one class or series of stock, (B) with no class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (C) with outstanding securities held of record by fewer than 300 persons, and (D) that does not have, and never has had, a supermajority voting provision subject to the two-year renewal requirement.

  Under Delaware Law, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the shareholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement.

  Both the ORC Bylaws and the Benson Bylaws provide that on matters other than the election of directors, the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present shall be the action of the shareholders, unless a greater vote is required by California Law or the ORC Articles, or by Delaware Law or the Benson Certificate, respectively.

  Amendment of Certificate of Incorporation; Amendment of Bylaws. Under California Law, an amendment to a corporation's articles of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding shares entitled to vote thereon, unless otherwise specified by California Law. Under California Law, the holders of the outstanding shares of a class (whether or not such class is entitled to vote under the articles of incorporation) are entitled to vote as a separate class on a proposed amendment that would (i) increase or decrease the aggregate number of shares of such class, other than an increase necessary to permit the conversion of options or conversion rights previously approved by the outstanding shares, or an increase in connection with certain stock splits;
(ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class; (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Different series of the same class do not constitute different classes for the purpose of voting by classes except when a series is adversely affected by an amendment in a different manner than other shares of the same class.

  Under California Law, an amendment to a corporation's bylaws generally requires the approval of either the majority of the outstanding shares or approval by the board of directors, subject to any restriction in the corporation's bylaws or articles of incorporation on the power of the board of directors to amend the bylaws or any provision in the corporation's articles of incorporation requiring a greater vote.

  Under Delaware Law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. Under Delaware Law, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes.

  Under Delaware Law, an amendment to a corporation's bylaws requires the approval of the shareholders, unless the certificate of incorporation confers the power to amend the bylaws upon the board of directors. If this power has been so conferred on the directors, the shareholders still retain the right to adopt, amend or repeal bylaws.

  Action by Written Consent. Under both California Law and Delaware Law, unless otherwise provided in a corporation's articles of incorporation or certificate of incorporation or bylaws, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, California Law prohibits the election of directors by written consent of the shareholders unless the consent is unanimous or is for the purpose of filling a vacancy not filled by the directors.

  Neither the ORC Articles nor the Benson Certificate restricts the ability of the shareholders of the respective corporations to take action by written consent. Both the ORC Bylaws and the Benson Bylaws contain provisions concerning shareholder actions by written consent consistent with the provisions of California Law and Delaware Law, respectively.

  Special Meetings of Shareholders. Under California Law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting and other additional persons authorized by the articles of incorporation or the bylaws. Under Delaware Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

  The ORC Bylaws follow California Law as described above, without authorizing additional persons to call a special meeting. The Benson Bylaws follow Delaware Law as described above, but also empower the Chairman of the Board, the President, and a majority of holders of record of all shares of Benson Common Stock entitled to vote to call a special meeting.

  Voting in the Election of Directors. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares voting in the election of directors would have the power to elect all the directors to be elected, and no person could be elected without the support of holders of a majority of the shares.

  Under California Law, cumulative voting in the election of directors is a right of shareholders. However, a corporation may amend its articles of incorporation or bylaws to eliminate the right to cumulative voting if it (i) has outstanding shares listed on the New York Stock Exchange or Amex or (ii)
(A) has outstanding securities designated as qualified for trading as a NNM security and (B) had at least 800 holders of its equity securities as of the record date of its most recent annual meeting of shareholders. Such an amendment must be approved by a majority of a corporation's outstanding shares voting as a single class. Under California Law, elections for directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the bylaws so require.

  Under Delaware Law, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation's certificate of incorporation if shareholders are to be entitled to cumulative voting rights. Delaware Law requires that elections of directors be by written ballot, unless otherwise provided in a corporation's certificate of incorporation.

  The ORC Bylaws do not require the election of directors by written ballot and neither the ORC Articles nor the ORC Bylaws eliminate the right to cumulative voting. The Benson Certificate does not provide for cumulative voting. The Benson Bylaws allow voting by ballot at the discretion of the Board or the presiding officer at a meeting of the stockholders.

  Number and Qualification of Directors. Under California Law, the size of a corporation's board of directors generally may not be less than three. A corporation's articles of incorporation or bylaws may state a minimum and maximum number of directors, with the maximum not exceeding two times the minimum minus one, and with the exact number to be fixed by approval of the board of directors or shareholders. No bylaw or amendment to the articles of incorporation reducing the fixed number or minimum number of directors below five may be adopted if the votes cast against its adoption at a meeting or the shares not consenting to its adoption in the case of action by written consent are equal to more than 16 2/3 percent of the outstanding shares entitled to vote thereon.

  Under Delaware Law, the minimum number of directors is one. The number of directors can be fixed by either the bylaws or the certificate of incorporation, with changes made by a proper amendment to the appropriate document. Although Delaware Law does not require directors to be stockholders, the certificate of incorporation or bylaws may dictate this or any other requirement.

  The ORC Bylaws provide for a variable number of directors between 5 and 9, with the exact number currently fixed at 5. The Benson Bylaws provide that the authorized number of directors is between 5 and 12.

  Classification of Board. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process.

  Under California Law, a corporation (i) with outstanding shares listed on the New York Stock Exchange or Amex or (ii) (A) with outstanding securities designated as qualified for trading as a NNM security and (B) with at least 800 holders of its equity securities as of the record date of its most recent annual meeting, may amend its bylaws or articles of incorporation to provide for a board divided into two or three classes to serve for terms of two or three years, respectively. Under California Law, a board divided into two classes must be comprised of no less than six directors, with one-half of the directors or as close an approximation as possible to be elected at each annual meeting of shareholders. A board divided into three classes must be comprised of no less than nine directors, with one-third of the directors or as close an approximation as possible to be elected at each annual meeting of shareholders. Corporations not qualified as described above must elect the entire board of directors annually and may not have a classified board of directors.

  Delaware Law permits, but does not require, two or three classes of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively.

  None of the ORC Articles, the ORC Bylaws, the Benson Certificate or the Benson Bylaws provides for a classified board of directors.

  Removal of Directors. Under California Law, generally, any director or the entire board of directors may be removed without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no individual director may be removed, unless the entire board is removed, if the number of votes cast against such removal or not consenting to such removal in the case of action by written consent would be sufficient to elect the director under cumulative voting. When the articles of incorporation entitle the shareholders of a class or series to elect one or more directors, any director so elected may be removed only by the vote of the holders of the shares of that class or series. Any action reducing the authorized number of directors does not remove a director prior to the expiration of the term of office.

  Under Delaware Law, any director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause unless the number of shares voted against such removal would not be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides.

  Filling Vacancies on the Board of Directors. Under California Law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the Board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders are less than a majority of the directors, then a holder or holders of five percent or more of the outstanding shares may call a special meeting of shareholders or cause a court to order such a meeting, to elect the entire board.

  Under Delaware Law, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The DGCL provides that if, at the time of filling any vacancy the directors then in office constitute less than a majority of the board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the shares at the time

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

outstanding having the right to vote for directors, summarily order a special election be held to fill any such vacancy or to replace directors chosen by the board to fill such vacancies.

  The ORC Bylaws state that a vacancy created by the removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present or by the unanimous written consent of all shares entitled to vote thereon. The ORC Bylaws provide that a vacancy not created by the removal of a director may be filled by a majority of the remaining directors or by a sole remaining director. The Benson Bylaws state that any vacancy may be filled by a majority of the remaining directors or by a sole remaining director.

  Transactions Involving Officers or Directors. Under California Law, no contract or other transaction between a corporation and one or more of its directors, or between a corporation and an entity in which one or more of its directors has a material financial interest, is void or voidable if (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders without counting the shares owned by the interested director; (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction without counting the vote of the interested director, and the contract or transaction is just and reasonable to the corporation at the time it is authorized, approved or ratified; or (iii) the person asserting the validity of the contract or transaction sustains the burden of proof that the contract or transaction was just and reasonable to the corporation at the time it is authorized, approved or ratified.

  No contract or other transaction between a corporation and an entity in which one or more of its directors are directors is void or voidable if (i) the material facts as to the transaction and as to such director's other directorship are fully disclosed or known to the board or committee and the board or committee authorizes, approves or ratifies the contract or transaction without counting the vote of the common director; (ii) the contract or transaction is approved by the shareholders; or (iii) the contract or transaction is just and reasonable to the corporation at the time it is authorized, approved or ratified.

  Under California Law, a corporation may not make any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent, unless such loan or guaranty, or a plan providing for such loan or guarantee, is approved by shareholders owning a majority of the outstanding voting shares of the corporation, without counting the vote of any officer or director eligible to participate therein. However, if a corporation has 100 or more shareholders of record on the date of approval by the board, and has a bylaw approved by the outstanding shares authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers, whether or not such officers are directors, or an employee benefit plan authorizing such a loan or guarantee to an officer, such a loan or guarantee or benefit plan may be approved by the board alone without counting the vote of any interested director, if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation.

  Under Delaware Law, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable if (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee, which in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors; (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

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

  The Benson Bylaws contain provisions that generally are consistent with Delaware Law regarding transactions involving officers and directors. Neither the ORC Articles and Bylaws nor the Benson Certificate address contracts, loans or other transactions between the corporations and their respective officers and directors.

  Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. There are nonetheless certain differences between the laws of the two states respecting indemnification. Under California Law, a corporation has the power to indemnify any agent against expenses, judgments, fines and settlements incurred in a proceeding other than an action by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. California Law permits indemnification of expenses in the case of an action by or in the right of the corporation, except that (i) no such indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court will determine and (ii) no such indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval. Indemnification of related expenses is required when the individual has successfully defended the action on the merits. The indemnification authorized by California Law is not exclusive and a corporation may grant its officers and directors additional indemnification through the corporation's articles of incorporation. Other corporate agents may be entitled by contract or otherwise to indemnification.

  Under California Law, a corporation may adopt a provision in its articles of incorporation eliminating the liability of a director for monetary damages for breach of the director's fiduciary duty as a director. Such liability cannot be eliminated where it is based on (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director, (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

  Similar to California Law, Delaware law grants a corporation the power to indemnify any agent against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or (in contrast to California Law) not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reason to believe that his or her conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any agent against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made, however, when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. Like California Law, Delaware Law requires that to the extent an indemnified individual is successful in the defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses incurred in connection therewith.

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

  Under Delaware Law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

  The ORC Articles contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California Law, and authorizing excess indemnification of agents to the fullest extent permissible under California Law, and the ORC Bylaws contain indemnification provisions consistent with California Law. ORC has entered into indemnification agreements with certain of its past and present officers and directors that require ORC to indemnify such persons to the fullest extent permitted under California law. The Benson Certificate contains a provision eliminating the liability of a director to the corporation or its shareholders for monetary damages to the fullest extent permitted under Delaware law. The Benson Bylaws contain indemnification provisions consistent with Delaware Law. Benson also has entered into indemnification agreements with certain of its officers and directors that require Benson to indemnify such persons to the fullest extent permitted under Delaware Law.

  Mergers, Tender Offers and Sales of Substantially all of the Assets. Under California Law, the principal terms of a merger generally require the approval of the board and the shareholders of each of the merging corporations and any parent of a merging corporation if the parent's securities are to be issued or transferred in the transaction. The principal terms of a sale of assets reorganization (in which the acquired corporation's shareholders receive equity securities or debt securities with a maturity of more than five years that are not adequately secured in exchange for substantially all of the assets of such acquired corporation) generally require the approval of the board and the shareholders of the acquiring and the acquired corporation, and the parent of the acquiring corporation if the parent's securities are to be issued or transferred in the transaction. The principal terms of a share exchange tender offer require the approval of the board and the shareholders of the acquiring corporation and any other corporation whose securities are to be used in the tender offer.

  Under California Law, shareholder approval generally must be by separate class vote, except that approval by separate class vote of the holders of preferred stock of an acquiring, surviving or parent corporation is not required if the rights, preferences, privileges and restrictions of such class remain unchanged in the transaction and if the transaction does not involve an amendment to the corporation's articles of incorporation that would otherwise require such separate class vote. Notwithstanding the foregoing, approval by the shareholders of a corporation is not required if the corporation or its shareholders immediately before the transaction, or both, will own immediately after the transaction equity securities possessing more than five-sixths of the voting power of the surviving, acquiring or parent corporation, or corporation whose securities are used in a share exchange tender offer. A disposition of substantially all of a corporation's assets, other than pursuant to a sale of assets reorganization described above, requires the approval of the outstanding shares of the corporation.

  Under Delaware Law, the principal terms of a merger generally require the approval of the board and the shareholders of each of the merging corporations, but do not require the approval of the shareholders of any parent corporation, even when the parent corporation's securities are to be used as consideration for the merger. Unless otherwise required in a corporation's certificate of incorporation, Delaware Law does not require a stockholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. A disposition of substantially all of a corporation's assets requires the approval of the outstanding shares of the corporation.

  None of the ORC Articles, ORC Bylaws, Benson Certificate or Benson Bylaws contain any provisions relating to mergers, tender offers or sales of substantially all of the corporation's assets.

  Dissenters' Rights. Under both California and Delaware Law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

  Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System (as are the shares of ORC) generally do not have such dissenters' rights unless the holders of at least 5% of the class of outstanding shares exercise the right or the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately after the reorganization will own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. California Law does afford dissenters' rights for certain sale of asset reorganizations. For a further discussion of dissenters' rights under California Law, See "The Merger and Special Factors--Dissenters' Rights."

  Under Delaware Law, such appraisal rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

  None of the ORC Articles, ORC Bylaws, Benson Certificate or Benson Bylaws contains any provisions relating to dissenters' rights of appraisal.

  Inspection of Shareholder List. In general, both California Law and Delaware Law allow any shareholder to inspect and copy a corporation's shareholder list for a purpose reasonably related to such person's interest as a shareholder. California Law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Commission relating to the election of directors. Delaware does not provide a similar absolute right of inspection for specified shareholders.

  The ORC Bylaws provide that persons holding an aggregate of 5% or more of the voting stock of ORC may inspect and copy the list of shareholders upon five days prior written demand. The Benson Bylaws provide that the stockholder list will be available for the examination of any stockholder for any purpose germane to a meeting of stockholders.

  Shareholder Derivative Suits. California Law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the matter in question, provided that the plaintiff shareholder acquired such person's shares in the corporation before there was disclosure to

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

the public or the shareholder of the wrongdoing which is the subject of the action, and provided that certain other criteria are met. California Law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond of up to $50,000.

  Under Delaware Law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the matter in question or the stockholder's stock thereafter devolved upon the stockholder by operation of law. The DGCL does not have a bonding requirement.

  None of the ORC Articles, ORC Bylaws or Benson Certificate contains any additional provisions relating to shareholder derivative suits. The Benson Bylaws provide that no legal action shall be asserted by or on behalf of Benson or any affiliate of Benson against any person who is or was a director or officer of Benson after the expiration of two years from the date of accrual of such cause of action.

  Dissolution. Under California Law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if (a) an order for relief under Chapter 7 of the federal bankruptcy law has been entered, (b) no shares have been issued or (c) the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adoption of a resolution to dissolve.

  Under Delaware Law, if the dissolution is initiated by the board of directors it may be approved by holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, the dissolution must be consented to in writing by all stockholders entitled to vote thereon.

                           THE BENSON SHARE ISSUANCE

  At the Benson Special Meeting, holders of Benson Common Stock will consider and vote upon the Merger Agreement, pursuant to which Benson will issue Benson Common Stock. Under California Law, the principal terms of the Merger must be approved by the holders of Benson Common Stock since Benson is the parent of the merging corporation, Benson Sub, and the Benson Common Stock to be issued in the Merger will constitute more than one-sixth of the shares of Benson Common Stock after the Merger. In addition, as the number of shares of Benson Common Stock to be issued in the Merger will result in an increase in the number of outstanding shares of Benson Common Stock by more than 20%, Amex requires Benson to obtain shareholder approval of the issuance of such shares. Shareholder approval of the Merger will constitute the approval required by Amex for the Benson Share Issuance in connection with the Merger.

  Approval of the Merger and the Benson Stock Option Plan Amendment requires an affirmative vote by the holders of a majority of the outstanding shares of Benson Common Stock represented in person or by proxy at the Benson Special Meeting. The presence in person or by properly executed proxy of holders of shares of a majority of the votes entitled to be cast at the Benson Special Meeting is necessary to constitute a quorum at the Benson Special Meeting. See "General Information--Record Date; Voting Rights; Proxies" and "--Required Vote."

                 PROPOSED AMENDMENT TO BENSON STOCK OPTION PLAN

PLAN AMENDMENT PROPOSAL

  At the Benson Special Meeting, Benson shareholders will be asked to consider and act upon a proposal to amend the Benson Stock Option Plan, which is described below under "Description of Plan." The purpose of the amendment is to increase the total number of shares of Benson Common Stock that may be awarded

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

pursuant to the Benson Stock Option Plan by (i) 500,000 shares plus (ii) an amount, not to exceed 1,300,000 shares, equal to the number of shares of Benson Common Stock subject to Benson Stock Options that may be awarded in exchange for outstanding ORC Stock Options in the Merger. See "The Merger Agreement-- Stock Options." A copy of the Amendment to the Benson Stock Option Plan is attached as Annex E to this Proxy Statement.

  The Benson Stock Option Plan currently authorizes up to 1,800,000 shares of Benson Common Stock for grant pursuant to options. As of the date of this Proxy Statement, approximately 689,001 shares of Benson Common Stock remain available for grant under the Benson Stock Option Plan.

  Benson management believes that the proposed increase in the number of shares available for grant under the Benson Stock Option Plan is necessary in order to provide a sufficient number of shares to enable Benson to incentivize current employees as well as new employees who will be joining Benson as a result of the Merger. Benson management believes that key employees of the new operations should have a substantial stock interest in Benson and that the stock option program is an excellent vehicle for rewarding performance that is tied to the value of the Benson Common Stock. The proposed increase is also necessary in order to provide the opportunity for holders of ORC Stock Options to receive Benson Stock Options, instead of cash and Benson Common Stock, in exchange for their ORC Stock Options as part of the Merger.

  Benson management recommends a vote for this proposed amendment to the Benson Stock Option Plan.

DESCRIPTION OF PLAN

  At Benson's 1992 Annual Meeting of Stockholders, shareholders approved the Benson Stock Option Plan. An increase in the number of shares of Benson Common Stock that may be awarded under the Plan was approved by Benson shareholders at the 1993 Annual Meeting of Stockholders. Pursuant to the Benson Stock Option Plan, eligible employees may be granted stock options ("Options"), which may be incentive stock options ("Incentive Options") or non-qualified stock options ("Non-Qualified Options"). In addition, stock appreciation rights ("SARs") may be granted alone, in conjunction with, or as an alternative of Incentive Options or Non-Qualified Options. The determination of who is a key employee of Benson will be made by the Benson Board of Directors or its Stock Option Committee (the "Option Committee").

  The Benson Stock Option Plan currently provides for the granting of Options and SARs with respect to an aggregate of up to 1,800,000 shares (which number is subject to adjustment in the event of stock dividends, stock splits and other similar events) of Benson Common Stock, of which approximately 689,001 shares remain available for grant as of the date of this Proxy Statement. If this proposed amendment to the Benson Stock Option Plan is approved by shareholders, the total number of Options and SARs authorized under the Plan will be increased from 1,800,000 shares to at least 2,300,000 shares and up to a maximum of 3,600,000 shares. See "--Plan Amendment Proposal." To the extent that Options or SARs granted under the Plan expire or terminate without having been exercised, the shares of Benson Common Stock covered by such Options or SARs will again become available for award.

  The Option Committee has authority to administer the Benson Stock Option Plan, although, under certain conditions, both the Executive Committee of the Benson Board of Directors, if any, and the Board itself have the power to administer the Benson Stock Option Plan. The Option Committee must consist of no fewer than two members (or the minimum number of directors as may be required by applicable law), of the Benson Board of Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act. The Option Committee will have the authority to determine the employees to whom Options or SARs will be granted, the time when such Options or SARs shall be granted, the number of shares which shall be subject to each Option or SAR (subject to certain limitations in the case of Incentive Options), the purchase price or exercise price of each Option or SAR (no less than 100% of fair market value for Incentive Options), the period(s) during which such Options or SARs shall be exercisable (whether in whole or in part) (no more than ten years for Incentive Options) and the other terms and provisions thereof. Benson

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

Common Stock purchased on the exercise of Options may be paid for in cash or by certified check, or with shares of Benson Common Stock (if permitted by the terms of the Option and by applicable law) or by promissory note (for not more than 90% of the price and on such terms as the Option Committee shall determine). SARs may be exercised for shares of Benson Common Stock (with such restrictions as to forfeiture and transferability as the Option Committee shall determine) or, if approved and subject to certain additional limitations, cash.

  The Option Committee may at any time suspend or terminate the Benson Stock Option Plan, provided that rights and obligations under any Option or SAR granted while the Benson Stock Option Plan is in effect may not be altered or impaired by suspension or termination of the Plan, except with the consent of the holder thereof.

  In the event of any change in the outstanding shares of Benson Common Stock (through events such as a stock split, stock dividend, recapitalization of Benson or other like change in its capital structure), the Option Committee will make such adjustment to each outstanding Option and SAR that it, in its sole discretion, deems appropriate, subject to the provisions of Section 424(a) of the Code, as to Incentive Options and related SARs. It is intended that Incentive Options granted under the Option Plan will meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

  Under the Code, an employee generally is not subject to regular income tax upon the grant or exercise of an Incentive Option if, subsequent to its exercise, the employee holds the stock received for the longer of two years from the date of grant or one year from the date of exercise (the "Required Holding Period"). Upon sale of such stock subsequent to the required holding period, the difference, if any, between the amount realized from the sale and the tax basis to the employee will be taxed as long-term capital gain or loss (provided that such stock was held by the employee as a capital asset at such time).

  In general, if an employee (i) exercises an Incentive Option by delivering stock previously acquired pursuant to the exercise of an Incentive Option before the end of the Required Holding Period applicable to such stock, or (ii) after exercising an Incentive Option, disposes of the stock so acquired before the end of the Required Holding Period (i.e., in either case, makes a "disqualifying disposition"), such employee would be deemed in receipt of ordinary income in the year of the disqualifying disposition in an amount equal to the excess of the fair market value of the stock at the date of exercise over the exercise price. However, if the disposition of the stock is a sale or exchange with respect to which a loss, if sustained, would be recognized to such employee, and if the sale proceeds are less than the fair market value of the stock on the date of exercise of the Incentive Option, the employee's ordinary income would be limited to the excess, if any, if the amount realized on such disposition over the tax basis of such stock. If the amount realized upon a taxable disposition of the stock exceeds the fair market value of the stock on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on the applicable holding period on the disposition date (provided that such stock was held by the employee as a capital asset at such time).

  The Internal Revenue Service (the "IRS") has announced that it currently will not rule, and consequently there is some uncertainty, as to the federal income tax consequences of exercising an Incentive Option with stock acquired (i) upon exercise of an Incentive Option and delivered after the expiration of the Required Holding Period, or (ii) upon exercise of a Non-Qualified Option or otherwise.

  A deduction is not allowed to Benson for federal income tax purposes with respect to the grant or exercise of an Incentive Option or the disposition, after the Required Holding Period, of stock acquired upon exercise. In the event of a disqualifying disposition, a federal income tax deduction will be allowed to Benson in an amount equal to the ordinary income taxable to the employee, provided that such amount constitutes an ordinary and necessary business expense to Benson and is reasonable.

  For purposes of computing whether an employee is subject to any alternative minimum tax liability, an employee who exercises an Incentive Option generally would be required to increase alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a Non-Qualified Option.

  An employee who receives a Non-Qualified Option or SAR will not recognize any taxable income upon the grant of such Non-Qualified Option or SAR. In general, upon exercise of a Non-Qualified Option an employee will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the stock at the time of exercise over the exercise price. Upon the receipt of cash or stock pursuant to the exercise of SARs, an employee will recognize ordinary income in an amount equal to the sum of the amount of cash at the fair market value of the stock received, and Benson satisfies its withholding obligation with respect to such income.

  Any holder of a Non-Qualified Option or SAR who is subject to the reporting requirements of Section 16(a) of the Exchange Act should consult his tax advisor as to whether the timing of income recognition is deferred for any period following exercise of such Non-Qualified Option or SAR (i.e., the "Deferral Period"). Absent a written election filed with the IRS within thirty
(30) days after the date of exercise pursuant to Section 83(b) of the Code to include in income, as of the exercise date, the excess of the fair market value of the stock on the exercise date over the exercise price, recognition of income by the holder will be deferred until the expiration of the Deferral Period, if any.

  The Benson Stock Option Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

NEW PLAN BENEFITS TABLE

  Set forth below is a tabular presentation of the benefits and amounts that will be received by or allocated to each of the indicated persons under the Benson Stock Option Plan, which amendment thereto is being submitted for shareholder approval.

                                                  BENSON STOCK OPTION PLAN
                                              --------------------------------
              NAME AND POSITION               DOLLAR VALUE ($) NUMBER OF UNITS
              -----------------               ---------------- ---------------
Martin E. Franklin...........................                           (1)
 Chairman of the Board, Chief Executive
  Officer and President
All Executive Officers as a group, including
 those listed above..........................                           (1)
Non-Executive Director Group.................                           (2)
All Non-Executive Officer Employee Group.....                           (1)

- --------
(1) The grant of options under the Benson Stock Option Plan is entirely within the discretion of the Option Committee. Benson cannot determine the nature or amount of awards that will be made in the future.
(2) Not eligible for participation.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth all compensation awarded to, earned by or paid to (i) Benson's Chief Executive Officer and (ii) the other most highly compensated executive officers of Benson who earned total compensation for 1993 exceeding $100,000. The Chief Executive Officer and such other officers are referred to herein as the "Named Executive Officers." Except as disclosed below, no executive officer of Benson had a total annual salary and bonus for 1993 exceeding $100,000.

                                         ANNUAL COMPENSATION      LONG TERM COMPENSATION
                                     --------------------------- -------------------------
                                                                          AWARDS
                                                                 -------------------------
                                                    OTHER ANNUAL RESTRICTED STOCK OPTIONS/  ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY  BONUS COMPENSATION     AWARD(S)       SARS   COMPENSATION
- ---------------------------  ----    -------- ----- ------------ ---------------- -------- ------------
Martin E. Franklin (1)..     1993(2) $ 50,000  -0-      -0-            -0-            -0-      -0-
 Chairman, Chief             1992(2)      --   -0-      -0-            -0-            -0-      -0-
  Executive Officer          1991(3)      --   --       --             --             --       --
  and President
Jack V. Gunion..........     1993    $103,500  -0-      -0-            -0-        400,000      -0-
 Chief Executive Officer
  and                        1992(4)      --   --       --             --             --       --
 President of Benson
  Optical                    1991(4)      --   --       --             --             --       --

- --------
(1) Mr. Franklin, as the sole shareholder of Pembridge Holdings, Inc. (and Mr. Kanders, who was a stockholder until March 1993), and Messrs. Franklin and Kanders as the sole shareholders of Minnetonka Properties, Inc. until January 3, 1994, were indirect beneficiaries of payments made in 1993 by Benson or Benson Optical.
(2) Pursuant to an employment agreement effective as of July 1, 1993, Mr. Franklin earns a salary of $100,000 annually. See "--Employment Agreements--Martin E. Franklin." Prior to that time, Mr. Franklin did not receive any salary or other annual compensation from Benson.
(3) Mr. Franklin became Chairman of the Benson Board of Directors and its Chief Executive Officer on October 16, 1992. He additionally was named President of Benson on November 15, 1993.
(4) Mr. Gunion became Chief Executive Officer and President of Benson Optical on March 15, 1993 and resigned as of July 29, 1994. As part of a separation agreement with Benson, in addition to his 133,333 options that had already vested, Mr. Gunion was granted accelerated vesting with respect to 50,000 of the 266,667 options that had not yet vested.

 Option/SAR Grant Table

  The following table provides information on options granted to the Named Executive Officers during 1993. No stock appreciation rights were granted in 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------
                                          % OF TOTAL                                   POTENTIAL REALIZABLE
                                           OPTIONS/                                      VALUE AT ASSUMED
                                             SARS                                  ANNUAL RATES OF STOCK PRICE
                                          GRANTED TO EXERCISE OR                 APPRECIATION FOR OPTION TERM(1)
                             OPTIONS/     EMPLOYEES  BASE PRICE                  --------------------------------
NAME                     SARS GRANTED (#)  IN 1993     ($/SH)    EXPIRATION DATE   0%       5%           10%
- ----                     ---------------- ---------- ----------- --------------- ------------------ -------------
                                                                                  ($)       ($)          ($)
Martin E. Franklin......         -0-          -0-          --               N/A   0             0             0
Jack V. Gunion..........     400,000 (2)     42.1%     $6.0125   March 15, 2000  $0      $979,077    $2,281,665

- --------
(1) These columns illustrate the hypothetical appreciation of the stock options under the assumption that each option appreciates at the rate of 0%, 5% and 10% respectively, compounded annually until the options expire on March 15, 2000.
(2) Options to purchase 133,333 shares of Benson Common Stock vest on March 15 in each of the years 1994, 1995 and 1996 at an exercise price of $6.0125 per share. Unexercised options are forfeited upon retirement, resignation or termination of the employee, subject to special rules allowing for the exercise of options for a three-month period after an executive is no longer employed by Benson by reason of his death or disability. Mr. Gunion resigned his position with Benson Optical as of July 29, 1994. As part of a separation agreement with Benson, in addition to his 133,333 options that had already vested, Mr. Gunion was granted accelerated vesting with respect to 50,000 of the 266,667 options that had not yet vested.

 Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table provides information on options/SARs exercised during 1993 by the Named Executive Officers and the value of such officers' unexercised options/SARs as of the end of such fiscal year.

                                                                                            VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED                  IN-THE-MONEY
                                                      OPTIONS/SARS AT FY-END (#)         OPTIONS/SARS AT FY-END ($)
                         SHARES ACQUIRED    VALUE     -------------------------------    ------------------------------
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE     UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
- ----                     --------------- ------------ ------------    ---------------    ------------   ---------------
Martin E. Franklin......       --            --           -0-                -0-            -0-               -0-
Jack V. Gunion..........       --            --           -0-            400,000            -0-          $345,000 (1)

- --------
(1) Assumes that the fair market value of the options as of the end of the fiscal year was $0.8625 per share, based upon the closing price of the Benson Common Stock on the American Stock Exchange on December 31, 1993 of $6.875 and the weighted average exercise price of $6.0125 per share.

 Directors' Compensation

  Except as stated herein, Benson's directors receive no compensation in connection with their services as directors on its Board of Directors. MD Eye Care, Inc., a corporation of which Dr. Charles F. Sydnor is a principal, has a consulting agreement with Benson, but such consulting agreement was not entered into in consideration of Dr. Sydnor's services as a director of Benson. Dr. Charles D. Fritch has an employment agreement with Superior Vision; Dr. Fritch also is a party to agreements entered into in connection with Benson's acquisition of Superior. None of these agreements were entered into in consideration of Dr. Fritch's services as a director. Mr. Troubh receives an annual retainer in the amount of $10,000 for his services as a director.

  In 1993 Benson adopted a Stock Option Plan for Outside Directors (the "Outside Directors Plan"), which authorizes grants of options to purchase up to 200,000 shares of Benson Common Stock to directors who are not employees of Benson and are ineligible to participate under the Benson Stock Option Plan for employees. The Option Committee administers the Outside Directors Plan, although under certain conditions, both the Executive Committee (if any) and the Board of Directors itself have the power to administer the Outside Directors Plan. The Stock Option Committee, the Executive Committee (if any) or the Board of Directors may award options to directors who are "disinterested persons," as defined in Rule 16(b)-3 of the Exchange Act, and may establish the terms of such options, including purchase price, exercise price and the period during which the options are exercisable. Options granted under the Outside Directors Plan are intended to be Non-Qualified Options.

  As of August 26, 1994, Non-Qualified Options to purchase 10,000, 20,000, 20,000 and 84,000 shares of Benson Common Stock had been granted under the Outside Directors Plan to, respectively, Messrs. Roberts (a former director), Troubh and Hanselman and Dr. Sydnor.

 Employment Agreements

  Martin E. Franklin. Mr. Franklin has entered into an employment agreement with Benson, effective as of July 1, 1993, pursuant to which he will serve as Chief Executive Officer of Benson for an initial period of three years, subject to annual renewal. Under the agreement, Mr. Franklin will receive an annual base salary of $100,000, subject to (i) increase each year by a minimum of the annual rate of increase in the Consumer Price Index, and (ii) discretionary increases determined by the Compensation Committee of the Board of Directors and/or the Board of Directors from time to time; Mr. Franklin also may receive a bonus based on performance criteria to be determined by the Board of Directors. The agreement may be terminated by either party upon at least 90 days' notice prior to the end of the initial term or any subsequent renewal term. Benson may terminate the agreement for cause in the event of the death, permanent disability or certain misconduct of Mr. Franklin. Benson may terminate Mr. Franklin's employment without cause upon 30 days' notice, in which event Mr. Franklin will be entitled to receive a severance payment equal to one year's current base salary and his existing benefits for a period of one year. Although Mr. Franklin currently has no stock options, upon termination of his employment without cause, all non-vested stock options will automatically vest. The agreement contains noncompetition and nonsolicitation restrictions effective during the employment term and for a period of one year thereafter.

  Ian G.H. Ashken. Mr. Ashken has entered into an employment agreement with Benson, effective as of July 1, 1993. Under the agreement, Mr. Ashken will serve as Chief Financial Officer of Benson and will receive an annual base salary in 1994 of $135,000, subject to (i) increase each year by a minimum of the annual rate of increase in the Consumer Price Index, and (ii) discretionary increases determined by the Compensation Committee of the Board of Directors from time to time. Mr. Ashken also may receive a bonus based on performance criteria to be determined by the Board of Directors. The other terms of Mr. Ashken's employment agreement are the same as the terms of Mr. Franklin's employment agreement.

  Jack V. Gunion. Mr. Gunion entered into an employment agreement with Benson Optical, pursuant to which he served as Chief Executive Officer of Benson Optical. Mr. Gunion resigned as of July 29, 1994, at which time his employment agreement was terminated. Under the employment agreement, Mr. Gunion received an annual base salary of $130,000, which salary increased annually by a minimum of the annual rate of increase in the Consumer Price Index. Benson granted Mr. Gunion Non-Qualified Options to purchase up to 400,000 shares of Benson Common Stock at an exercise price of $6.0125 per share, of which 133,333 were vested at the time of his resignation. The remaining 266,667 options were to vest in equal amounts on March 15, 1995 and 1996. As part of a separation agreement with Benson, in addition to his 133,333 options that had already vested, Mr. Gunion was granted accelerated vesting with respect to 50,000 of the 266,667 options that had not yet vested. The terms of Mr. Gunion's employment agreement were otherwise the same as the terms of Mr. Franklin's employment agreement.

  Charles D. Fritch, M.D. Dr. Fritch is a party to an employment agreement with Superior Vision whereby Dr. Fritch serves on a part-time basis as Chairman of both the Board of Directors and the Management Board of Superior Vision for a term of five years, which term may be renewed automatically for an additional five years. Dr. Fritch's compensation, as set forth in a separate participation agreement, is based upon the performance of Superior Vision, calculated for 1993 at the rate of 10% of Superior Vision's annual pre-tax income and 16% of any gain on the sale of all or part of Superior Vision. Dr. Fritch was also granted options to purchase 100,000 shares of Benson Common Stock (of which 33,333 have vested), with an exercise price of approximately $6.00 per share. The remaining 66,667 options vest in equal amounts on April 30, 1995 and 1996. Superior Vision may terminate the employment agreement with Dr. Fritch for cause upon the death, permanent disability or misconduct of Dr. Fritch or other material breach by Dr. Fritch of the terms of the agreement. In the event Dr. Fritch's employment is terminated as a result of his death, disability or for cause, Dr. Fritch is entitled to the pro rata portion of any bonus for the year in which such termination occurs. The agreement contains noncompetition and nonsolicitation restrictions effective during the term of employment and for a period of one year thereafter, provided such agreement is not terminated by Superior Vision without cause.

 Other

  Benson does not maintain a pension plan or other actuarial or defined benefit retirement plan for its named executive officers. Benson does not maintain any long term incentive plans. There were no repricings of outstanding Options or SARs held by any of Benson's executive officers during 1993.

 Compensation Committee and Stock Option Committee Interlocks and Insider Participation

  During 1993, the members of the Compensation Committee of Benson's Board of Directors were Mr. Franklin (Benson's Chairman, Chief Executive Officer and President), Mr. Kanders (Benson's Vice Chairman), and Mr. Troubh; the members of Benson's the Stock Option Committee of Benson's Board of Directors were Messrs. Franklin, Kanders and Ehrlich. From his initial appointment as Chairman and Chief Executive Officer of Benson in October 16, 1992 through July 1, 1993, Mr. Franklin served without compensation as the Chairman and Chief Executive Officer of Benson; Mr. Kanders has served without compensation as Vice Chairman since October 16, 1992. Mr. Franklin has entered into an Employment Agreement with Benson, effective as of July 1, 1993. See "--Employment Agreements--Martin
E. Franklin." Mr. Ehrlich, formerly Chairman and Chief Operating Officer of Benson, has received no salary from Benson as an employee since October 15, 1992.

  Described below are certain transactions between members of the Compensation and Stock Option Committees and Benson.

  On October 16, 1992, Benson acquired all the outstanding capital stock of Pembridge Optical Partners, Inc. ("Pembridge") from Messrs. Franklin and Kanders in exchange for the issuance, among other things, of an aggregate of 1,620,000 unregistered shares of Benson Common Stock (the "Pembridge Acquisition"). In addition, Benson sold Messrs. Franklin and Kanders an aggregate of 5,180,000 unregistered shares of Benson Common Stock for a purchase price of $1,942,500. As part of the Pembridge Acquisition, Benson granted Messrs. Franklin and Kanders certain registration rights with respect to their shares of Benson Common Stock.

  Following the consummation of the Pembridge Acquisition, Benson moved its executive offices to 135 East 57th Street, Suite 3010, New York, N.Y. 10022, which it occupied through October, 1993. The space was leased and occupied by Pembridge Holdings, Inc., which until March 12, 1993 was owned equally by Messrs. Franklin and Kanders and since that date, by Mr. Franklin exclusively. Mr. Ashken, an executive officer and director of Benson, is a director and Executive Vice-President of Pembridge Holdings, Inc. Benson was charged the current fair market value on a pro rata basis for its use of such office space.

  Following the consummation of the Pembridge Acquisition, Minnetonka Properties, Inc. (a corporation of which all of the issued and outstanding capital stock was held by Messrs. Franklin and Kanders) purchased the building where Benson Optical leases its main headquarters and laboratory facility in Minnetonka, Minnesota. Effective January 3, 1994, Benson acquired from Messrs. Franklin and Kanders all of the issued and outstanding capital stock of Minnetonka Properties, Inc.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement will be brought before the ORC Special Meeting and the Benson Special Meeting. However, if any other matters are presented, it is the intention of the persons named in the ORC and Benson proxy, respectively, to vote the proxy in accordance with their best judgment.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Benson by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022.

                                    EXPERTS

  The consolidated financial statements of Benson at December 31, 1993 and 1992 and for each of the years in the two-year period ended December 31, 1993 incorporated in this Proxy Statement by reference to Benson's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1993 and the financial statements of Charles D. Fritch M.D., Inc. (DBA Fritch Eye Care Medical Center) at March 31, 1993 and December 31, 1992 and 1991 and for the three-month period ended March 31, 1993 and for each of the years in the two-year period ended December 31, 1992 incorporated in this Proxy Statement by reference to Benson's Current Report on Form 8-K dated April 30, 1993, as amended on April 22, 1994, have been so incorporated in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements and schedules of Benson for the year ended December 31, 1991 incorporated by reference in this Proxy Statement have been so incorporated in reliance upon the reports of KPMG Peat Marwick LLP and Weber, Lipshie & Co., independent certified public accountants, on the authority of said firms as experts in auditing and accounting.

  The financial statements of Opti-Ray, Inc. as of and for the years ended December 31, 1993 and 1992 incorporated by reference in this Proxy Statement have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, on the authority of that firm as experts in auditing and accounting.

  The combined financial statements of The Bonneau Company and Pennsylvania Optical Company at March 31, 1993 and August 31, 1992, 1991 and 1990 and for the 31-week period ended March 31, 1993 and each of the three years in the period ended August 31, 1992 included in this Proxy Statement have been so included in reliance upon the report of Tuggle, Burton & Co., P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements and schedules of ORC incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             SHAREHOLDER PROPOSALS

  Any Benson shareholder who wishes to submit a proposal for presentation to Benson's 1995 Annual Meeting of Shareholders must submit the proposal to Benson Eyecare Corporation, Suite B-302, 555 Theodore Fremd Avenue, Rye, New York 10580, Attention: Desiree DeStefano, not later than April 15, 1995 for inclusion, if appropriate, in Benson's proxy statement and form of proxy relating to its 1995 Annual Meeting.

  If the Merger is not consummated, any ORC shareholder who wishes to submit a proposal for presentation to ORC's 1994 Annual Meeting of Shareholders must have submitted the proposal to Optical Radiation Corporation, 1300 Optical Drive, Azusa, California, 91702, Attention: Secretary, not later than July 18, 1994 (or depending on the date of such meeting such later date as determined pursuant to Rule 14a-8 under the Exchange Act) for inclusion, if appropriate, in ORC's proxy statement and form of proxy relating to its 1994 Annual Meeting.

                           BENSON EYECARE CORPORATION
                                      AND
                         OPTICAL RADIATION CORPORATION

                ANNEXES TO THE JOINT PROXY STATEMENT/PROSPECTUS

Annex A--Agreement and Plan of Merger

Annex B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

Annex C--Opinion of Salomon Brothers Inc

Annex D--California General Corporation Law, Chapter 13

Annex E--Amendment to Benson Stock Option Plan

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          BENSON EYECARE CORPORATION,

                         OPTICAL RADIATION CORPORATION

                                      AND

                         BENSON ACQUISITION CORPORATION

                     -------------------------------------
                     -------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                     -------------------------------------
                     -------------------------------------


                     -------------------------------------
                     -------------------------------------

                           DATED AS OF JUNE 30, 1994

                     -------------------------------------
                     -------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
 ARTICLE I

             THE MERGER..........................................................  A-1
    1.1.     The Merger..........................................................  A-1
    1.2.     Effective Time......................................................  A-1
    1.3.     Effect of the Merger................................................  A-1
    1.4.     Subsequent Actions..................................................  A-2
    1.5.     Articles of Incorporation; By-Laws; Directors and Officers..........  A-2
    1.6.     Conversion of Securities............................................  A-2
    1.7.     Dissenting Shares...................................................  A-4
    1.8.     Surrender of Shares; Stock Transfer Books...........................  A-4
    1.9.     No Fractional Shares................................................  A-5
    1.10.    Stock Options.......................................................  A-5

 ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB.........  A-6
    2.1.     Corporate Organization..............................................  A-6
    2.2.     Certificate of Incorporation and By-Laws............................  A-6
    2.3.     Authority Relative to this Agreement................................  A-6
    2.4.     No Conflict; Required Filings and Consents..........................  A-7
    2.5.     Financing Arrangements..............................................  A-7
    2.6.     No Prior Activities.................................................  A-7
    2.7.     Brokers.............................................................  A-7
    2.8.     SEC Filings; Financial Statements...................................  A-7
    2.9.     Joint Proxy Statement-Prospectus....................................  A-8
    2.10.    Litigation..........................................................  A-8
    2.11.    Conduct of Business.................................................  A-8

 ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................  A-9
    3.1.     Organization and Qualification; Subsidiaries........................  A-9
    3.2.     Articles of Incorporation and By-Laws...............................  A-9
    3.3.     Capitalization......................................................  A-9
    3.4.     Authority Relative to this Agreement................................ A-10
    3.5.     No Conflict; Required Filings and Consents.......................... A-10
    3.6.     SEC Filings; Financial Statements................................... A-10
    3.7.     Absence of Certain Changes or Events................................ A-11
    3.8.     Trademarks and Patents.............................................. A-12
    3.9.     Litigation.......................................................... A-12
    3.10.    Employee Benefit Plans.............................................. A-12
    3.11.    Labor Matters....................................................... A-12
    3.12.    Joint Proxy Statement-Prospectus.................................... A-12
    3.13.    Brokers............................................................. A-12
    3.14.    Products Liability.................................................. A-13
    3.15.    Conduct of Business................................................. A-13

                                                                            PAGE
                                                                            ----
 ARTICLE IV

              CONDUCT OF BUSINESS PENDING THE MERGER.....................   A-13
    4.1.      Acquisition Proposals......................................   A-13
    4.2.      Conduct of Business by the Company Pending the Merger......   A-13
    4.3.      No Shopping................................................   A-14

 ARTICLE V

              ADDITIONAL AGREEMENTS......................................   A-15
    5.1.      Joint Proxy Statement-Prospectus...........................   A-15
    5.2.      Shareholder Meetings.......................................   A-15
    5.3.      Compliance with the Securities Act.........................   A-15
    5.4.      HSR Act....................................................   A-15
    5.5.      Additional Agreements......................................   A-15
    5.6.      Notification of Certain Matters............................   A-16
    5.7.      Access to Information......................................   A-16
    5.8.      Public Announcements.......................................   A-16
    5.9.      Best Efforts; Cooperation..................................   A-16
    5.10.     Agreement to Defend and Indemnify..........................   A-16
    5.11.     Restrictions on the Parent.................................   A-17
    5.12.     OSP Disposition............................................   A-17
    5.13.     Action by the Officers, Directors, etc.....................   A-18
    5.14.     Dissemination of Certain Information.......................   A-18

 ARTICLE VI

              CONDITIONS OF MERGER.......................................   A-18
    6.1.      Conditions to Obligation of Each Party to Effect the
                 Merger..................................................   A-18
    6.2.      Additional Conditions to Obligations of the Company........   A-18
    6.3.      Additional Conditions to Obligations of the Parent and
                 Merger Sub..............................................   A-19

 ARTICLE VII

              TERMINATION, AMENDMENT AND WAIVER..........................   A-19
    7.1.      Termination................................................   A-19
    7.2.      Effect of Termination......................................   A-20
    7.3.      Termination Fees and Expenses..............................   A-20

 ARTICLE VIII

              GENERAL PROVISIONS.........................................   A-20
    8.1.      Non-Survival of Representations, Warranties and Agreements.   A-20
    8.2.      Notices....................................................   A-20
    8.3.      Expenses...................................................   A-21
    8.4.      Certain Definitions........................................   A-21
    8.5.      Headings...................................................   A-21
    8.6.      Severability...............................................   A-21
    8.7.      Entire Agreement; No Third-Party Beneficiaries.............   A-21
    8.8.      Waiver.....................................................   A-21
    8.9.      Amendment..................................................   A-21
    8.10.     Assignment.................................................   A-22
    8.11.     Governing Law..............................................   A-22
    8.12.     Counterparts; Telecopier...................................   A-22

                             INDEX OF DEFINED TERMS

                                                                      SECTION
                                                                   -------------
1981 Plan.........................................................      1.10.(a)
1987 Plan.........................................................      1.10.(a)
affiliate......................................................... 3.10, 8.4.(a)
Agreement.........................................................  Introduction
Average OSP Disposition Price.....................................           1.6
Average Closing Price.............................................           1.6
California Law....................................................      Recitals
Company...........................................................  Introduction
Company SEC Reports...............................................       3.6.(a)
Company Shareholders' Meeting.....................................           1.6
control...........................................................       8.4.(b)
Dissenting Shares.................................................       1.7.(a)
Effective Time....................................................           1.2
Excess Shares.....................................................           1.9
Exchange Act......................................................       2.4.(b)
Exchange Agent....................................................       1.8.(a)
Exchange Ratio....................................................           1.6
HSR Act...........................................................       2.4.(b)
Indemnified Parties...............................................      5.10.(a)
Joint Proxy Statement-Prospectus..................................           2.9
Material Adverse Effect...........................................      2.1, 3.1
Merger............................................................      Recitals
Merger Consideration..............................................           1.6
Merger Sub........................................................  Introduction
OSP Disposition Date..............................................           1.6
OSP Disposition Proceeds..........................................           1.6
OSP Division......................................................          5.12
Parent............................................................  Introduction
Parent Common Stock...............................................           1.6
Parent Information................................................           2.9
Parent SEC Reports................................................       2.8.(a)
Parent Stockholders' Meeting......................................           2.9
person............................................................       8.4.(c)
Registration Statement............................................           5.1
Securities Act....................................................       2.4.(b)
Stock Option Plans................................................      1.10.(a)
Subsidiary........................................................           3.1
Surviving Corporation.............................................           1.1

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of June 30, 1994 (the "Agreement"), among Optical Radiation Corporation, a California corporation (the "Company"), Benson Eyecare Corporation, a Delaware corporation (the "Parent"), and Benson Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Parent ("Merger Sub").

                              W I T N E S S E T H:

  Whereas, the Boards of Directors of the Company, the Parent and Merger Sub have each determined that it is advisable and in the best interests of their respective shareholders for the Parent to acquire the Company; and

  Whereas, the Boards of Directors of the Company, the Parent and Merger Sub have each approved the merger (the "Merger") of Merger Sub with the Company upon the terms and subject to the conditions set forth herein and in accordance with the Corporations Code of the State of California ("California Law"); and

  Whereas, the Board of Directors of the Company has resolved to recommend the Merger to the holders of Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of such Shares, and to recommend that the holders of such Shares adopt this Agreement and the transactions contemplated hereby.

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

  Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms of this Agreement and subject to conditions set forth in Article VI hereof and in accordance with California Law, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

  Section 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, together with an Officers' Certificate of each of the Company, Parent and Merger Sub, with the Secretary of State of the State of California, in such forms as required by, and executed in accordance with the relevant provisions of, California Law (the time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VI.

  Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law, including, without limitation, Section 1107 of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and

Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

  Section 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

  Section 1.5. Articles of Incorporation; By-Laws; Directors and
Officers. (a) Unless otherwise determined by the Parent or Merger Sub before the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Optical Radiation Corporation."

  (b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

  (c) The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

  Section 1.6. Conversion of Securities.

  (a) As used in this Section 1.6, the following terms are used with the following meanings:

  "Average Closing Price" means the average of the per share daily closing price of the Parent Common Stock, par value $.01 per share (the "Parent Common Stock"), on the American Stock Exchange during the 20 consecutive trading days ending on the fifth trading day prior to the shareholders' meeting at which the Company's shareholders are to vote on the Merger (the "Company Shareholders' Meeting").

  "Average OSP Disposition Price" means the greater of (i) the Average Closing Price and (ii) the average of the per share daily closing price of the Parent Common Stock on the American Stock Exchange during the 20 consecutive trading days ending on the fifth trading day prior the OSP Disposition Date defined in
Section 1.6(b)(iii).

  "Exchange Ratio" means the following number, expressed as a decimal fraction and rounded to the nearest ten thousandth:

    (i) if the Average Closing Price exceeds $10.80: $8.10 divided by the Average Closing Price;

    (ii) if the Average Closing Price is $10.80 or less, but more than $7.20:
  0.75;

    (iii) if the Average Closing Price is $7.20 or less but more than $6.00: one half of the sum of (x) 0.75 and (y) the quotient obtained by dividing $5.40 by the Average Closing Price;

    (iv) if the Average Closing Price is $6.00 or less, and the Company shall not have elected to terminate this Agreement pursuant to Section 1.6(c):
  0.825; and

    (v) if the Average Closing Price is $6.00 or less, the Company shall have elected to terminate this Agreement pursuant to Section 1.6(c), but the Parent shall have thereafter timely elected to rescind such termination pursuant to such Section: $4.95 divided by the Average Closing Price.

  "OSP Disposition Proceeds" shall mean the proceeds received by the Company prior to December 31, 1994 upon the sale of the OSP Division (as defined in Section 5.12 hereof) or any portion thereof (with marketable securities or other instruments to be valued at their fair market value on the date of such sale) pursuant to agreements entered into on or prior to the Effective Time (whether in cash, securities or otherwise) minus all costs, expenses and fees of the Company associated with such dispositions and plus (or minus) the present value to the Company of the net tax benefit (or cost) relating to the OSP Division, arising from such disposition and the distribution to shareholders, provided that there shall be deducted from amounts that would otherwise be considered OSP Disposition Proceeds an amount equal to 15% of the amount by which the OSP Disposition Proceeds exceeds $19,195,560.

  (b) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or shareholders, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(e) and any Dissenting Shares (as defined below)) shall be canceled and extinguished and be converted into the right to receive upon surrender of the certificate (except as set forth in Section 1.6(b)(iii)) representing such Share:

    (i) $17.00 in cash;

    (ii) the number of shares of Parent Common Stock equal to the Exchange Ratio; and

    (iii) a pro rata share of the OSP Disposition Proceeds (not including the amount thereof payable to the Parent pursuant to Section 1.10(a)(ii) as the purchase price for the shares of Parent Common Stock issuable pursuant thereto) equal to the amount of such proceeds divided by the total number of such Shares entitled to receive such proceeds plus, to the extent that the amount of such pro rata share has a value at the time of its receipt by the Company of less than $2.00, a fraction of a share of Parent Common Stock having a value, valued at the Average OSP Disposition Price, equal to the amount of such difference; such Common Stock, if any, to be issuable on the later of the following dates (the "OSP Disposition Date"):

      (x) at the Effective Time, if the Company has completed the disposition of the entire OSP Division by such date, or if such disposition has not been entirely completed and the Company is not a party to any definitive agreement providing for the disposition of all or a part of the OSP Division between the Effective Time and December 31, 1994; and

      (y) the date the OSP Disposition Proceeds have been received;

(collectively, the "Merger Consideration").

  (c) If the Average Closing Price is less than $6.00, the Company shall have the right, by written notice delivered at least three business days prior to the Company Shareholders' Meeting, to terminate this Agreement (which termination shall not be effective until after the Parent's right to rescind such termination has expired), provided that the Parent shall have the right, by written notice delivered to the Company at least one business day prior to the Company Shareholders' Meeting, of its election to rescind such termination. Such notices shall affect the Exchange Ratio as provided in the definition thereof.

  (d) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock or Company Common Stock after the date hereof, the Exchange Ratio shall be adjusted so as to fairly and equitably preserve the aggregate expected value of the Merger Consideration.

  (e) Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly owned subsidiary of the Company immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

  (f) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  (g) Following the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares other than any Shares to be canceled pursuant to Section 1.6(e) and any Dissenting Shares shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of Section 1.8, (i) certificates evidencing such number of whole shares of Parent Common Stock into which such Company Common Stock was converted in accordance with the Exchange Ratio and (ii) the amount of cash and OSP Distribution Proceeds applicable to such Shares.

  Section 1.7. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his demand for appraisal of his Shares in accordance with California Law and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6(b), but the holder thereof shall be entitled to only such rights as are granted by California Law.

  (b) Notwithstanding the provisions of subsection (a) of this Section, if any holder of Shares who demands appraisal of his Shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(b), without interest thereon, upon surrender of the certificate or certificates representing such Shares.

  (c) The Company shall give the Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to California Law received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under California Law. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Parent, settle or offer to settle any such demands.

  Section 1.8. Surrender of Shares; Stock Transfer Books. Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds and securities necessary to make the payments contemplated by Section 1.6. Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $200 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise).

  (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 1.6(b) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time. The Parent agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time appropriate materials to facilitate such surrender.

  (c) If payment of the Merger Consideration in respect of canceled Shares is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not payable.

  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in Section 1.6(b). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

  Section 1.9. No Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of certificates representing Shares pursuant to Section 1.6(b). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of certificates for exchange pursuant to Section 1.6(b) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 1.9. As soon as practicable following the Effective Time the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on the American Stock Exchange. The sale of the Excess Shares by the Exchange Agent shall be executed on the American Stock Exchange and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other reasonable out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of the Company, the Exchange Agent will hold such proceeds in trust for such former shareholders. As soon as practicable after the determination of the amount of cash to be paid to former shareholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

  Section 1.10. Stock Options. (a) Prior to the Effective Time, the Company and the Stock Option Committee of its Board of Directors shall take all action reasonably necessary or appropriate to offer each holder of options outstanding under the Incentive Stock Option Plan for Key Employees (the "1981 Plan") and the 1987 Stock Option Plan for Directors, Officers and Executive and Key Employees (the "1987 Plan" and together with the 1981 Plan, the "Stock Option Plans") the opportunity, by written notice delivered to the Company at least two business days prior to the Effective Time, to exchange each of his or her options for:

    (i) an amount equal to the product of (X) the number of Shares subject to such option and (Y) the difference between the $23.00 and the per share exercise price of such option, payable at the Effective Time in cash, provided, however, that if the option exercise price is greater than or equal to $23.00 per Share, then no amounts shall be payable under this subclause (i); and

    (ii) an amount equal to the product of (X) the number of Shares subject to such option and (Y) the Average Closing Price, minus $6.00, plus, the greater of

      (I) the amount of OSP Disposition Proceeds per Share eligible to receive such proceeds and

      (II) $2.00, payable on the OSP Disposition Date in shares of Parent Common Stock valued at the Average OSP Disposition Price, which the Surviving Corporation shall purchase from the Parent in exchange for OSP Disposition Proceeds of like value; provided, however, that if the option exercise price is greater than $23.00 per Share, then the multiplicand determined in (Y) above shall be reduced by the difference between the option exercise price and $23.00; provided, further, that if the amount determined pursuant to the formula set forth above in this subclause (ii) is less than zero, then no amounts shall be payable under this subclause (ii).

  (b) The Company shall deduct from all amounts payable pursuant to this
Section 1.10 all amounts of Federal, state and local withholding taxes required by law to be withheld therefrom.

  (c) The Stock Option Committee of the Board of Directors shall be permitted to accelerate the vesting of options outstanding under the Stock Option Plans, shall permit any unexercised options to expire in accordance with their terms and shall not take any action that would waive the provisions of Section 3.3(f) of the option agreements relating to such options (or analogous provisions in particular option agreements).

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

  The Parent and Merger Sub represent and warrant to the Company as follows:

  Section 2.1. Corporate Organization. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on the Parent and Merger Sub. When used in connection with the Parent and Merger Sub, the term "Material Adverse Effect" means any change in or effect on the business of the Parent and its subsidiaries that is or will be materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of the Parent and its subsidiaries taken as a whole.

  Section 2.2. Certificate of Incorporation and By-Laws. The Parent has heretofore furnished to the Company complete and correct copies of its Certificate of Incorporation and By-Laws, each as amended to the date hereof. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither the Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

  Section 2.3. Authority Relative to this Agreement. Each of the Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, subject to obtaining all necessary approvals by the Parent's stockholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and by the Parent as the sole shareholder of Merger Sub, subject to obtaining all necessary approvals by the Parent's stockholders. This Agreement has been duly executed and delivered by the Parent and Merger Sub and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

  Section 2.4. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Parent or Merger Sub or by which any of their property or assets is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of either the Parent or Merger Sub, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of the Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

  (b) Except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), Securities Exchange Act of 1934 (the "Exchange Act"), "blue sky" laws of various states, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and filing and recordation of appropriate merger documents as required by California Law, neither the Parent nor Merger Sub is required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by either the Parent or Merger Sub in connection with its execution, delivery or performance of this Agreement.

  (c) The Parent has heretofore furnished to the Company copies of its Schedule 13D (including all amendments thereto) filed by it with the SEC with respect to the Company.

  Section 2.5. Financing Arrangements. The Parent and Merger Sub will have funds available at the Effective Time which, together with the Company's available cash referred to in Section 6.3(d) hereof, will be sufficient to pay the cash portion of the Merger Consideration.

  Section 2.6. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

  Section 2.7. Brokers. No broker, finder or investment banker (other than Salomon Brothers Inc), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Parent or Merger Sub.

  Section 2.8. SEC Filings; Financial Statements. (a) The Parent has filed all forms, reports and documents required to be filed with the SEC since October 16, 1992, and has heretofore delivered to the Company in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 and December 31, 1992, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, (iii) all proxy statements relating to the Parent's meetings of stockholders (whether annual or special) held since October 16, 1992 and (iv) all other reports or registration statements (other than Quarterly Reports on Form 10-Q) filed by the Parent with the SEC since January 1, 1992 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent's subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

  (b) The consolidated financial statements contained in the Parent SEC Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Parent and its subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  (c) Except as reflected or reserved against in the consolidated financial statements contained in the Parent SEC Reports, the Parent and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate could have a Material Adverse Effect, except for liabilities incurred since March 31, 1994 in the ordinary course of business and consistent with past practice. Since March 31, 1994, neither the Parent nor any of its subsidiaries has incurred any liabilities material to the Parent and its subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, or (ii) liabilities incurred in connection with the Merger.

  (d) The Parent is eligible to file registration statements with the SEC on Form S-3 and Form S-4.

  Section 2.9. Joint Proxy Statement-Prospectus. None of the information supplied in writing by the Parent or Merger Sub, each of their officers, directors, representatives, agents or employees (the "Parent Information"), for inclusion in the joint proxy statement-prospectus (such joint proxy statement-prospectus, as amended or supplemented, is herein referred to as the "Joint Proxy Statement-Prospectus") will, on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders of the Company and Parent, at the time of the meeting of the Parent's stockholders to consider the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"), at the time of the Company Shareholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Parent and Merger Sub do not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

  Section 2.10. Litigation. Except as disclosed in the Parent SEC Reports, there are no lawsuits pending or, to the best knowledge of the Parent, threatened against the Parent, or any of its subsidiaries, which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Parent nor any of its subsidiaries nor any of their property is subject to any judgment, injunction or decree, having a Material Adverse Effect.

  Section 2.11. Conduct of Business. The business of the Parent and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract or agreement to which the Parent or any of its subsidiaries is now a party or by which the Parent or any of its subsidiaries or any of their respective properties or assets may be bound, or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Parent or any of its subsidiaries, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as set forth on the Company Disclosure Schedule previously delivered by the Company to the Parent, the Company hereby represents and warrants to the Parent and Merger Sub as follows:

  Section 3.1. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any material necessary governmental authority to own, operate or lease its properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below) on the Company. The term "Subsidiary" means any corporation or other legal entity of which the Company or, if the context requires, the Surviving Corporation (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. When used in connection with the Company or any of its Subsidiaries the term "Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is or will be materially adverse to the business, results of operations or condition (financial or otherwise), liabilities or regulatory status of the Company and its Subsidiaries taken as a whole.

  Section 3.2. Articles of Incorporation and By-Laws. Attached to Schedule 3.2 are complete and correct copies of the Company's Articles of Incorporation and the By-Laws, each as amended to the date hereof, of the Company and the Company has heretofore furnished to Parent the Company's standard form of its stock option agreement. Such Articles of Incorporation, By-Laws and the equivalent organizational documents of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

  Section 3.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock. As of June 27, 1994, (i) 5,895,458 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) there were 649,162 shares of Company Common Stock reserved for issuance pursuant to options granted under the Stock Option Plans and 279,870 shares of Company Common Stock reserved for future issuance under the Stock Option Plans, and (iii) the Optical Radiation Corporation Consumer Optical Group Perform, Incentive and Motivate Plan has been validly canceled, and the Company has received waivers from all participants relating to such termination and has no liability thereunder. Schedule 3.3 identifies, as of June 27, 1994, the option holders, the number of shares subject to each option held, the exercise prices, vesting schedules and expiration dates of the outstanding options granted under the Option Plans. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.3 or on Schedule 3.3, there are not, as of the date hereof, any outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights, commitments or any other agreements of any character relating to the issued or unissued capital stock or other securities of the Company to which the Company is party or by which the Company is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, call, right, commitment or other such agreement.

  All the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary. Except for the Subsidiaries and except as set forth on Schedule 3.3, the Company does not directly or indirectly own a greater than 5% equity interest in any other corporation, partnership, joint venture or other business association or entity that is material to the assets, obligations and liabilities of the Company.

  Section 3.4. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's shareholders in accordance with California Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

  Section 3.5. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected,
(ii) violate or conflict with the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property is bound or affected, except in the case of (i) or (iii) for conflicts, violations, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect.

  (b) Except for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger or other documents as required by California Law, "takeover" or "blue sky" laws of various states, and except for any notice, filings, authorizations, consents or approvals which are required because of the regulatory status of the Company or any of its Subsidiaries or facts specifically applicable to them, the Company is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as aforesaid, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement.

  Section 3.6. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since August 1, 1991, and has heretofore delivered to the Parent, in the form filed with the SEC, its (i) Annual Reports on Form 10-K for the fiscal years ended July 31, 1993, July 31, 1992 and July 31, 1991, (ii) Quarterly Reports on Form 10-Q for the quarters ended October 31, 1993, January 30, 1994 and April 30, 1994, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since August 1, 1991, and (iv) all other reports or registration statements (other than Quarterly Reports on Form 10-Q) filed by the Company with the SEC since August 1, 1991 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

  (b) The consolidated financial statements contained in the Company SEC Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder by the SEC and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  (c) Except as reflected or reserved against in the consolidated financial statements contained in the Company SEC Reports, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate could have a Material Adverse Effect, except for liabilities incurred since April 30, 1994 in the ordinary course of business and consistent with past practice. Since April 30, 1994, neither the Company nor any of the Subsidiaries has incurred any liabilities material to the Company and the Subsidiaries taken as a whole, except (i) liabilities incurred in the ordinary course of business and consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger, (iii) liabilities disclosed on Schedule 3.7 or (iv) liabilities incurred in accordance with Section 4.2 hereof.

  Section 3.7. Absence of Certain Changes or Events. Since April 30, 1994, except as contemplated in this Agreement or as previously disclosed in the Company SEC Reports or as appears on Schedule 3.7, there has not been:

    (a) any Material Adverse Effect;

    (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries having a Material Adverse Effect;

    (c) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

    (d) any entry into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business or as contemplated by this Agreement except as permitted by Section 4.2 hereof;

    (e) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of the Company or any of the Subsidiaries that is material to the business, financial condition or operations of the Company and the Subsidiaries taken as a whole except as permitted by
  Section 4.2 hereof; or

    (f) any change by the Company in accounting principles or methods except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the Company SEC Reports.

  Since April 30, 1994, the Company and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and have not made any material change in the conduct of the business or operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, the Company has not, since such date, except for the contracts referred to in the Company SEC Reports or as disclosed on
Schedule 3.7, made any changes in executive compensation levels or in the manner in which other employees of the Company or the Subsidiaries are compensated or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any plan or arrangement existing on such date to any director, officer or employee, whether past or present, or committed itself to any collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan or arrangement, or to any employment or consulting agreement or to amend any of such plans or any of such agreements in existence on such date, in each case, other than increases in the ordinary course of business and consistent with past practice.

  Section 3.8. Trademarks and Patents. Except as disclosed on Schedule 3.8, no material infringement of any patent, patent right, trademark, trademark right, trade name or trade name right owned by or licensed by or to the Company or any of the Subsidiaries is known to the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect.

  Section 3.9. Litigation. Except as disclosed in the Company SEC Reports or on
Schedule 3.9, there are no lawsuits pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any judgment, injunction or decree, having a Material Adverse Effect except as disclosed on Schedule 3.9 or in the Company SEC Reports.

  Section 3.10. Employee Benefit Plans. None of the Company, any Subsidiary, or any "affiliate" (as defined in Section 407(d)(7) of ERISA): (i) has any defined benefit plans, (ii) provides, has provided or agreed to provide any post-retirement benefits which are required to be reported on the Company's financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106 and (iii) has received a notice of deficiency from the United States Department of Labor.

  Section 3.11. Labor Matters. Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries.

  Section 3.12. Joint Proxy Statement-Prospectus. None of the information supplied in writing by the Company, each of its officers, directors, representatives, agents or employees, for inclusion in the Joint Proxy Statement-Prospectus will on the date the Joint Proxy Statement-Prospectus is filed with the SEC, first mailed to shareholders in connection with the Company Shareholders' Meeting, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting or at the Effective Time, contain any statement, which at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to a material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by the Parent, Merger Sub, or their accountants, counsel or other authorized representatives for use in the Joint Proxy Statement-Prospectus.

  Section 3.13. Brokers. No broker, finder or investment banker (other than Donaldson Lufkin & Jenrette) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The fees and expenses to be incurred by the Company are estimated to be no greater than $2,500,000, absent extraordinary unanticipated circumstances and assuming counsel for Parent or Merger Sub will draft the Joint Proxy Statement-- Prospectus and that the Parent will bear printing and mailing costs of same. The Company will use its reasonable best efforts to minimize such costs and obtain back-up for all bills submitted for professional services.

  Section 3.14. Products Liability. Except as disclosed on Schedule 3.14, to the best knowledge of the Company, there is no notice or claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company or its Subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, which would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

  Section 3.15. Conduct of Business. The business of the Company and each of the Subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective Articles of Incorporation or By-laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, or (iii) to the best knowledge of the Company, any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of the Subsidiaries, except, with respect to the foregoing clauses (ii) and
(iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

  Section 4.1. Acquisition Proposals. The Company will notify the Parent immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company or any Subsidiary.

  Section 4.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Parent shall otherwise consent in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries other than with respect to the disposition of the OSP Division, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and the Company shall discontinue the business of the OSP Division at such time as the negative cash flow used in the business of the OSP Division from the date hereof through September 30, 1994 exceeds $1.25 million or, from September 30 through December 31, 1994, exceeds $250,000 per month. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Parent:

    (a) (i) issue, sell, pledge, dispose of, encumber, authorize, or propose the issuance, sale, pledge, disposition, encumbrance or authorization of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, of the Company or any of its Subsidiaries, other than pursuant to options granted prior to June 27, 1994; (ii) amend or propose to amend the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any of its Subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to the Shares; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of its capital stock, except in the performance of its obligations under existing employee plans; or (v) authorize or propose or enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(a);

    (b) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and in a manner consistent with past practices, sell, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or encumbrance of any material assets of the Company or any of its Subsidiaries other than the disposition of the OSP Division; (iii) incur any indebtedness for borrowed money, or enter into any contract or agreement, except in the ordinary course of business other than indebtedness (which may be secured) incurred for working capital on a short term basis in an amount greater than $5,000,000; (iv) make or commit on or before September 30, 1994, to capital expenditures which exceed by $400,000 the amount of planned capital expenditures set forth on a schedule previously disclosed to the Parent or make or commit to make aggregate capital expenditures in excess of $200,000 per month without first notifying the Parent, and no capital expenditures shall be used for the business of the OSP Division, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.2(b);

    (c) take any action other than in the ordinary course of business and in a manner consistent with past practice or pursuant to disclosed contracts (none of which actions shall be unreasonable or unusual) with respect to the grant of any severance or termination pay (otherwise than pursuant to policies of the Company or any of its Subsidiaries in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

    (d) make any payments (except in the ordinary course of business and in amounts and in a manner consistent with past practice or pursuant to disclosed contracts) to any employee of, or independent contractor or consultant to, the Company or any Subsidiary, enter into any new employee plan, any new employment or consulting agreement, grant or establish any new awards under such plan or agreement, or adopt or otherwise amend any of the foregoing otherwise than in the ordinary course consistent with past practice;

    (e) take any action except in the ordinary course of business and in a manner consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to accounting policies or procedures (including without limitation its procedures with respect to the payment of accounts payable); or

    (f) before the Effective Time, take any action to cause the shares of Company Common Stock to cease to be listed on the Nasdaq Stock Market.

  Section 4.3 No Shopping. Except with respect to the disposition of the OSP Division, the Company and its Subsidiaries will not, directly or indirectly, through any officer, director, employee, representative, agent, financial adviser or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or a portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise or participate in any negotiation regarding, or furnishing to any other person any information (except information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing. Notwithstanding the foregoing, the parties hereby agree that the Board of Directors of the Company may review and act upon an unsolicited proposal by any other person relating to any of the transactions referred to in the preceding sentence, and may participate in any negotiations regarding, or furnish to any other person any information with respect to, and otherwise cooperate in any way with, and assist in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing if the Board of Directors determines, based as to legal matters on the advice of legal counsel, that failing to review and act would constitute a breach of fiduciary duty, and such review and conduct will not violate this Agreement. The Company shall use its reasonable best efforts to cause all confidential materials previously furnished to any third parties to be promptly returned to the Company and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties. The Company shall immediately notify the Parent if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  Section 5.1. Joint Proxy Statement-Prospectus. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary joint proxy statement relating to the shareholder approvals required to consummate the Merger and a registration statement containing the preliminary prospectus with respect to the Parent Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as practicable, after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and the Parent shall file with the SEC the definitive Joint Proxy Statement-Prospectus and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable, and shall use all reasonable efforts to cause such Registration Statement to be declared effective by the SEC.

  Section 5.2. Shareholder Meetings. Promptly following the effectiveness of the Registration Statement, each of the Company and Parent shall promptly take all action necessary in accordance with applicable law and their respective Articles of Incorporation and By-Laws to convene the Company Shareholders' Meeting and the Parent Stockholders' Meeting. The shareholder votes or consents required for approval of the Merger will be no greater than that set forth in California Law. Each of Parent and the Company shall use its reasonable best efforts to solicit from their respective shareholders proxies in favor of, and shall take all other action necessary or advisable to secure any vote or consent of shareholders required in connection with, the issuance of the shares of Parent Common Stock in the Merger and to effect the Merger. The Parent agrees that it shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.

  Section 5.3. Compliance with the Securities Act. Prior to the Effective Time, the Company shall cause to be delivered to the Parent a letter from the Company, identifying all persons who were, in its opinion, at the time of the Company Shareholders' Meeting, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

  Section 5.4. HSR Act. The Company and the Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquires received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Section 5.5. Additional Agreements. The Company, the Parent and Merger Sub will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby and the Parent shall use its reasonable best efforts to have the shares of Parent Common

Stock issued in the Merger listed on the American Stock Exchange. Each of the parties hereto agrees to use all reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

  Section 5.6. Notification of Certain Matters. Each of the Company and the Parent shall give prompt notice to the other of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, the Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.7. Access to Information. From the date hereof to the Effective Time, (i) the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the other complete access at all reasonable times and on reasonable notice to its officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish the other with all financial, operating and other data and information as such party, through its officers, employees, agents or accountants, may reasonably request and (ii) the Parent shall cooperate with the Company as the Company shall reasonably request in connection with the Company's due diligence review of the Parent.

  (b) The Parent and the Company agree that each shall, and shall cause their respective affiliates and each of their respective officers, directors, employees, financial advisors and agents, to hold in strict confidence all data and information obtained by them from the other or the other's subsidiaries (unless such information is or becomes publicly available without the fault of any representative or public disclosure of such information is required by law in the opinion of counsel to such party) and shall ensure that the representatives do not disclose such information to others without the prior written consent of the other party.

  (c) In the event of the termination of this Agreement, the Company shall, and shall cause its affiliates to, return promptly every document furnished to them by the Parent or any subsidiary, division, associate or affiliate of the Parent in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause the representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

  Section 5.8. Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

  Section 5.9. Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Securities Act, the Exchange Act and the HSR Act. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

  Section 5.10. Agreement to Defend and Indemnify. If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations on indemnification contained in California Law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and the Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company, the Surviving Corporation or the Parent shall advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, the Surviving Corporation or the Parent, promptly as statements therefor are received; provided, however, that neither the Company, the Surviving Corporation nor the Parent shall have any obligation under this clause (i) unless they shall have received an undertaking from the Indemnified Party to promptly return any amounts paid by the Company, the Surviving Corporation or the Parent in the event that it shall ultimately have been determined that the Indemnified Party is not entitled to be indemnified under applicable law or any indemnification agreement with the Company to which he is a party, and (ii) the Company, the Surviving Corporation and the Parent will cooperate in the defense of any such matter; provided, however, that neither the Company, the Surviving Corporation nor the Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company, the Surviving Corporation nor the Parent shall be obliged pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the written opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. The Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years the Company's current directors' and officers' liability insurance which has been paid in full as of the date hereof. The Parent shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Certificate of Incorporation, By-Laws or any written indemnification agreement of the Company for a period of not less than six years following the Effective Time. This Section shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 7.1 hereof. Notwithstanding Section 8.7 hereof, this
Section is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

  (b) If the Parent, the Surviving Corporation or any of either of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Parent or Surviving Corporation assume the obligations set forth in this Section 5.10.

  Section 5.11. Restrictions on the Parent. During the term of this Agreement, the Parent shall not, and shall cause its affiliates not to, purchase or otherwise acquire beneficial ownership of any Shares or to sell or otherwise dispose of any Shares, in each case, other than pursuant to the Merger.

  Section 5.12. OSP Disposition. The Company will keep the Parent closely informed as to its efforts to effect the sale by the Company of its Ophthalmic Surgical Products Division (the "OSP Division"), consisting of its business, assets and liabilities relating to the manufacturing and marketing of intraocular lenses, and the business, assets and liabilities relating to the OSP Division's Corneal Topography Systems and Corneal Contouring, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company. The

Company may make such sales on terms it deems reasonable and appropriate, provided that no such terms shall be less favorable to the Company than the OSP Minimum Sale Terms set forth on Schedule 5.12, without the prior, written consent of the Parent. Pending the disposition of the OSP Division, or any portion thereof, the Company shall conduct the business of the OSP Division only in the ordinary course and shall not take any action that would, in any material respect, transfer cash or other assets of the Company to the OSP Division except for cash required to enable it to meet its obligations incurred in the ordinary course of its business.

  Section 5.13. Action by the Officers, Directors, etc. (a) The Company shall use its reasonable best efforts to cause its directors and officers to vote any Shares held in favor of the Merger.

  (b) The Parent shall use its reasonable best efforts to cause its directors, officers, subsidiaries and Benson Partners I, L.P. to vote all Shares beneficially held by any of them in favor of the Merger and to vote all shares of Parent Common Stock beneficially held by any of them in favor of the proposals to the stockholders of the Parent contemplated by the Agreement.

  Section 5.14. Dissemination of Certain Information. The Parent will promptly disclose through filings with the SEC under the Exchange Act the occurrence of any Material Adverse Effect upon the Parent or any of its subsidiaries occurring between April 30, 1994 and the Effective Time, and will promptly furnish to the Company a copy of such filing.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

  Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

    (a) Shareholder Approvals. (i) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company and (ii) the issuance of the shares of Parent Common Stock in the Merger shall have been approved and adopted by the requisite vote of the Parent's stockholders;

    (b) Amex Listing. The Parent Common Stock to be issued in the Merger shall have been authorized for listing on the American Stock Exchange upon official notice of issuance;

    (c) HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (d) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect; and

    (e) No Prohibition. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which prevents the consummation of the Merger or makes such consummation illegal.

  Section 6.2. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time; and

    (b) Agreements, Conditions and Covenants. The Parent and Merger Sub shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Effective Time.

  Section 6.3. Additional Conditions to Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to effect the Merger are also subject to the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time;

    (b) Agreements, Conditions and Covenants. The Company shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time;

    (c) Demand for Appraisal Rights. Holders of not more than 5% of the Company's Shares shall have made a demand for payment pursuant to appraisal rights under California Law by the conclusion of the Company Shareholders' Meeting; and

    (d) Cash Position of the Company. The Company shall have at least $30 million in cash that is free and clear of all liens or other encumbrances.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  Section 7.1. Termination. This Agreement may be terminated at any time before the Effective Time:

    (a) By mutual consent of the Boards of Directors of the Parent and the Company; or

    (b) By either the Parent or the Company if the Merger shall not have been consummated by December 31, 1994, provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

    (c) By either the Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

    (d) By the Parent if the Board of Directors of the Company (i) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the Parent and Merger Sub, (ii) recommends to the holders of Shares any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or (iii) resolves to do any of the foregoing; or

    (e) By the Company if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer that the Board of Directors of the Company determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of legal counsel, is more favorable to the Company's shareholders than the Merger, provided that any such termination by the Company shall not be effective until payment of the fees required by Section 7.3(a) and
  Section 7.3(b); or

    (f) By either the Parent or the Company if the other party shall have breached this Agreement hereunder in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the non-breaching party.

  Section 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of the Parent, Merger Sub or the Company, except (i) as set forth in Sections 7.3 and 8.1 hereof, and
(ii) nothing herein shall relieve any party from liability for any breach hereof.

  Section 7.3. Termination Fees and Expenses. (a) After this Agreement is terminated by the Company pursuant to Section 7.1(e) hereof or by the Parent pursuant to Section 7.1(f) hereof, the Company shall pay to the Parent by certified check or wire transfer to an account designated by the Parent, within one business day after receipt of a request therefor, an amount equal to the lesser of (i) $2,000,000 and (ii) all actual out-of-pocket costs and expenses of the Parent and Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, professional and service fees and expenses which amount shall be payable in same day funds.

  (b) Within one business day after this Agreement has been terminated by the Company pursuant to Section 7.1(e) hereof or by the Parent pursuant to Section 7.1(f) hereof, the Company shall pay to the Parent $4,000,000 by certified check or wire transfer to an account designated by the Parent which amount shall be payable in same day funds.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

  Section 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and
Section 5.10 shall survive the Effective Time indefinitely and those set forth in Sections 5.7(b), 5.7(c), 7.3 and 8.3 shall survive termination indefinitely.

  Section 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a) if to the Parent or Merger Sub:

      Benson Eyecare Corporation
      555 Theodore Fremd Avenue
      Suite B-302
      Rye, New York 10580

      Attention: Martin E. Franklin

    with a copy to:

      Willkie Farr & Gallagher
      One Citicorp Center
      153 East 53rd Street
      New York, New York 10022

      Attention: William J. Grant, Jr., Esq.

    (b) if to the Company:

      Optical Radiation Corporation
      1300 Optical Drive
      Azusa, California 91702

      Attention: Gary Patten

    with a copy to:

      Latham & Watkins
      701 B Street
      San Diego, California 92101

      Attention: Donald P. Newell, Esq.

  Section 8.3. Expenses. Except as provided in Section 7.3 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  Section 8.4. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

    (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

  Section 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

  Section 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement will constitute a binding agreement only when executed and delivered by the parties hereto and at such time will constitute the entire agreement and will supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

  Section 8.8. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

  Section 8.9. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by the Parent and Merger Sub, and by action taken by or on behalf of the Company's

Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would materially adversely impact the interests of the Company's shareholders or reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.10. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate of the Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

  Section 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except that California Law shall apply with respect to the Merger, in each case without regard to the principles of conflicts of law thereof.

  Section 8.12. Counterparts; Telecopier. This Agreement may be executed in one or more counterparts and by facsimile, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

  In Witness Whereof, the Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Optical Radiation Corporation

            /s/ Gary Patten                         /s/ Richard D. Wood
Attest: _____________________________     By: _________________________________
               Secretary                       President and Chief Executive
                                                          Officer

                                          Benson Eyecare Corporation

         /s/ Peter H. Trembath                    /s/ Martin E. Franklin
Attest: _____________________________     By: _________________________________
                                               Chairman and Chief Executive
                                                          Officer

                                          Benson Acquisition Corporation

         /s/ Peter H. Trembath                    /s/ Martin E. Franklin
Attest: _____________________________     By: _________________________________
                                               Chairman and Chief Executive
                                                          Officer

                                 SCHEDULE 5.12

                             OSP Minimum Sale Terms

  1. Assets to be sold shall consist only of assets primarily or exclusively dedicated to the OSP Division, and shall not include assets necessary to the continuing business of the Company and its continuing subsidiaries. No amount of cash in excess of $5,000 is to be included among the purchased assets.

  2. Liabilities to be assumed shall include all liabilities payable to trade creditors, sales commissions, payroll and related liabilities for transferred employees and current operating charges directly related to the current and ordinary production and sale of products of the OSP Division or otherwise primarily or exclusively related thereto. Liabilities required to be assumed shall not include product liability and patent infringement claims, environmental claims and other similar or contingent claims. The Company will, however, use its reasonable best efforts to obtain the broadest liability assumption available in such transaction.

  3. Representations, warranties and covenants (and survivability thereof) customary for a disposition of assets of this type.

  4. Indemnification for breaches of representations and warranties shall be subject to a basket customary for a disposition of assets of this type and size and consistent with the representations and warranties being given and a cap equal to the aggregate amount of the purchase price.

  5. Intercorporate agreements for shared office space, MIS services and the like will be negotiated on an arm's-length basis with reasonable terms and conditions (in no event less then the current cost of providing such services), and shall not in any event extend for a period of more than two years following the closing of the OSP Division sale.

  6. The consideration for the sale shall consist exclusively of cash and marketable securities, and any such securities shall have such registration rights as may be required to permit their prompt distribution to shareholders of the Company and/or sale.

  7. The purchase agreement and all agreements ancillary thereto shall not contain any unusual provisions for the enrichment of the purchaser of the OSP Division or any of its affiliates, or for the transfer of any assets of the Company other than assets of the OSP Division.

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of July 6, 1994, among Optical Radiation Corporation, a California corporation (the "Company"), Benson Eyecare Corporation, a Delaware corporation (the "Parent"), and Benson Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Parent ("Merger Sub").

                              W I T N E S S E T H:

  Whereas, the Company, the Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of June 30, 1994 (the "Merger Agreement"); and

  Whereas, the Company, the Parent and Merger Sub desire to amend certain of the terms of the Merger Agreement.

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Parent and Merger Sub hereby agree as follows:

  1. The third "Whereas" clause of the Merger Agreement is hereby amended to delete the word "Shares" where it first occurs and substitute in its place the following:

  "shares (the "Shares") of Common Stock, $.50 par value, of the Company ("Company Common Stock")"

  2. Section 1.10(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

    Section 1.10 Stock Options. (a) Prior to the Effective Time, the Company and the Stock Option Committee of its Board of Directors shall take all action reasonably necessary or appropriate to offer each holder of options outstanding under the Incentive Stock Option Plan for Key Employees (the "1981 Plan") and the 1987 Stock Option Plan for Directors, Officers and Executive and Key Employees (the "1987 Plan" and together with the 1981 Plan, the "Stock Option Plans") the opportunity, by written notice delivered to the Company at least two business days prior to the Effective Time, to exchange each of his or her options for:

    (i) a cash amount equal to the product of (X) the number of Shares subject to such option and (Y) the difference between $23.00 and the per share exercise price of such option, payable at the Effective Time, provided, however, that if the option exercise price is greater than or equal to $23.00 per Share, then no amounts shall be payable under this subclause (i); and

    (ii) an amount (payable on the OSP Disposition Date in shares of Parent Common Stock valued at the Average OSP Disposition Price) equal to the product of (W) the number of Shares subject to such option and (X) the excess, if any, of

      (A) the Merger Consideration per Share (expressed in dollars, with Parent Common Stock valued at the Average Closing Price) over

      (B) the greater of (Y) the per share exercise price of such option and (Z) $23 per share.

  The Parent Common Stock issuable pursuant to this subclause (ii) will be obtained by the Surviving Corporation as follows: (1) if applicable, the Parent will furnish to the Surviving Corporation, without additional consideration, a number of shares of Parent Common Stock equal to the number of Shares subject to such option multiplied by the fraction referred to in Section 1.6(b)(iii) and (2) the Surviving Corporation will purchase from the Parent in exchange for OSP Disposition Proceeds of like value all remaining shares of Parent Common Stock so issuable.

  3. Section 5.7(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

  From the date hereof to the Effective Time, (i) the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of the Parent complete access at all reasonable times and on reasonable notice to its officers, employees, agents, accountants, properties, offices and other facilities and to all books and records, and shall furnish the Parent with all financial, operating and other data and information as such party, through its officers, employees, agents or accountants, may reasonably request and
  (ii) the Parent shall cooperate with the Company as the Company shall reasonably request in connection with the Company's due diligence review of the Parent.

  4. Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed thereto in the Merger Agreement.

  5. Except as expressly amended by this Amendment No. 1, the Merger Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment No. 1.

  6. This Amendment No. 1 shall be governed and construed on the same basis as the Merger Agreement, as set forth therein.

  In Witness Whereof, the Parent, Merger Sub and the Company have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Optical Radiation Corporation

            /s/ Gary Patten                         /s/ Richard D. Wood
Attest: _____________________________     By: _________________________________
                                               President and Chief Executive
                                                          Officer

                                          Benson Eyecare Corporation

         /s/ Desiree DeStefano                    /s/ Martin E. Franklin
Attest: _____________________________     By: _________________________________
                                               Chairman and Chief Executive
                                                          Officer

                                          Benson Acquisition Corporation

         /s/ Desiree DeStefano                    /s/ Martin E. Franklin
Attest: _____________________________     By: _________________________________
                                               Chairman and Chief Executive
                                                          Officer

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

  This Amendment No. 2 To Agreement and Plan of Merger, dated as of August 29, 1994, among Optical Radiation Corporation, a California corporation (the "Company"), Benson Eyecare Corporation, a Delaware corporation (the "Parent"), and Benson Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Parent ("Merger Sub").

                               W I T N E S E T H:

  Whereas, the Company, the Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of June 30, 1994, as amended by Amendment No. 1 thereto dated July 6, 1994 (the "Merger Agreement"); and

  Whereas, the Company, the Parent and Merger Sub desire to amend certain of the terms of the Merger Agreement.

  Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Parent and Merger Sub hereby agree as follows:

  1. Section 1.10(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and inserting the following in lieu thereof:

    Section 1.10 Stock Options. (a) Prior to the Effective Time, the Company and the Stock Option Committee of its Board of Directors shall take all action reasonably necessary or appropriate to offer each holder of options ("ORC Options") outstanding under the Incentive Stock Option Plan for Key Employees (the "1981 Plan") and the 1987 Stock Option Plan for Directors, Officers and Executive and Key Employees (the "1987 Plan" and together with the 1981 Plan, the "Stock Option Plans") the opportunity, by written notice delivered to the Company at least five business days prior to the Effective Time, to either (I) or (II):

    (I) Exchange each of his or her ORC Options for:

    (i) a cash amount equal to the product of (X) the number of Shares subject to such ORC Options and (Y) the difference between $23.00 and the per share exercise price of such ORC Options, payable at the Effective Time, provided, however, that if the option exercise price is greater than or equal to $23.00 per Share, then no amounts shall be payable under this subclause (i); and

    (ii) an amount (payable on the OSP Disposition Date in shares of Parent Common Stock valued at the Average OSP Disposition Price) equal to the product of (W) the number of Shares subject to such ORC Options and (X) the excess, if any, of

    (A) the Merger Consideration per Share (expressed in dollars, with Parent Common Stock valued at the Average Closing Price) over

    (B) the greater of (Y) the per share exercise price of such ORC Options and (Z) $23 per share.

  The Parent Common Stock issuable pursuant to this subclause (ii) will be obtained by the Surviving Corporation as follows: (1) if applicable, the Parent will furnish to the Surviving Corporation, without additional consideration, a number of shares of Parent Common Stock equal to the number of Shares subject to such ORC Options multiplied by the fraction referred to in Section 1.6(b)(iii) and (2) the Surviving Corporation will purchase from the Parent in exchange for OSP Disposition Proceeds of like value all remaining shares of Parent Common Stock so issuable.

    (II) Convert his or her ORC Options into options issued under the Benson Eyecare Corporation 1992 Stock Option Plan ("Parent Options") to purchase a number of shares of Parent Common Stock equal to the product of (i) the number of Shares subject to the ORC Options to be converted, and (ii) the "Option Exchange Ratio," determined as the quotient of (X) the Merger Consideration per Share (expressed in dollars, with Parent Common Stock valued at the Average Closing Price) and (Y) the Average Closing Price per share of Parent Common Stock. The price per share of such Parent Options shall equal to the quotient of (A) the original option price per share applicable to the holder's ORC Options, and (B) the Option Exchange Ratio. The Parent Options so acquired by each holder will be fully vested and exercisable, and will be subject to the same terms and conditions applicable to the ORC Options, to the extent permissible under the terms of the Benson Eyecare Corporation 1992 Stock Option Plan.

  2. Capitalized terms used but not defined in this Amendment No. 2 shall have the respective meanings ascribed thereto in the Merger Agreement.

  3. Except as expressly amended by this Amendment No. 2, the Merger Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment No. 2.

  4. This Amendment No. 2 shall be governed and construed on the same basis as the Merger Agreement, as set forth therein.

  In Witness Whereof, the Parent, Merger Sub and the Company have caused this Amendment No. 2 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Optical Radiation Corporation

            /s/ Gary Patten                         /s/ Richard D. Wood
Attest: _____________________________     By: _________________________________
                                               President and Chief Executive
                                                          Officer

                                          Benson Eyecare Corporation

         /s/ Desiree DeStefano                    /s/ Martin E. Franklin
Attest: _____________________________     By: _________________________________
                                               Chairman and Chief Executive
                                                          Officer

                                          Benson Acquisition Corporation

         /s/ Desiree DeStefano                    /s/ Martin E. Franklin
Attest: _____________________________     By: _________________________________
                                               Chairman and Chief Executive
                                                          Officer

                                                                         ANNEX B

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                                          September 12, 1994

Board of Directors
Optical Radiation Corporation
1300 Optical Drive
Azusa, CA 91702

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the shareholders (excluding Benson Eyecare Corporation ("Benson") and its affiliates and its direct and indirect subsidiaries) of Optical Radiation Corporation, a California corporation (the "Company"), of the consideration to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger dated as of June 30, 1994, as amended, among Benson, the Company and Benson Acquisition Corporation, a wholly owned subsidiary of Benson (the "Agreement").

  Pursuant to the Agreement, Benson Acquisition Corporation will be merged (the "Merger") with and into the Company. By virtue of the Merger, each share of common stock of the Company shall be converted into the right to receive (i) $17.00 in cash; (ii) the number of shares of Benson common stock equal to the Exchange Ratio; and (iii) a pro rata share of the OSP Disposition Proceeds (not including the amount payable with respect to Company stock options as provided in the Agreement) equal to the amount of such proceeds divided by the total number of such shares entitled to receive such proceeds plus, to the extent that the amount of such pro rata share has a value at the time of its receipt by the shareholders of less than $2.00, a fraction of a share of Benson common stock having a value, valued at the Average OSP Disposition Price, equal to the amount of such difference (collective, the "Merger Consideration"). Any capitalized term not otherwise defined herein shall have the meaning assigned to such term in the Agreement.

  In arriving at our opinion, we have reviewed the Agreement, the Registration Statement on Form S-4 and financial and other information that was publicly available or furnished to us by the Company and Benson including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial projections of the Company on a stand-alone basis for the period beginning August 1, 1994 and ending July 31, 1996 prepared by the management of the Company and certain financial results of Benson for the fiscal year ended December 31, 1993 and certain internal financial projections of Benson on a stand-alone basis for the period beginning January 1, 1994 and ending December 31, 1996, in each case, adjusted for acquisitions completed by Benson, the pending disposition of Benson's retail businesses and laboratory and the completion of a $40 million offering of convertible subordinated notes on May 2, 1994, prepared by the management of Benson. In addition, we have compared certain financial and securities data of the Company and Benson with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Benson, reviewed prices, premiums and implied multiples paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Benson or their representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and Benson as to the future operating and financial performance of the

Board of Directors                                            September 12, 1994
Optical Radiation Corporation
Page 2
Company and Benson, respectively. We did not make any independent evaluation of the assets, liabilities or operations of the Company or Benson, nor did we verify any of the information reviewed by us. We made no independent investigation of any legal matters affecting the Company or Benson and assumed the correctness of all legal advice given to the Board of Directors of the Company by its counsel.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Benson common stock will actually trade at any time. Also, we are expressing no opinion herein as to the amount or nature of the net proceeds to be realized from the sale of the Company's Ophthalmic Surgical Products Division. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, including the sale of the Company's Ophthalmic Surgical Products Division, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

  Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders (excluding Benson and its affiliates and its direct and indirect subsidiaries) from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                              /s/ Peter Nolan
                                          By: _________________________________
                                            Peter Nolan
                                            Managing Director

                                                                         ANNEX C

                      [SALOMON BROTHERS INC LETTERHEAD]

                                                                   June 30, 1994

Board of Directors
Benson Eyecare Corporation
555 Theodore Fremd Avenue
Suite B-302
Rye, NY 10580

Members of the Board:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Benson Eyecare Corporation ("Benson"), of the Merger Consideration (as defined below) to be paid by Benson in the proposed acquisition by Benson of Optical Radiation Corporation ("Optical") provided for in the Agreement and Plan of Merger, dated as of June 30, 1994 (the "Agreement"), among Benson, Optical and Benson Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Benson, pursuant to which Merger Sub will be merged (the "Merger") with and into Optical.

  As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, at the effective time of the Merger (the "Effective Time"), each then issued and outstanding share of common stock, par value $.50 per share ("Optical Common Stock"), of Optical (other than shares held in the treasury of Optical or by any direct or indirect wholly-owned subsidiary of Optical or as to which appraisal rights have been properly exercised under applicable California law) (the "Merger Eligible Shares") will be converted into the right to receive consideration (the "Merger Consideration") consisting of (a) $17.00 in cash, (b) a fraction of a share of common stock, par value $.01 per share ("Benson Common Stock"), of Benson equal to the Exchange Ratio (as defined below), (c) the OSP Consideration (as defined below), if any, and
(d) if the value of the OSP Consideration at the time of its receipt is less than $2.00 (or if there is no OSP Consideration), an additional fraction of a share of Benson Common Stock having a value equal to such difference (or, if there is no OSP Consideration, equal to $2.00).

  The term "Exchange Ratio" means the fraction (rounded to the nearest ten thousandth) equal to: (i) $8.10 divided by the Average Closing Price (as defined in the Agreement), if the Average Closing Price exceeds $10.80; (ii) 0.750, if the Average Closing Price is $10.80 or less, but more than $7.20;
(iii) one-half of the sum of (x) 0.750 and (y) the quotient obtained by dividing $5.40 by the Average Closing Price, if the Average Closing Price is $7.20 or less but more than $6.00; and (iv) 0.825, if the Average Closing Price is $6.00 or less. Notwithstanding the foregoing, in the event that the Average Closing Price is less than $6.00, Optical will have the right to terminate the Agreement unless Benson at that time agrees to adjust the Exchange Ratio upwards to be equal to the quotient obtained by dividing $4.95 by such Average Closing Price. However, in rendering this opinion we have assumed that if the Average Closing Price is less than $6.00, the Benson Board of Directors would not elect to pursue the Merger if the Exchange Ratio would be greater than 0.825.

  The Agreement further contemplates that Optical will continue to try to sell its Opthalmic Surgical Products Division (the "OSP Division"), and that any proceeds therefrom received prior to December 31, 1994 pursuant to agreements entered into on or prior to the Effective Time (net of tax effects and transaction expenses), less 15% of the amount, if any, by which such proceeds exceed $19,195,560 (the "OSP Proceeds"), will be distributed to the Merger Eligible Shares at the Effective Time or, under the circumstances described in the Agreement, when actually received by Optical. The OSP Consideration means the quotient obtained by dividing the OSP Proceeds, if any, less certain amounts allocable under the Agreement to the consideration payable in the Merger to holders of outstanding options to acquire Optical Common Stock, by the number of the Merger Eligible Shares.

  Consummation of the Merger is conditioned upon, among other things, (i) approval and adoption of the Agreement by the shareholders of Optical; (ii) approval of the issuance of the shares of Benson Common Stock in the Merger by the shareholders of Benson; (iii) holders of not more than 5% of the outstanding shares of Optical Common Stock demanding appraisal rights under California law; and (iv) Optical at the Effective Time having at least $30 million in available cash.

  As you are aware, we have acted as financial advisor to Benson in connection with the Merger and will receive fees from Benson for our services, a significant amount of which is contingent upon consummation of the Merger. Additionally, we acted as lead underwriter for the May 1994 issuance by Benson of $40 million of convertible subordinated notes. In addition, in the ordinary course of our business, we may actively trade the securities of both Benson and Optical for our own account and for the accounts of customers (we act as a market maker for the Benson convertible subordinated notes) and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning Benson, including the Annual Reports on Form 10-K of Benson for each of the years in the two-year fiscal period ended December 31, 1993, and the Quarterly Report on Form 10-Q of Benson for the quarter ended March 31, 1994; (iii) certain other internal information, primarily financial in nature, concerning the business and operations of Benson furnished to us by Benson for purposes of our analysis, including projections of the future financial performance of Benson and an estimate of the potential cost savings and operating synergies from the Merger; (iv) certain publicly available information concerning the trading of, and the trading market for, Benson Common Stock; (v) certain publicly available information concerning Optical, including the Annual Reports on Form 10-K of Optical for each of the years in the three-year fiscal period ended July 31, 1993, and the Quarterly Reports on Form 10-Q of Optical for the quarters ended October 31, 1993, January 30, 1994 and April 30, 1994; (vi) certain other internal information, primarily financial in nature, concerning the business and operations of Optical furnished to us by Optical for purposes of our analysis, including projections of the future financial performance of Optical (without the OSP Division); (vii) certain publicly available information concerning the trading of, and the trading market for, Optical Common Stock; (viii) certain publicly available information with respect to certain other companies that we believe to be comparable in certain respects to Benson or Optical and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of Benson and Optical to discuss the foregoing, as well as other matters we believe relevant to our inquiry.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have not attempted independently to verify any of such information. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements of Benson and Optical at the time of preparation as to the respective future financial performances of Benson and Optical, including projected cost savings and operating synergies from the Merger. We express no view as to such projections or the assumptions on which they are based. We have not conducted a physical investigation for valuation purposes of any of the properties or facilities of Benson or Optical, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities.

  With respect to certain legal and financial matters pertaining to the planned sale of the OSP Division, including the identification and quantification of contingent liabilities of the OSP Division that might remain with Optical following such a sale, we have relied, without independent investigation, upon the estimates, advice and diligence investigation of management of Benson and, for purposes of our opinion expressed herein, we have assumed with your consent that the present value of any such contingent liabilities retained by Optical following a sale of the OSP Division will not exceed $2 million.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position and results of operations of Benson, Optical (both with and without the OSP Division) and the OSP Division (on a stand-alone basis); (ii) the business prospects of Benson and Optical (without the OSP Division); (iii) the historical and current market for Benson Common Stock, Optical Common Stock and the equity securities of certain other companies that we believe to be comparable in certain respects to Benson or Optical; (iv) the potential pro forma financial effects of the Merger (based on the projections and estimates described herein); (v) Optical's representations as to its contacts and discussions with certain prospective purchasers of all or portions of the OSP Division, and the results thereof; and (vi) the nature and terms (including premiums paid) of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions, as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, to Benson of the Merger Consideration to be paid by Benson in the Merger, and does not address Benson's underlying business decision to effect the Merger. Our opinion is delivered solely for your use and consideration, and does not constitute a recommendation to any security holder of Benson as to how to vote in connection with approval and adoption of the Agreement or the issuance of shares of Benson Common Stock in the Merger.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that the Merger Consideration to be paid by Benson in the Merger is fair, from a financial point of view, to Benson.

                                          Very truly yours,

                                          /s/ Salomon Brothers Inc

                                          Salomon Brothers Inc

                                                                         ANNEX D

                       CALIFORNIA GENERAL CORPORATION LAW

                         Chapter 13. Dissenters' Rights

(S) 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATION; DEMAND FOR PURCHASE; TIME; CONTENTS

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considered equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

(S) 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307. DIVIDENDS ON DISSENTING SHARES

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311. EXEMPT SHARES

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX E

   SECOND AMENDMENT TO THE BENSON EYECARE CORPORATION 1992 STOCK OPTION PLAN

  Pursuant to Article XVIII of the Benson Eyecare Corporation 1992 Stock Option Plan (the "Plan") and pursuant to (i) the resolution of the stockholders of Benson Eyecare Corporation (the "Company"), duly adopted on October , 1994 and
(ii) the Unanimous Written Consent of the Stock Option Committee of the Company, duly adopted on August 16, 1994, the Plan is hereby amended as follows:

  1. The prior approval of the stockholders of the Company having been obtained at the Special Meeting of Stockholders held on October , 1994, the first sentence of Article I of the Plan is hereby amended, to increase the number of shares which the Company is authorized to issue under the Plan, as follows:

    "The total number of shares of Common Stock, par value $.01 per share, of the Company which may be purchased or acquired pursuant to the exercise of Options or Rights granted under the Plan shall not exceed, in the aggregate, 2,300,000 shares of the authorized Common Stock of the Company, plus, an amount, not to exceed 1,300,000 shares (equal to the number of shares of the Company's Common Stock subject to options that may be awarded by the Company to certain employees of Optical Radiation Corporation), for an aggregate maximum of 3,600,000 shares of the Company's Common Stock which may be granted under the Plan (the "Shares"), such number subject to adjustment as provided in Article XII hereof."

  2. The foregoing amendments shall be deemed to have been effective immediately upon approval thereof by the Company's stockholders of Stock Option Committee, as appropriate.

  3. Except as amended herein, the Plan shall remain unmodified and in full force and effect.

Dated: October  , 1994

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had to reasonable cause to believe his conduct was unlawful.

          A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

          In accordance with Section 145 of the DGCL, Section EIGHTH of the Benson Eyecare Corporation ("Benson") Restated Certificate of Incorporation, as amended (the "Restated Certificate") and Article VI, Sections 1-3, of the Benson By-Laws (the "By-Laws") provide that Benson shall indemnify each person who is or was a director, officer, employee or agent of Benson (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of Benson as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Restated Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Benson in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Benson. Section NINTH of the Restated Certificate provides that a director of Benson shall not be personally liable to Benson or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Benson or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the shareholders of this Section NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Benson shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

          Section 9 of the By-Laws provides that Benson may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

          Benson has entered into indemnification agreements with each of its current directors and certain of its officers and other key personnel, pursuant to which Benson has agreed to indemnify each indemnitee to the fullest extent authorized by law, against any and all damages, judgments, settlements and fines ("losses") in connection with any action, suit, arbitration or proceeding, or any inquiry or investigation, whether brought by or in the right of the Company or otherwise, whether civil, criminal, administrative, investigative or other, or any appeal therefrom, by reason of an indemnitee's serving as a director of Benson. An indemnitee is not entitled to indemnification for any losses that are (i) based or attributable to the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not entitled, (ii) for the return by the indemnitee of any remuneration paid to the indemnitee without the previous approval of the stockholders of the Company which is illegal, (iii) for violations of Section 16 of the Securities Exchange Act of 1934 or similar provisions of state law, (iv) based upon knowingly fraudulent, dishonest or willful misconduct and (v) not permitted to be covered by applicable law. The agreements provide that the indemnification under the agreement is not exclusive of any other rights the indemnitee may have under the Restated Certificate, the By-Laws, the DGCL or any agreement or vote of shareholders.

Item 21.  Exhibits and Financial Statements Schedules.


A.  Exhibits.
    --------

2.1 Agreement and Plan of Merger, dated as of June 30, 1994, among Optical Radiation Corporation, Benson Eyecare Corporation and Benson Acquisition Corporation (included as Annex A to the Joint Proxy Statement/Prospectus)

2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of July 6, 1994, among Optical Radiation Corporation, Benson Eyecare Corporation and Benson Acquisition Corporation (included as Annex A to the Joint Proxy Statement/Prospectus)

2.3 Amendment No. 2 to Agreement and Plan of Merger, dated as of August 29, 1994, among Optical Radiation Corporation, Benson Eyecare Corporation and Benson Acquisition Corporation (included as Annex A to the Joint Proxy Statement/Prospectus)

5.1       Opinion of Willkie Farr & Gallagher

23.1      Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

23.2      Consent of Price Waterhouse LLP

23.3      Consent of KPMG Peat Marwick LLP, Orange County, California

23.4      Consent of KPMG Peat Marwick LLP, Jericho, New York

23.5      Consent of Weber, Lipshie & Co.

23.6      Consent of Tuggle, Burton & Co., P.C.

23.7      Consent of Arthur Andersen LLP

24        Power of Attorney (included on the signature page)

99.1      Partnership Agreement of Benson Partners I, L.P.

99.2 Form of Agreement among Benson Eyecare Corporation, Benson Services, Inc. and each of the limited partners of Benson Partners I, L.P.

- ----------------



B.  Financial Statements Schedules.
    ------------------------------

     No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


C.  Report, Opinions and Appraisals.
    -------------------------------

     Reference is made to Annexes B and C included as part of the Joint Proxy Statement/Prospectus.


Item 22.  Undertakings.

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), and is used in connection with an offering of securities subject to Rule

415 of the Securities Act, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (6) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (7) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (8) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
- ---- ----

     (9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on September 12, 1994.



                                 BENSON EYECARE CORPORATION



                                 By: /s/ Martin E. Franklin
                                    ------------------------
                                     By:  Martin E. Franklin
                                     Title:  Chairman, Chief
                                            Executive Officer
                                            and President


                               POWER OF ATTORNEY

     Each of the undersigned directors of Benson Eyecare Corporation hereby severally constitutes and appoints Martin E. Franklin and Ian G.H. Ashken, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                Date
- ---------                    -----                                ----

/s/ Martin E. Franklin                                      September 12, 1994
- ----------------------       Chairman of the Board of
    Martin E. Franklin       Directors, Chief Executive
                             Officer and President

/s/ Warren B. Kanders                                       September 12, 1994
- ---------------------        Vice Chairman of the Board
    Warren B. Kanders        of Directors

/s/ Ian G.H. Ashken                                         September 12, 1994
- --------------------         Chief Financial Officer,
    Ian G.H. Ashken          Assistant Secretary and
                             Director

/s/ Burtt R. Ehrlich                                        September 12, 1994
- --------------------         Director
    Burtt R. Ehrlich

/s/ Charles D. Fritch                                       September 12, 1994
- ---------------------        Director
    Charles D. Fritch

/s/ Richard W. Hanselman                                    September 12, 1994
________________________     Director
    Richard W. Hanselman

/s/ Charles F. Sydnor                                       September 12, 1994
- ---------------------        Director
    Charles F. Sydnor

/s/ Raymond S. Troubh                                       September 12, 1994
- ---------------------        Director
    Raymond S. Troubh

                                 EXHIBIT INDEX

EXHIBIT NO.                                                                                   PAGE
- -----------                                                                                   ----
   2.1            Agreement and Plan of Merger, dated as of June 30, 1994, among Optical
                  Radiation Corporation, Benson Eyecare Corporation and Benson Acquisition
                  Corporation (included as Annex A to the Joint Proxy Statement/Prospectus)

   2.2            Amendment No. 1 to Agreement and Plan of Merger, dated as of July 6, 1994, among Optical Radiation Corporation, Benson Eyecare Corporation and Benson
                  Acquisition Corporation (included as Annex A to the Joint Proxy
                  Statement/Prospectus)

   2.3            Amendment No. 2 to Agreement and Plan of Merger, dated as of August 29,
                  1994, among Optical Radiation Corporation, Benson Eyecare Corporation and
                  Benson Acquisition Corporation (included as Annex A to the Joint Proxy
                  Statement/Prospectus)

   5.1            Opinion of Willkie Farr & Gallagher

   23.1           Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

   23.2           Consent of Price Waterhouse LLP

   23.3           Consent of KPMG Peat Marwick LLP, Orange County, California

   23.4           Consent of KPMG Peat Marwick LLP, Jericho, New York

   23.5           Consent of Weber, Lipshie & Co.

   23.6           Consent of Tuggle, Burton & Co., P.C.

   23.7           Consent of Arthur Andersen & Co.

   24             Power of Attorney (included on the signature page)

   99.1           Partnership Agreement of Benson Partners I, L.P.

   99.2           Form of Agreement among Benson Eyecare Corporation, Benson Services, Inc.
                  and each of the limited partners of Benson Partners I, L.P.

- ----------------